Certain confidential information contained in this exhibit was omitted by means of redacting a portion of the text and replacing it with [***]. This exhibit (containing the non-public information) has been filed separately with the Secretary of the Securities and Exchange Commission without redaction pursuant to a Confidential Treatment Request under Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 406

Exhibit 10.11

EXECUTION COPY

LOAN AND SERVICING AGREEMENT

Dated as of July 23, 2010

among

DT WAREHOUSE IV, LLC,

as Borrower

DT CREDIT COMPANY, LLC,

as Servicer

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Backup Servicer, Paying Agent and Securities Intermediary

THE PERSONS FROM TIME TO TIME

PARTY HERETO AS CONDUIT LENDERS,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME

PARTY HERETO AS COMMITTED LENDERS,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME

PARTY HERETO AS MANAGING AGENTS,

and

THE ROYAL BANK OF SCOTLAND PLC,

as Program Agent

EXHIBITS AND SCHEDULES

EXHIBIT A	Reserved
EXHIBIT B	Form of Borrowing Request
EXHIBIT C-1	Form of Monthly Report
EXHIBIT C-2	Form of Monthly Serviced Portfolio Report
EXHIBIT D	Form of Contract
EXHIBIT E	List of Offices of Borrower where Records are Kept
EXHIBIT F	List of Lock-Boxes, Lock-Box Processors; Depository Accounts; Depository Account Banks and Alternate Payment Locations
EXHIBIT G	List of Closing Documents
EXHIBIT H	Form of Assignment and Acceptance
EXHIBIT I	Form of Joinder Agreement
EXHIBIT J	Form of Prepayment Notice
EXHIBIT K	Form of Notice of Exclusive Control
EXHIBIT L	Form of Note
EXHIBIT M	Form of Borrowing Base Certificate
EXHIBIT N	Master Agency Agreement

SCHEDULE I	Lender Groups
SCHEDULE II	Notice Addresses
SCHEDULE III	Approved Sub-servicers
SCHEDULE IV	Contract Debtor Documents
SCHEDULE V	Employee Purchase Program Terms

LOAN AND SERVICING AGREEMENT

This LOAN AND SERVICING AGREEMENT, dated as of July 23, 2010 is among DT WAREHOUSE IV, LLC, a Delaware limited liability company, as Borrower, DT CREDIT COMPANY, LLC, an Arizona limited liability company, as Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Backup Servicer, Paying Agent and Securities Intermediary, THE COMMERCIAL PAPER CONDUITS FROM TIME TO TIME PARTY HERETO, as Conduit Lenders, THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO, as Committed Lenders, THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO, as Managing Agents, and THE ROYAL BANK OF SCOTLAND PLC, as Program Agent for the Conduit Lenders and the Committed Lenders. Capitalized terms used herein shall have the meanings specified in Section 1.01.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower may from time to time purchase Contracts and related assets from the Originator pursuant to the Purchase Agreement;

WHEREAS, to fund its purchases under the Purchase Agreement, the Borrower may from time to time request Loans from the Lenders on the terms and conditions of this Agreement;

WHEREAS, the Conduit Lenders may, in their sole discretion, make Loans so requested from time to time, and if a Conduit Lender in any Lender Group elects not to make any such Loan or if there are no Conduit Lenders in a Lender Group, the Committed Lenders in such Lender Group have agreed that they shall make such Loan, in each case subject to the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party agrees as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accepted Servicing Practices” means, with respect to any Contract, those servicing practices (including collection procedures) of prudent subprime auto loan servicing institutions which service auto loans of the same type as such Contract in the jurisdiction where such Contract is located, and which are in accordance with the practices described in the Credit and Collection Policy.

“Account Bank” means each of the Depository Account Bank and the Securities Intermediary.

“Accounting Period” means a calendar month.

“Adjusted LIBO Rate” means, for any Interest Period, an interest rate per annum obtained by dividing (i) the LIBO Rate for such Interest Period by (ii) a percentage equal to 100% minus the LIBO Rate Reserve Percentage for such Interest Period.

“Adverse Claim” means a Lien other than any Permitted Lien.

“Affected Party” means any Lender, RBS, individually and in its capacity as Program Agent, any Managing Agent, any Liquidity Provider and, with respect to each of the foregoing, the parent company that controls such Person.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Aggregate Commitment” means, at any time, the sum of the Commitments then in effect. The Aggregate Commitment as of the date hereof is $50,000,000, and shall be subject to increase pursuant to Section 2.03.

“Agreement” means this Loan and Servicing Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternate Payment Location” means each location listed on Exhibit F where Contract Debtors are permitted to make payments in respect of the Pledged Contracts, as amended from time to time in accordance herewith.

“Alternative Rate” means, with respect to a Loan on any day, an interest rate per annum equal to the sum of the Margin plus the Adjusted LIBO Rate for such Interest Period; provided, however, that:

(i) if a LIBOR Disruption Event is continuing on such day,

(ii) if the applicable Lender does not receive a request, by no later than 12:00 p.m. (New York City time) on the Business Day preceding the first day of the related Interest Period that such Loan shall be funded at the Adjusted LIBO Rate,

(iii) if, after giving effect to such Loan, the aggregate Principal Amount of all Loans held by the applicable Lender, is less than $500,000, or

(iv) if the Borrower elects to fund such Loan at the Base Rate,

the Alternative Rate shall be an interest rate per annum equal to the Base Rate in effect from time to time during such Interest Period plus the Margin.

“Amount Financed” means, with respect to a Contract, the aggregate amount originally advanced under such Contract toward the purchase price of the Financed Vehicle and any related costs (exclusive of any Optional Contract Debtor Insurance).

“Annual Percentage Rate” or “APR” means, with respect to a Contract, the annual percentage rate of finance charges stated in such Contract.

“Approved Indebtedness” means any Indebtedness of DTAC and/or DTAG that satisfies all of the following criteria:

(i) such Indebtedness is subordinated in right of payment to all senior secured Indebtedness of DTAC and DTAG and, if such Indebtedness is secured Indebtedness, the Liens securing such Indebtedness are subordinated to the Liens securing all senior secured Indebtedness of DTAC and DTAG; and

(ii) (A) such Indebtedness has a scheduled maturity date no earlier than 24 months following the Commitment Termination Date, (B) if such Indebtedness is not represented by one or more notes in registered global form with The Depository Trust Company or a similar clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended, unless otherwise consented to in writing by the Majority Managing Agents, such Indebtedness is governed by documents which expressly provide that interest and principal payments with respect to such Indebtedness shall not be paid to the holders thereof from and after the occurrence of an Event of Termination or Incipient Event of Termination, (C) the documents governing such Indebtedness do not contain financial covenants more restrictive on the DT Entities than those set forth in Section 7.01 (k) through (o) and (D) the documents governing such Indebtedness may not be amended without the prior written consent of the Program Agent.

“Approved Sub-servicer” means each Person (i) appointed by the Servicer pursuant to Section 6.01(g) to perform certain of the obligations of the Servicer hereunder, (ii) approved by the Borrower, the Servicer, the Program Agent and the Managing Agents and (iii) identified on Schedule III hereto, as such, Schedule III may be amended from time to time with the consent of the Borrower, the Servicer, the Program Agent and the Managing Agents.

“Assignment and Acceptance” means an agreement substantially in the form set forth as Exhibit H hereto pursuant to which a new Conduit Lender or Committed Lender becomes party to this Agreement.

“Available Liquidity” means, with respect to the DT Entities On A Consolidated Basis at any date, the aggregate for such date of (i) all cash of the DT Entities On A Consolidated Basis, (ii) all Cash Equivalents then held by the DT Entities On A Consolidated Basis, (iii) the unused portion of the amount available to be borrowed as of such date under the Inventory Facility, (iv) the unused portion of the amount available to be borrowed as of such date under each Warehouse Facility reviewed and approved by the Program Agent (such approval not to be unreasonably withheld or delayed), (v) the unused portion of the amount available to be borrowed as of such date under any other asset-based credit facility (including, without limitation, a credit facility secured by residual interests in securitization transactions involving Contracts) reviewed and approved by the Program Agent (such approval not to be unreasonably withheld or delayed), (vi) the unused portion of the amount available to be borrowed as of such date under this Agreement and (vii) an amount (without duplication) which would be the unused portion of borrowing availability as of such date under any committed asset-based credit facility (including, without limitation, a credit facility secured by residual interests in securitization transactions involving Contracts) reviewed and approved by the Program Agent (such approval not to be unreasonably withheld or delayed) if all unencumbered Contracts or Contracts which would meet the eligibility criteria under any such facility and are available to be released and transferred to the applicable borrower as collateral thereunder (without causing an event of default under any applicable facility) were released and so transferred.

“Average Gross Margin” means, with respect to all Motor Vehicles sold by any DT Entity to Contract Debtors during any Accounting Period, the amount obtained by dividing (i) the aggregate sales price of such Motor Vehicles minus the aggregate cost of such Motor Vehicles (including purchase costs and any reconditioning or repair costs, each as measured by the DT Entities On A Consolidated Basis in accordance with GAAP) by (ii) the aggregate number of such Motor Vehicles sold during such Accounting Period.

“Backup Servicer” means Wells Fargo Bank, National Association, in its capacity as Backup Servicer pursuant hereto, or such other Person as may be approved by the Majority Managing Agents.

“Backup Servicing Fee” means, for any Accounting Period, the fees set forth in Section 6.10 hereof.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. Section 101 et seq., as amended from time to time, or any successor thereto.

“Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall at all times be equal to the higher of: (A) the Prime Rate, and (B) the Federal Funds Rate plus 0.50%.

“Borrower” means DT Warehouse IV, LLC, a Delaware limited liability company, in its capacity as Borrower hereunder, together with its successors and permitted assigns.

“Borrower Information” has the meaning specified in Section 10.12(b) hereof.

“Borrower Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Secured Parties arising under this Agreement, the Notes or any other Facility Document or the transactions contemplated hereby or thereby, and shall include, without limitation, the repayment of the Outstanding Loan Amount and the payment of Interest, Fees and all other amounts due or to become due from the Borrower under the Facility Documents (whether in respect of fees, expenses, indemnifications, breakage costs, increased costs or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any bankruptcy, insolvency or similar proceeding with respect to any Transaction Party (in each case whether or not allowed as a claim in such proceeding).

“Borrower Representatives” has the meaning specified in Section 10.12(a) hereof.

“Borrowing” means a borrowing of Loans under this Agreement.

“Borrowing Base” means, at any time, the sum of the following:

(i) C + (ii) the lesser of (a) DPB and (b) VB

where:

C	= the sum of (i) the amount of Principal Collections on deposit in the Collection Account and (ii) the amount on deposit in the Reserve Account.

DPB	= the product of (I) the aggregate outstanding Principal Balance of all Eligible Contracts at such time (less any unapplied Principal Collections on deposit in the Collection Account with respect to Eligible Contracts) minus the Overconcentration Amount and (II) 1 minus the Reserve Percentage.

VB	= the aggregate, with respect to each Eligible Contract other than Eligible Contracts included in the Overconcentration Amount, of the Vehicle Basis of the related Finance Vehicle.

“Borrowing Base Certificate” means the certificate and accompanying computer file (in a format acceptable to the Program Agent) prepared by the Borrower substantially in the form of Exhibit M attached hereto.

“Borrowing Base Deficiency” means, at any time, the excess, if any, of (i) the Outstanding Loan Amount over (ii) the Borrowing Base.

“Borrowing Date” has the meaning specified in Section 2.02(a)(i).

“Borrowing Request” has the meaning specified in Section 2.02(a)(i).

“Business Day” means any day other than a Saturday, Sunday or public holiday or the equivalent for banks in New York City, New York, Chicago, Illinois, Minneapolis, Minnesota and, if the term “Business Day” is used in connection with the LIBO Rate, any day on which dealings are carried on in the London interbank market.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capitalized Lease” means a lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capital Lease Obligations.

“Cash Equivalents” means (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s or R-1 (mid) or the equivalent thereof by DBRS and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or DBRS or A2 by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or (h) investments in money market or common trust funds having a rating from each of Moody’s and S&P in the highest investment category for short-term unsecured debt obligations or certificates of deposit granted thereby.

“Certificate of Title” means with respect to each Financed Vehicle, the certificate of title (or other evidence of ownership) issued by the department of motor vehicles, or other appropriate governmental body, of the state in which the Financed Vehicle is to be registered showing the Contract Debtor as owner, with a notation of the Originator’s or DTCS’s first lien or such other status indicated thereon which is necessary to perfect the Originator’s or DTCS’s security interest in the Financed Vehicle as a first priority security interest, and showing no other actual or possible lien interest in the Financed Vehicle.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means any of the following: (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock or membership interests of either Parent Company at any time, if after giving effect to such acquisition, Ernest C. Garcia II or an entity or trust affiliated with such individual, collectively, shall own less than 50% of the voting stock and membership interest of each Parent Company or ceases to have the right to elect a majority of the board of directors of either Parent Company; (b) any transaction or series of transactions whereby any Person or Persons acting in concert (other than the Lenders and/or their Affiliates) acquire the right, by contract or otherwise, to direct the management and activities of any DT Entity or its Subsidiaries; or (c) the Originator shall cease to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower.

“Charged-Off Contract” means a Contract with respect to which any of the following shall have occurred: (i) all, or any part in excess of 10%, of any Scheduled Payment is more than ninety (90) days delinquent on the last day of a calendar month; (ii) the related Financed Vehicle has been surrendered or repossessed and the redemption period granted the Contract Debtor or required by applicable law has expired, or is to be repossessed but is unable to be located or is otherwise subject to being repossessed; (iii) which has been settled for less than the Principal Balance; (iv) which has been liquidated by the Servicer through the sale of the Financed Vehicle; (v) for which proceeds have been received which in the Servicer’s reasonable judgment, constitute the final amounts recoverable in respect of such Contract; (vi) which has been charged-off (or should have been charged-off) in accordance with the Credit and Collection Policy; or (vii) for which the Contract Debtor is a party to a proceeding under any Debtor Relief Law which arose after the creation of such Contract (other than as a creditor or claimant).

“Charged-Off Losses Ratio” means, with respect to any Accounting Period (i) with respect to the Pledged Contracts, the percentage equivalent of a fraction, the numerator of which is the aggregate Principal Balance of such Pledged Contracts (other than Ineligible Securitization Contracts) which became Charged-Off Contracts during such Accounting Period, minus the aggregate of amounts received by the Servicer during such Accounting Period and applied to any Pledged Contract which is a Charged-Off Contract as of the end of such Accounting Period, and the denominator of which is the aggregate Principal Balance of all Pledged Contracts (other than Ineligible Securitization Contracts) as of the end of such Accounting Period, or (ii) with respect to the Managed Portfolio Contracts, the percentage equivalent of a fraction, the numerator of which is the aggregate Principal Balance of the Managed Portfolio Contracts which became Charged-Off Contracts during such Accounting Period, minus the aggregate of amounts received by the Servicer during such Accounting Period and applied to any such Managed Portfolio Contract which is a Charged-Off Contract as of the end of such Accounting Period, and the denominator of which is the aggregate Principal Balance of all Managed Portfolio Contracts as of the end of such Accounting Period.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in Section 2.14.

“Collection Account” has the meaning set forth in Section 2.19.

“Collections” means, with respect to any Contract, any and all cash collections and other cash proceeds of such Contract, all Scheduled Payments or other payments or distributions of principal, interest, finance charges, fees, late charges or other amounts collected in respect of such Contract, all Insurance Proceeds, all payments from Contract Rights Payors, all Net Liquidation Proceeds, any Purchase Amounts paid by the Originator to the Borrower in connection with a repurchase of Contracts pursuant to the terms of the Purchase Agreement and any other amounts received by or on behalf of any DT Entity in respect of such Contract.

“Commercial Paper” means the short term promissory notes issued by a Conduit Lender in the commercial paper market.

“Commitment” of any Committed Lender means the Dollar amount set forth on Schedule I hereto or, in the case of a Committed Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance or a Joinder Agreement the amount set forth therein as such Committed Lender’s “Commitment”, in each case as such amount may be (i) reduced or increased by any Assignment and Acceptance entered into by such Committed Lender and the other parties thereto in accordance with the terms hereof and (ii) reduced or increased pursuant to Section 2.03.

“Commitment Termination Date” means July 22, 2011, as such date may be extended from time to time pursuant to Section 2.08.

“Committed Lender” means, as to any Lender Group, each of the financial institutions listed on Schedule I as a “Committed Lender” for such Lender Group, together with its respective successors and permitted assigns.

“Commonly Controlled Entity” means a Person under “common control” (as defined in Section 4001 (a)(14) of ERISA) with any DT Entity or their Affiliates.

“Conduit Lender” means, collectively, the Persons identified as “Conduit Lenders” on Schedule I and their respective successors and permitted assigns.

“Conduit Lending Limit” means, for any Conduit Lender, the maximum principal amount of the Loans which may be advanced by such Conduit Lender as set forth on Schedule I (or on the signature pages to the Assignment and Acceptance or Joinder Agreement pursuant to which such Conduit Lender became a party hereto), subject to assignment pursuant to Section 10.03, as such amount may be modified from time to time by notice from the related Managing Agent to the Borrower and the Program Agent.

“Continued Errors” has the meaning specified in Section 6.14.

“Contract” means a retail installment or conditional sale contract, with any Modifications, originated by any of DTCS or the Originator at any time pursuant to which a Contract Debtor has (i) purchased a new or used Motor Vehicle from DTCS, (ii) granted a security interest in the Motor Vehicle to secure the Contract Debtor’s payment obligations, and (iii) agreed to pay the unpaid purchase price and a finance charge in periodic installments no less frequently than monthly.

“Contract Collateral” has the meaning specified in Section 2.14(a)(i)(J) hereof.

“Contract Debtor” means, with respect to a Contract, the Person that has executed the Contract as a purchaser, and any guarantor, co-signer or other Person obligated to make payments under the Contract.

“Contract Debtor Documents” means, with respect to a Contract, those documents that are identified on Schedule IV attached hereto and made a part hereof.

“Contract Debtor Information” has the meaning specified in Section 10.12(c) hereof.

“Contract Delivery Documents” means, with respect to a Contract, the original Certificate of Title (or, to the extent provided in Section 2.03 of the Custodial Agreement, evidence of application for a Certificate of Title) and the original executed Contract with original Contract Debtor signatures.

“Contract Disposition Transaction” means any sale of Contracts in connection with a Securitization Transaction, a whole loan sale transaction or any other similar transaction.

“Contract Rights” means, with respect to a Contract, all rights and interests of the Originator (at the time they arise, and before giving effect to any transfer or conveyance under the Purchase Agreement) or the Borrower (after giving effect to the transfers thereunder) in or with respect to (i) such Contract, (ii) the related Financed Vehicle, including any repossessed Financed Vehicle, and in and to any other collateral securing such Contract, including any security deposit; (iii) any Optional Contract Debtor Insurance and any other policies of fire, theft or comprehensive insurance, collision insurance, public liability insurance or property damage insurance maintained with respect to the Financed Vehicle, the Contract, or the Contract Debtor; (iv) all Collections with respect to such Contract, and (v) the originals of all Records relating to the Contracts, including, but not limited to, Contract Debtor Documents, financial statements of Contract Debtors, and all payment reports or records relating to the Contracts.

“Contract Rights Payors” means Persons, other than Contract Debtors, against whom Contract Rights may be asserted.

“Contract Selection Methodology” has the meaning set forth in the Purchase Agreement.

“Contractual Obligation” means as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Control Agreement” means an agreement among the Borrower, the Servicer, the Program Agent and an Account Bank, in such form as the Program Agent may approve, which provides for the Program Agent to have “control” (within the meaning of Section 9-102 of any applicable enactment of the UCC) of any account identified therein. The Master Agency Agreement shall be a Control Agreement for purposes of this Agreement.

“Coverage Ratio” means, on any Quarterly Measurement Date, the ratio computed by dividing (a) EBITDA for the portion of the calendar year ending on such Quarterly Measurement Date by (b) Interest Expense for such portion of the calendar year.

“CP Rate” means, with respect to any Conduit Lender on any day, the sum of (i) the per annum rate equivalent to the weighted average cost (as reasonably determined by the related Managing Agent, and which shall include (without duplication), the fees and commissions of placement agents and dealers, incremental carrying costs incurred with respect to Commercial

Paper maturing on dates other than those on which corresponding funds are received by such Conduit Lender, other borrowings by such Conduit Lender and any other costs associated with the issuance of Commercial Paper) to the extent related to the issuance of Commercial Paper that is allocated, in whole or in part, by such Conduit Lender or its related Managing Agent to fund or maintain a Loan (or portion thereof) during such Interest Period; provided, however, that if any component of any such rate is a discount rate, in calculating the “CP Rate” for such Interest Period, the related Managing Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum and (ii) the Margin.

“Cram Down Loss” means, with respect to a Contract, if a court of appropriate jurisdiction in an insolvency proceeding shall have issued an order reducing the amount owed on a Contract or otherwise modifying or restructuring Scheduled Payments to be made under such Contract, an amount equal to such reduction in Principal Balance of such Contract or the reduction in the net present value (using as the discount rate the lower of the contract rate or the rate of interest specified by the court in such order) of the Scheduled Payments as so modified or restructured. A “Cram Down Loss” shall be deemed to have occurred on the date such order is entered.

“Credit and Collection Policy” means, (i) if DTCC or any Affiliate thereof is the Servicer, the underwriting guidelines and credit and collection policies and practices of the Originator as in effect on the date hereof, a copy of which is attached as Exhibit A to the Fee Letter, as modified from time to time in accordance with the terms of Section 5.03(c) or (ii) if DTCC or any Affiliate thereof is not the Servicer, the customary collection policies and practices of the successor Servicer.

“Cumulative Custodial Report” has the meaning set forth in the Custodial Agreement.

“Cumulative Quarterly Measurement Period” means, for the DT Entities On A Consolidated Basis as of any Quarterly Measurement Date, the period from the beginning of the fiscal year of the Parent Companies and their consolidated Subsidiaries through and including such Quarterly Measurement Date.

“Custodial Agreement” means the Custodial Agreement, dated as of July 23, 2010, among the Borrower, the Servicer, the Custodian and the Program Agent, as the same shall be modified and supplemented and in effect from time to time.

“Custodial Fees” means, for any Accounting Period, the fees set forth in Section 7 of the Custodial Agreement.

“Custodian” means Wells Fargo Bank, National Association, its successors and permitted assigns under the Custodial Agreement.

“DBRS” means DBRS, Inc.

“Dealer” means a merchant in the business of selling Motor Vehicles to the public in the retail market.

“Debt Rating” means, with respect to any Person at any time, the then current rating by DBRS, S&P or Moody’s of such Person’s long-term public senior unsecured non-credit enhanced debt.

“Debtor Relief Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshaling of assets or similar debtor relief laws of the United States or any State of the United States from time to time in effect affecting the rights of creditors generally.

“Delinquency Measurement Contract” means, as of any date of determination, a Contract, other than a Charged-Off Contract, as to which all or any portion of any Scheduled Payment in excess of 10.00% of such Scheduled Payment is due and unpaid for more than 30 days but less than 91 days.

“Delinquency Measurement Ratio” means, as of any Measurement Date, (a) with respect to the Pledged Contracts, the quotient (expressed as a percentage) of (i) the Principal Balance of the Pledged Contracts (other than Ineligible Securitization Contracts) which are Delinquency Measurement Contracts as of such Measurement Date, divided by (ii) the aggregate Principal Balance of all Pledged Contracts (other than Ineligible Securitization Contracts) as of such Measurement Date, or (b) with respect to the Managed Portfolio Contracts, the quotient (expressed as a percentage) of (i) the Principal Balance of all of the Managed Portfolio Contracts which are Delinquency Measurement Contracts as of such Measurement Date, divided by (ii) the aggregate Principal Balance of all Managed Portfolio Contracts as of such Measurement Date.

“Demand Note” means that certain Demand Note dated as of the date hereof executed by DTAC in favor of the Borrower, which note has been pledged and assigned to the Program Agent for the benefit of the Secured Parties pursuant to this Agreement, as such note may be amended, restated, supplemented or otherwise modified from time to time.

“Demand Note Guaranty” means that certain Guaranty, dated as of the date hereof, of Ernest C. Garcia II and Verde Investments, Inc. in favor of the Program Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Depository Account” means each depositary account, concentration account or other similar account into which Collections are collected or deposited.

“Depository Account Bank” means a financial institution at which a Depository Account is maintained.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“DT Entities On A Consolidated Basis” means, with respect to any applicable financial statement or measurement, the treatment of such financial information or measurement for the Parent Companies and their consolidated Subsidiaries as a single unit, after elimination of all intercompany transactions, determined in accordance with GAAP.

“DT Entity” means, individually, DTAC, DTAG, DTCC, DTCS and DTSFC; “DT Entities” means such Persons collectively.

“DTAC” means DT Acceptance Corporation, an Arizona corporation, together with its successors.

“DTAC Indenture” means the Indenture, dated as of June 4, 2010, by and among DTAC and DTAG, as issuers, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee and collateral agent thereunder, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“DTAG” means DriveTime Automotive Group, Inc., a Delaware corporation, together with its successors.

“DTCC” means DT Credit Company, LLC, an Arizona limited liability company, together with its successors.

“DTCS” means DriveTime Car Sales Company, LLC, an Arizona limited liability company, together with its successors.

“DTSFC” means DriveTime Sales and Finance Company, LLC, an Arizona limited liability company, together with its successors.

“Due Date” means, with respect to a Contract, the day of the month on which a Scheduled Payment is due on the Contract, exclusive of any days of grace.

“EBITDA” means, for the DT Entities On A Consolidated Basis any period, GAAP earnings plus (i) total interest expense (including that portion attributable to Capitalized Leases in accordance with GAAP and capitalized interest) of the DT Entities On A Consolidated Basis with respect to all outstanding Indebtedness of the DT Entities On A Consolidated Basis, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate agreements, but excluding, however, the amortization of deferred financing fees plus (ii) depreciation determined in accordance with GAAP for such period plus (iii) taxes determined in accordance with GAAP for such period.

“Eligible Account” means either (a) a segregated account or accounts maintained with an institution whose deposits are insured by the Federal Deposit Insurance Corporation, the unsecured and uncollateralized long-term debt obligations of which institution shall be rated “AA” or higher by DBRS and S&P and “Aa2” or higher by Moody’s and the short-term debt obligations of which have the highest short term rating by each of the Rating Agencies, and which is (i) a federal savings and loan association duly organized, validly existing and in good standing under the federal banking laws, (ii) an institution duly organized, validly existing and in good standing under the applicable banking laws of any State, (iii) a national banking association duly organized, validly existing and in good standing under the federal banking laws or (iv) a subsidiary of a bank holding company or (b) a segregated trust account or accounts maintained with the trust department of a federal or State chartered depository institution acceptable to the Agent, having capital and surplus of not less than $100,000,000, acting in its fiduciary capacity.

“Eligible Contract” means, at any time, a Contract:

(a) as to which the information set forth in the Master Custodial Report with respect to such Contract is complete, true and correct in all material respects;

(b) which is in the form of Exhibit D, or a different form consented to in writing by the Program Agent;

(c) with respect to which the first Scheduled Payment is due within forty-five (45) days after the date of such Contract;

(d) (i) with respect to which all, or any part in excess of 10%, of any Scheduled Payment is not more than sixty (60) days delinquent on payments and (ii) which, as of the date transferred to the Borrower, was less than thirty-one (31) days past due;

(e) which the Servicer has not designated as out for or in repossession;

(f) as to which any right of rescission arising out of the Contract of the Contract Debtor has expired;

(g) which is not (i) an Ineligible Securitization Contract, (ii) a Charged-off Contract or (iii) a Contract that (A) was previously a Pledged Contract and (B) was previously transferred by the Borrower in connection with a Contract Disposition Transaction and, at the time of such Contract Disposition Transaction, was a Delinquency Measurement Contract; provided that notwithstanding the foregoing, a Contract of the type described in this clause (iii) may become an Eligible Contract if it otherwise satisfies the definition thereof upon the earlier of (x) the date after such Contract Disposition Transaction on which such Contract is not a Delinquency Measurement Contract and the related Contract Debtor has made at least four (4) Scheduled Payments thereunder and (y) the date on which such Contract was not a Delinquency Measurement Contract for three (3) consecutive Accounting Periods;

(h) which a Simple Interest Method loan, has a fixed APR of at least 5.00% and the “Finance Charge” was computed using a fixed rate;

(i) which has an original term to maturity that is not less than twelve (12) months and does not exceed sixty-two (62) months, or such other period as may be agreed to from time to time by the Borrower and the Program Agent and the Schedule of Payments has equal periodic payments except for payments due during the first 90 days of the term of such Contract, and except for the final payment which may be less than the other equal payments, and the payment obligation is in United States dollars;

(j) which provides that, in the event such Contract is pre-paid, the prepayment shall fully pay the Principal Balance and unpaid interest, including interest in the month of prepayment to the date of prepayment, at the APR;

(k) which provides for the absolute sale of the Financed Vehicle to the Contract Debtor, and the Financed Vehicle is not on approval or subject to any agreement between the Contract Debtor and the Dealer for the repurchase or return of the Financed Vehicle;

(l) which does not present a credit, collateral or documentation risk which is material and unacceptable to the Program Agent;

(m) which was originated by DTCS or the Originator in a Permitted State;

(n) which, if the Contract Debtor is an employee, officer, agent, director, stockholder, supplier or creditor of any DT Entity or an Affiliate thereof, does not contain terms different than those in the most recent employee purchase program, a copy of which is attached hereto as Schedule V;

(o) which contains the original signature of the Contract Debtor and the Dealer;

(p) which is the only unsatisfied original executed Contract for the purchase of the Financed Vehicle and accurately reflects all of the actual terms and conditions of the Contract Debtor’s purchase of the Financed Vehicle;

(q) as to which no DT Entity or any Affiliate thereof has made any agreement with the Contract Debtor to reduce the amount owed on the Contract, or is required to perform any additional service for, or perform or incur any additional obligation to, the Contract Debtor in order for any DT Entity to enforce the Contract;

(r) which, (i) if originated by DTCS, was transferred by DTCS to the Originator pursuant to the Origination Agreement, (ii) at the time originated by DTCS or the Originator, satisfied the creditworthiness and other advance criteria in the Credit and Collection Policy or was otherwise approved by the Program Agent, and (iii) was originated without any fraud or misrepresentation on the part of DTCS, the Originator, or any other Person;

(s) with respect to which, the Contract Debtor’s obligations under the Contract are secured by a validly perfected first priority security interest in the Financed Vehicle in favor of the Originator, which security interest has been validly assigned and transferred by the Originator to the Borrower, which has a valid, subsisting and enforceable first priority perfected security interest in such Financed Vehicle;

(t) which has not been, nor is it designated to be, terminated, satisfied, canceled, subordinated or rescinded in whole or in part; nor has the Financed Vehicle been released, or designated for release, from the security interest granted by the Contract; and all of the holder’s obligations under the Contract have been performed except those which first arise subsequent to such Contract becoming a Pledged Contract;

(u) no provision of which has been waived, extended, altered or modified in any respect other than as provided in the Accepted Servicing Practices;

(v) as to which no claims of rescission, setoff, counterclaim, defense or other material disputes have been asserted with respect to the Contract or Financed Vehicle;

(w) as to which there are no unsatisfied Liens or claims for taxes, labor, materials, fines, confiscation, or replevin relating to the Contract or Financed Vehicle; there is no unsatisfied claim against the Contract Debtor based on the operation or use of the Financed Vehicle; all taxes due for the purchase, use and ownership of the Financed Vehicle have been paid and all taxes due on the transfer of the Contract to the Borrower have been paid;

(x) with respect to which no DT Entity has repossessed the Financed Vehicle or commenced a replevin action or other lawsuit, against the Contract Debtor or Financed Vehicle;

(y) with respect to which the model year of the Financed Vehicle is not more than twelve (12) years earlier than the model year in effect at the time the Contract becomes a Pledged Contract;

(z) as to which the obligation of the original Contract Debtor has not been released or assumed by another Person unless the release or assumption was properly documented and the Program Agent has consented in writing to such Contract being an Eligible Contract;

(aa) as to which the down payment complies with the Credit and Collection Policy, and has been paid in full by the Contract Debtor and not loaned to the Contract Debtor by any DT Entity or an Affiliate thereof, and any trade-in has been delivered to the Dealer with an endorsed Certificate of Title and as to which no amount has been loaned to the Contract Debtor to keep payments thereunder current;

(bb) with respect to which the Custodian has delivered to the Program Agent the deliveries required under the Custodial Agreement that confirm that the Custodian is in physical possession of the Contract Delivery Documents;

(cc) which, together with the sale of the Financed Vehicle and the sale of any Optional Contract Debtor Insurance, complied at the time such Contract was originated or made, and continue to comply in all material respects with all requirements of applicable Federal, State and local laws, and regulations thereunder including, without limitation, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations B and Z, the Servicemembers Civil Relief Act of 2003, the Texas Finance Code and other State adaptations of the Uniform Consumer Credit Code, and other consumer credit laws and equal credit opportunity and disclosure laws; the form of such Contract and the manner in which it was completed and executed and all documents delivered and disclosures made in connection therewith are in compliance with all requirements of applicable Federal, State and local laws, and all applicable regulations thereunder, except to the extent a failure to so comply would not have an adverse effect on (i) the collection and payment of the Contract, or (ii) the interests in such Contract of any DT Entity;

(dd) with respect to which none of the Contracts Debtors is the United States of America, or any State, or any agency, department, or instrumentality of the United States of America, any State or municipality;

(ee) which was not originated in, and is not subject to the laws of, any jurisdiction under which the sale, transfer, and assignment of such Contract, or the assignment and grant of a security interest pursuant to this Agreement, shall be unlawful, void or voidable, and with respect to which (i) no consent of any Contract Debtor or other Person is required for the sale and assignment of or grant of security interest in such Contract and (ii) no DT Entity has entered into any agreement with any Contract Debtor or any other Person that prohibits, restricts or conditions the sale, assignment, or grant of security interest in any portion of such Contract;

(ff) which constitutes “tangible chattel paper” under Article 9 of the applicable UCC;

(gg) which (A) if such Contract was originated in a State in which notation of security interest on the title document of the related Financed Vehicle is required or permitted to perfect such security interest, the title document for such Financed Vehicle shows DTCS or the Originator named as the original and only secured party under the related Contract as the holder of a first priority security interest in such Financed Vehicle; provided that any assumed name, designation or trade name may be used by DTCS or the Originator on the title document; provided further that the use of any such assumed name, designation or trade name by DTCS or the Originator shall result in a fully perfected first priority security interest in favor of DTCS or the Originator and a legal opinion has been delivered to the Managing Agents by the Originator’s legal counsel stating the foregoing, and (B) if such Contract was originated in a State in which the filing of a financing statement under the UCC is required to perfect a security interest in motor vehicles, such filings or recordings have been duly made and show the DTCS or the Originator named as the secured party under the Contract; and if the title document has not yet been returned from the Registrar of Titles, the Originator has received and delivered to the custodian written evidence that such title document showing DTCS or the Originator as first lienholder has been applied for;

(hh) which represents the genuine, legal, valid and binding obligation of the Contract Debtor thereunder and is enforceable by the holder thereof in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, and all parties to such Contract had full legal capacity to execute and deliver such Contract and all other documents related thereto and to grant the security interest purported to be granted thereby;

(ii) with respect to which each Contract Debtor is and continues to be domiciled in the United States;

(jj) with respect to which the related Financed Vehicle has not suffered a casualty or been materially damaged and not repaired, and such Financed Vehicle is not located outside of the United States;

(kk) with respect to which, at the time of origination of such Contract, to the knowledge of the Originator, the Borrower and the Servicer, the related Financed Vehicle is customarily used and garaged in the state issuing the Certificate of Title;

(ll) with respect to which the related Financed Vehicle was properly delivered to the related Contract Debtor in good repair, without material defects and in satisfactory order, and such Financed Vehicle was accepted by the Contract Debtor after reasonable opportunity to inspect and test same and, at the time of such delivery and acceptance, no Contract Debtor informed any DT Entity of any material defect therein;

(mm) with respect to which no Contract Debtor is involved in the business of leasing or selling any Financed Vehicles;

(nn) which does not constitute a “consumer lease” under either (A) the UCC as in effect in the jurisdiction whose law governs the Contract, or (B) the Consumer Leasing Act, 15 U.S.C. 1667;

(oo) which is included in the aggregate numbers reported in Trust Receipt Exhibit A, (i) which is not listed as having an Exception on the Cumulative Custodial Report, and (ii) for which the original Contract has not been delivered to the Borrower or Servicer pursuant to a Release Request;

(pp) which, at origination the related Financed Vehicle was covered by a comprehensive and collision insurance policy (i) in an amount at least equal to the lesser of (a) its maximum insurable value or (b) the principal amount due from the Contract Debtor under such Contract and (ii) naming DTCS or the Originator as a loss payee;

(qq) with respect to which the Servicer and the Originator have clearly marked their electronic records to indicate that the Contract has been transferred to and is owned by the Borrower;

(rr) with respect to which neither the related Contract Debtor (nor the Contract itself) was, at the date of transfer of such Contract to the Borrower, the subject of a bankruptcy proceeding commenced after the execution of such Contract except if such Contract Debtor has received a discharge or dismissal of such proceeding under the Bankruptcy Code;

(ss) which is not subject to a forced placed insurance policy on the related Financed Vehicle;

(tt) which has not been modified as to credit terms in a manner adverse to the interests of the Lenders (in the reasonable judgment of the Program Agent) or extended or deferred for a period greater than 6 months (in aggregate) after its original maturity date; and

(uu) with respect to which the scheduled payments under the Contract are due monthly in level payments through its maturity date sufficient to fully amortize the principal balance of such Contract by its maturity date, assuming timely payment by Obligors on simple interest Contracts, except that the payment in the first or last month of the life of the Contract may be minimally different from the level payment.

“Eligible Hedge Counterparty” means any bank, broker/dealer, insurance company or derivative product company reasonably acceptable to the Program Agent and, if rated by DBRS, AA or, if not rated by DBRS, rated at least the equivalent by S&P or Moody’s.

“Enforceability Exceptions” means exceptions to the enforceability of an obligation arising under (i) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, regardless of whether considered in a proceeding at equity or at law.

“Entitlement Order” has the meaning set forth in Section 2.19(f).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or any successor statute.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Borrower is a member.

“Errors” has the meaning specified in Section 6.14.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Event of Bankruptcy” means, with respect to any Person:

(i) such Person shall fail generally to pay its debts as they come due, or shall make a general assignment for the benefit of creditors; or any case or other proceeding shall be instituted by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of it or its debts under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or seeking the entry of an order for relief or the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets; or such Person shall take any corporate or limited liability company action to authorize any of such actions; or

(ii) a case or other proceeding shall be commenced, without the application or consent of such Person in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and (A) such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days or (B) an order for relief in respect of such Person shall be entered in such case or proceeding or a decree or order granting such other requested relief shall be entered.

“Event of Termination” has the meaning assigned to that term in Section 7.01.

“Exception” has the meaning set forth in the Custodial Agreement.

“Exception Report” has the meaning set forth in the Custodial Agreement.

“Excess Spread Ratio” means, on any date of determination, a percentage (which may be a negative percentage) computed as follows: (a) the product of (i) 12 and (ii) a fraction, the numerator of which is the aggregate Finance Charge Collections during the immediately preceding Accounting Period and the denominator of which is the product of the monthly average of the aggregate Principal Balance of all Pledged Contracts at such time and 0.7, minus (b) the Servicer Fee Rate divided by 0.7, minus (c) the weighted average Interest Rate for the immediately preceding Accounting Period.

“Extending Lenders” has the meaning specified in Section 2.08.

“Face Amount” means in relation to any Commercial Paper (a) if issued on a discount basis, the face amount stated therein and (b) if issued on an interest-bearing basis, the principal amount stated therein plus the amount of all interest accrued or to accrue thereon on or prior to its stated maturity date.

“Facility Availability” means, on any Business Day, the excess of (a) the lesser of (i) the Facility Limit on such date and (ii) the Borrowing Base on such date, over (b) the Outstanding Loan Amount on such date.

“Facility Documents” means collectively, this Agreement, the Notes, the Purchase Agreement, the Custodial Agreement, the Performance Guaranty, the Demand Note, the Fee Letter, the Intercreditor Agreements, the Demand Note Guaranty, each Control Agreement, the Fee Letter and all other agreements, documents and instruments delivered pursuant thereto or in connection therewith.

“Facility Limit” means at any time, the Aggregate Commitment, adjusted as necessary to give effect to the addition of any Lender Group that becomes party to this Agreement pursuant to a Joinder Agreement under Section 10.04 hereof, any increase or reduction by the Borrower pursuant to Section 2.03 or any assignment pursuant to Section 10.03 hereof.

“Federal Funds Rate” means, with respect to any Lender for any period, a fluctuating interest rate per annum equal (for each day during such period) to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York; or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the applicable Managing Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter dated as of the date hereof between the Program Agent and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Fees” means, collectively, all Liquidity Fees and Other Fees.

“Final Collection Date” means the date on or following the Termination Date on which the Outstanding Loan Amount has been reduced to zero and all other Borrower Obligations have been paid in full.

“Financed Vehicle” means the new or used Motor Vehicle purchased by a Contract Debtor pursuant to a Contract.

“Finance Charge Collections” means, for any Accounting Period, the aggregate amount of Collections (other than Principal Collections) received during such Accounting Period, including, without limitation, (i) all amounts paid by or on behalf of Contract Debtors with respect to interest, finance charges and any other amounts due under the Pledged Contracts (other than with respect to the unpaid principal balance thereof) and (ii) Net Liquidation Proceeds.

“Financing SPC” means any bankruptcy remote special purpose or limited purpose entity established or used initially by any DT Entity or any of its Subsidiaries for the purpose of engaging in a securitization or warehousing of receivables or other financial assets.

“Foreclosure Event” means the occurrence of any of the following events:

(i) at any time following the occurrence of an Event of Termination, the percentage equivalent of a fraction, the numerator of which is the Outstanding Loan Amount at such time and the denominator of which is the aggregate Principal Balances of all Eligible Contracts at such time shall be greater than or equal to 1.0 minus the highest Overcollateralization Percentage in effect on any day following the Termination Date plus 5.00%;

(ii) the occurrence of an Event of Termination pursuant to clause (b) or (c) of Section 7.01;

(iii) the delivery of a Termination Notice to the Servicer as a result of the occurrence of (A) a Servicer Default of the type described in any of clauses (a), (c) or (d) of the definition thereof or (B) a Servicer Default of the type described in clause (b) of the definition thereof if such Servicer Default occurred as a result of the failure of the Servicer to perform or observe any material term, covenant or agreement set forth in any of Sections 5.04(a) through (h) or Sections 5.06(a) through (d) of this Agreement (except that the materiality standard in this clause (ii) shall not apply to any term, covenant or agreement set forth in any of Sections 5.04(a) through (h) or Sections 5.06(a) through (d) of this Agreement that is qualified by a materiality standard or by reference to the existence or absence of a Material Adverse Change by its terms);

(iv) a determination in good faith by the Program Agent that any DT Entity, the Borrower or Ernest C. Garcia II has engaged in fraud, malfeasance or intentional or willful misconduct in connection with the transactions contemplated by the Facility Documents;

(v) any creditor of a DT Entity that is party to an Intercreditor Agreement (other than a creditor in its capacity as a lender under the Inventory Facility) takes any action against its collateral;

(vi) (a) the occurrence of an Event of Bankruptcy of the type described in clause (i) of the definition thereof with respect to any DT Entity, the Borrower or Ernest C. Garcia II or (b) following the occurrence of an Event of Bankruptcy of the type described in clause (ii) of the definition thereof with respect to any DT Entity, the Borrower or Ernest C. Garcia II, any Person shall challenge the sales, contributions or other transfers from the Originator to the Borrower or the security interests created under the Facility Documents, or contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceedings), the absolute characterization of such conveyances on any basis or legal theory, including, without limitation, on the grounds that such sales, contributions or transfers were disguised financings or fraudulent conveyances or otherwise, or assert that any DT Entity and the Borrower should be substantively consolidated;

(vii) any Person party to an Intercreditor Agreement (other than the Program Agent) shall breach any of its obligations thereunder;

(viii) any creditor of a DT Entity that is party to an Intercreditor Agreement (other than a lender party to the Inventory Facility or any replacement thereof) gives notice of an intent to foreclose upon, forecloses upon, or otherwise exercises creditor’s rights with respect to, its collateral;

(ix) any holder of Indebtedness with a principal amount in excess of $20,000,000 (other than any lender party to the Inventory Facility or any replacement thereof) and principally secured by Receivables gives notice of an intent to foreclose upon, forecloses upon, or otherwise exercises creditor’s rights with respect to, any portion of its collateral, including without limitation, as a result of the occurrence of a “Foreclosure Event” under either (A) the Loan and Servicing Agreement, dated as of April 1, 2010, by and among DT Warehouse III, LLC, the Servicer, the Backup Servicer, Paying Agent and Securities Intermediary, the lenders and managing agents party thereto and UBS Real Estate Securities Inc., or (B) the Amended and Restated Loan and Servicing Agreement, dated as of July 31, 2009, by and among DT

Warehouse, LLC, the Servicer, the Backup Servicer, Paying Agent and Securities Intermediary, the lenders and managing agents party thereto and Deutsche Bank AG, New York Branch, in each case as the same may have been or may be amended, restated, supplemented or otherwise modified from time to time; or

(x) the Originator shall cease to own, directly or indirectly, 51% or more of the issued and outstanding Equity Interests of the Borrower.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over the Borrower, any of its Subsidiaries or any of its properties.

“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, treaty, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

“Guarantee” means, as to any Person, any obligation of such person directly or indirectly guaranteeing any Indebtedness of any other Person in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, or take or pay or otherwise). The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable about of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Hedge Provider” means an Eligible Hedge Counterparty that has entered into one or more Interest Rate Hedge Agreements with the Borrower.

“Hedge Receipts” means all amounts payable to the Borrower under an Interest Rate Hedge Agreement.

“Incipient Event of Termination” means any event which, with the giving of notice or lapse of time or both, would constitute an Event of Termination.

“Incipient Servicer Default” means any event which, with the giving of notice or lapse of time or both, would constitute a Servicer Default.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable

(other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) accrued obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; and (h) any other obligation of such Person evidenced by a note, bond, debenture or similar instrument that would be classified as indebtedness on a balance sheet prepared in accordance with GAAP.

“Indemnified Amount” has the meaning set forth in Section 8.01.

“Indemnified Party” has the meaning set forth in Section 8.01.

“Independent Director” means, with respect to a subject Person, a natural person who, for the five-year period prior to his or her appointment as Independent Director (a) has not been, and during the continuation of his or her service as Independent Director is not: (i) a direct, indirect or beneficial stockholder, employee, director, member, manager, partner, officer, affiliate or associate of any Originator, the Borrower, the Servicer or any of their respective Affiliates (other than his or her service as an Independent Director of such subject Person); (ii) a customer or supplier of any Originator, the Borrower, the Servicer or any of their respective Affiliates (other than his or her service as an Independent Director of such subject Person); or (iii) any member of the immediate family of a person described in (i) or (ii) and (b) has (i) prior experience as an independent director or independent manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors and or independent managers thereof before such Person could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management, independent director services or placement services to issuers of securitization or structured finance instruments, agreements or securities. It is understood that for purposes of this definition, any person provided by Lord Securities Corporation to act as an independent director shall meet the requirements of this definition.

“Ineligible Securitization Contract” means a Pledged Contract which, at the date of transfer of such Contract to the Borrower, (i) was not eligible to be included in a Securitization Transaction or (ii) would not have been eligible to be included in the Securitization Transaction involving DT Auto Owner Trust 2009-1; provided that any Pledged Contract which is ineligible solely pursuant to the foregoing clause (i) shall cease to be an “Ineligible Securitization Contract” if such Pledged Contract is eligible to be included in the next succeeding Securitization Transaction but was not so included at the election of DTAC.

“Initial Borrowing” means the first Borrowing made pursuant to this Agreement.

“Insurance Proceeds” means with respect to each Contract, proceeds of the Optional Contract Debtor Insurance.

“Intangible Assets” means the amount (to the extent reflected in determining consolidated equity) of (i) all investments in Subsidiaries of DTAC other than consolidated Subsidiaries and (ii) all goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof among the Program Agent, Santander Consumer USA, Inc and Manheim Automotive Financial Services, Inc., as amended, restated, supplemented or otherwise modified from time to time.

“Interest” means, for any Loan and any Interest Period, the sum for each day during such Interest Period of the following:

IR x PA/CB

where:

IR	=	the Interest Rate for such Loan for such day.

PA	=	the Principal Amount of such Loan on such day.

CB	=	(i) in the case of a Loan, the Interest Rate for which is based on the Base Rate, 365 and (ii) in the case of any other Loan, 360.

“Interest Expense” means, for the DT Entities On A Consolidated Basis for any period, total interest expense (including that portion attributable to Capitalized Leases in accordance with GAAP and capitalized interest) of the DT Entities On A Consolidated Basis with respect to all outstanding Indebtedness of the DT Entities On A Consolidated Basis, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate agreements, but excluding, however, the amortization of deferred financing fees.

“Interest Period” means, for any Settlement Date, the period from and including the Settlement Date preceding such Settlement Date to, but excluding, such Settlement Date (or in the case of the initial Interest Period, the period from and including the date hereof to, but excluding, the Settlement Date in September, 2010).

“Interest Rate” means, with respect to any Loan on any day (i) to the extent such Loan is funded or maintained on such day by a Conduit Lender through the issuance of Commercial Paper, the CP Rate and (ii) otherwise, the Alternative Rate; provided that for both clause (i) and (ii), at all times following the occurrence and during the continuation of an Event of Termination, the Interest Rate for each Loan on each day shall be the “Default Rate” set forth in the Fee Letter; provided further that for both clause (i) and (ii), that at all times following both (x) the occurrence and during the continuation of an Event of Termination and (y) a failure by

DTAC to make payment under the Demand Note, the Interest Rate for each Loan on each day shall be the “Non-Performance Rate” set forth in the Fee Letter.

“Interest Rate Hedge Agreement” any interest rate swap agreement, interest rate cap, collar or other arrangement between the Borrower and a Hedge Provider, consisting of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto in substantially such form as the Program Agent shall have approved, each “Confirmation” thereunder confirming the terms of each transaction thereunder and any credit support annex and schedule thereto.

“Inventory Facility” means the Third Amended and Restated Loan and Security Agreement, dated as of August 10, 2009, by and among DTAG, DTSFC, DTCS, Santander Consumer USA, Inc. and Manheim Automotive Financial Services, Inc, as amended, restated, supplemented or otherwise modified from time to time.

“IRS” means the Internal Revenue Service of the United States of America.

“Joinder Agreement” means a joinder agreement substantially in the form set forth as Exhibit I hereto pursuant to which a new Lender Group becomes party to this Agreement.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“Lender” means any Conduit Lender or Committed Lender, as applicable, and “Lenders” means, collectively, the Conduit Lenders and the Committed Lenders.

“Lender Group” means any Managing Agent and its related Conduit Lenders and Committed Lenders.

“Lender Group Limit” means, for any Lender Group, the amount set forth on Schedule I (or in the Joinder Agreement pursuant to which such Lender Group became party hereto) subject to assignment pursuant to Section 10.03, as such amount may be reduced in accordance with Section 2.03(a) or increased in accordance with Section 2.03(b) or for a Non-Extending Lender Group, the Lender Group Limit shall be reduced to zero on the Commitment Termination Date of such Lender Group.

“Lender Group Percentage” means, for any Lender Group, the percentage equivalent of a fraction (expressed out to five decimal places), the numerator of which is the aggregate Commitments of all Committed Lenders in such Lender Group and the denominator of which is the Aggregate Commitment.

“Lender Representatives” has the meaning specified in Section 10.12(b).

“Level Two Trigger Event” means, as of any date of determination, the occurrence of any of the following:

(a) the Rolling Average Delinquency Ratio (Managed Portfolio Contracts) or the Rolling Average Delinquency Ratio (Pledged Contracts) shall exceed 14.50% on two or more consecutive Measurement Dates; or

(b) the Rolling Average Charged-Off Losses Ratio (Managed Portfolio Contracts) or the Rolling Average Charged-Off Losses Ratio (Pledged Contracts) shall exceed 3.50% on two or more consecutive Measurement Dates; or

(c) the Average Gross Margin achieved on all vehicle sales during any Accounting Period shall be less than $4,000; or

(d) the average of the Excess Spread Ratios for the three Accounting Periods immediately preceding such date of determination shall be less than 5.00%; or

(e) the Walk-In Payment Ratio for such date of determination exceeds 60%; or

(f) Raymond C. Fidel ceases to be employed by DTAG in his current capacity (or a more senior capacity) for any reason or Ernest C. Garcia II ceases to be Chairman of the Board of DTAC, unless a satisfactory replacement for Raymond C. Fidel and/or Ernest C. Garcia II is approved by the Program Agent in its reasonable discretion; or

(g) (i) (A) any DT Entity (other than the Borrower) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Indebtedness with a principal amount in excess of $1,000,000, when and as the same shall become due and payable (subject to any applicable grace period) or (B) any event or condition occurs and, while continuing, results in any Indebtedness of a DT Entity (other than the Borrower) with a principal amount in excess of $1,000,000 becoming due prior to its scheduled maturity or that enables or permits (subject to any applicable grace period) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) any creditor of a DT Entity takes any action against its collateral; or

(h) a determination in good faith by the Program Agent that any DT Entity, the Borrower or Ernest C. Garcia II has engaged in fraud, malfeasance or intentional or willful misconduct in connection with the transactions contemplated by the Facility Documents; or

(i) the occurrence of an Event of Bankruptcy with respect to Ernest C. Garcia II at any time that the Demand Note Guaranty is in effect; or

(j) Available Liquidity shall be less than $20,000,000; or

(k) the Rolling Average Extension Rate (Managed Portfolio Contracts) or the Rolling Average Extension Rate (Pledged Contracts) shall exceed 4.00%.

“Leverage Ratio” means, on any Quarterly Measurement Date, the ratio computed by dividing (a) the total assets of the DT Entities On A Consolidated Basis as of such date, determined in accordance with GAAP by (b) Net Worth on such date.

“LIBO Rate” means, for any Loan (or portion thereof) for any Interest Period, the rate determined by the related Managing Agent by reference to page “US0001M <INDEX>“ in the Bloomberg Financial Markets system as the composite offered rate for London interbank deposits for a one-month period, or if that rate does not appear on that display page, the rate per annum shown on Reuters Screen LIBOR01 (or any successor page as the composite offered rate for London interbank deposits for a one-month period), as shown under the heading “USD” at approximately 11:00 a.m., London time, on the second Business Day before the first day of such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” shall be the rate at which deposits in Dollars in a principal amount of not less than $1,000,000 and for a maturity comparable to such Interest Period are offered by the related Reference Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the second Business Day before (and for value on) the first day of such Interest Period.

“LIBO Rate Reserve Percentage” means, for any Interest Period in respect of which Interest is computed by reference to the LIBO Rate, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Interest Period.

“LIBOR Disruption Event” means, with respect to any Interest Period, any of the following: (a) a determination by any Lender or any Liquidity Provider that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain dollars in the London interbank market to make, fund or maintain Loans during such Interest Period, (b) the failure of the source listed in the definition of “LIBO Rate” to publish a London interbank offered rate as of 11:00 a.m. on the second Business Day prior to the first day of such Interest Period, (c) a determination by any Lender or Liquidity Provider that the rate at which deposits of United States dollars are being offered in the London interbank market does not accurately reflect the cost to such Person of making, funding or maintaining its Loans for such Interest Period or (d) the inability of such Lender or Liquidity Provider, because of market events not under the control of such Person, to obtain United States dollars in the London interbank market to make, fund or maintain its Loans for such Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), or preference, priority, charge or other security agreement or preferential arrangement of any kind or nature whatsoever that is intended as security.

“Liquidation Fee” means for any Interest Period of any Loan held by a Lender (i) the amount, if any, by which the additional Interest which would have accrued during such Interest Period on the reductions of the Principal Amount of such Loan relating to such Interest Period had a reduction of the Principal Amount not occurred, exceeds (ii) the income, if any, received by the Lender which holds such Loan from the investment of the proceeds of such reductions of Principal Amount. A certificate as to the amount of any Liquidation Fee (including the computation of such amount) shall be submitted by the affected Lender to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

“Liquidity Agreement” means a liquidity loan agreement, asset purchase agreement or similar agreement entered into by a Conduit Lender with a group of financial institutions in connection with this Agreement.

“Liquidity Fee” means a fee payable by the Borrower to each Managing Agent for the account of the Lenders in its related Lender Group on each Liquidity Fee Payment Date with respect to the preceding Accounting Period during the period commencing on the date hereof until (and including) the Final Collection Date equal to the product of (a) an amount equal to (i) during any Accounting Period when there is no outstanding Principal Amount funded by the Lenders in its related Lender Group, the sum of the Commitments of the Committed Lenders in its related Lender Group and (ii) during any Accounting Period when there is an outstanding Principal Amount funded by the Lenders in its related Lender Group, the excess, if any, of (1) the sum of the Commitments of the Committed Lenders in its related Lender Group over (2) the daily average Principal Amount of the Loans funded by the Lenders in the related Lender Group during such Accounting Period, and (b) a per annum rate equal to the “Unused Rate” (as defined in the Fee Letter) with respect to such Lender Group and such Accounting Period, in each case, calculated on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

“Liquidity Fee Payment Date” means each Settlement Date.

“Liquidity Provider” means any of the financial institutions from time to time party to any Liquidity Agreement with a Conduit Lender.

“Loan” means a loan made to the Borrower pursuant to Article II.

“Lock-Box” means any post office box maintained by the Originator, the Servicer or a Lockbox Bank, in each case, for the purpose of receiving payments on Pledged Contracts or other Collections.

“Lock-Box Processor” means any of the Persons identified as a Lock-Box Processor on Exhibit F and any other Person that may from time to time perform lock-box services with respect to one or more Lock-Boxes.

“Majority Committed Lenders” means, at any time, Committed Lenders whose Commitments together exceed fifty percent (50%) of the Aggregate Commitment at such time.

“Majority Managing Agents” means, at any time, Managing Agents whose Lender Group Limits together exceed fifty percent (50%) of the Facility Limit at such time.

“Managed Portfolio Contracts” means Contracts, serviced by Servicer, which were originated or purchased by any of the DT Entities, including but not limited to the Pledged Contracts and those contracts which have been subsequently sold to a third party, with the servicing retained by Servicer and with a residual interest in the installment contracts held by any of the DT Entities.

“Managing Agent” means, as to any Conduit Lender or Committed Lender, the Person listed on Schedule I as the “Managing Agent” for such Lenders, together with its respective successors and permitted assigns.

“Margin” has the meaning set forth in the Fee Letter.

“Master Agency Agreement” means that certain Amended and Restated Master Depository Accounts and Post Office Boxes and Agency Agreement, dated as of December 16, 2005 among DTCC, DTCS, Royal Bank of Scotland (successor-in-interest to Greenwich Capital Financial Products, Inc.), Wells Fargo Bank, National Association and Wilmington Trust Company, in its capacity as owner trustee of certain “Current Trusts” identified therein, as amended, modified or supplemented from time to time, together with any acknowledgement and agreement.

“Master Custodial Report” has the meaning set forth in the Custodial Agreement.

“Material Adverse Change” means a material adverse change in (a) the property, business, operations, financial condition or prospects of any Transaction Party or any Affiliate thereof, (b) the ability of any Transaction Party to perform in all material respects its obligations under any of the Facility Documents to which it is a party, (c) the legality, validity or enforceability in all material respects of any of the Facility Documents, (d) the rights and remedies of the Lenders under any of the Facility Documents, (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith, (f) any Secured Party’s interest in the Collateral generally or in any material portion of the Collateral or (g) the collectibility of the Pledged Contracts generally or of any material portion of the Pledged Contracts.

“Material Indenture Provision” means each of the following provisions of the DTAC Indenture: the definitions of “Permitted Warehouse Facility” and “Permitted Warehouse Transfer” thereunder and Sections 4.04, 4.05, 4.06, 4.12, 4.14 or 10.04 thereof.

“Maturity Date” means Commitment Termination Date, provided that if the following conditions are satisfied on the Commitment Termination Date, the Maturity Date will be the first anniversary of the Commitment Termination Date:

(i) the Termination Date shall not have occurred pursuant to clause (iii) of the definition thereof; and

(ii) if the Program Agent has, in its sole discretion, required an review of the type described in Section 5.05(e) to be conducted, the results thereof, in the sole commercially reasonable judgment of the Program Agent, indicate that (a) each of the Transaction Parties are, and have been, in compliance in all material respects with all of the terms of the Facility Documents and (b) all reports, certificates and/or financial information delivered by any of the Transaction Parties in connection with the Facility Documents have been accurate in all material respects.

“Measurement Date” means, with respect to any Accounting Period, the nearest Sunday to the last day of such Accounting Period.

“Modification” shall mean, with respect to a Contract, any amendment or agreement modifying such Contract made in accordance with Accepted Servicing Practices.

“Monthly Report” means a report, in substantially the form of Exhibit C-1, furnished by the Servicer to the Managing Agents for the Lenders pursuant to Section 5.05(g).

“Monthly Serviced Portfolio Report” means a report, in substantially the form of Exhibit C-2, furnished by the Servicer to the Managing Agents for the Lenders pursuant to Section 5.05(g).

“Monthly Reporting Date” means the second Business Day prior to each Settlement Date.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Motor Vehicle” means a passenger motor vehicle, van, or light duty truck which is not manufactured for a particular commercial purpose and which can be registered for use on public highways, and is not a vehicle that is titled outside the United States or has been previously titled outside the United States.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Equity” means the excess of the book value of the assets of the DT Entities On A Consolidated Basis over the book value of the liabilities of the DT Entities On A Consolidated Basis, in each case determined in accordance with GAAP.

“Net Income” means, for any period for the DT Entities On A Consolidated Basis, the net income (or loss) of the DT Entities On A Consolidated Basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than the DT Entities On A Consolidated Basis) in which any other Person (other than the DT Entities On A Consolidated Basis) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the DT Entities On A Consolidated Basis by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary or is merged into or consolidated with any DT Entity or that Person’s assets are acquired by any DT Entity or a consolidated Subsidiary, (iii) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of their charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any pension plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

“Net Liquidation Proceeds” means, with respect to a Charged-Off Contract, (i) proceeds from the disposition of the Financed Vehicle relating to such Charged-Off Contract, less reasonable Servicer out-of-pocket costs, including, repossession and resale expenses not already deducted from such proceeds, and any amounts required by law to be remitted to the related Contract Debtor, (ii) any Insurance Proceeds relating to such Charged-Off Contract or (iii) other monies received from the related Contract Debtor or otherwise.

“Net Worth” means, at any time with respect to the DT Entities On A Consolidated Basis, (i) Net Equity at such time, plus (ii) the lesser of (x) the aggregate amount of Approved Indebtedness at such time and (y) $100,000,000, plus (iii) without duplication, the preference value of preferred shares of the DT Entities On A Consolidated Basis minus (iv) the sum of (x) the aggregate value of all Intangible Assets of the DT Entities On A Consolidated Basis at such time determined in accordance with GAAP and (y) the aggregate amount of all advances to employees of the DT Entities at such time.

“Net Worth (Adjusted)” means, at any time with respect to the DT Entities On A Consolidated Basis, (i) Net Equity at such time, plus (ii) the aggregate amount of Approved Indebtedness at such time, plus (iii) without duplication, the preference value of preferred shares of the DT Entities On A Consolidated Basis minus (iv) the sum of (x) the aggregate value of all Intangible Assets of the DT Entities On A Consolidated Basis at such time determined in accordance with GAAP and (y) the aggregate amount of all advances to employees of the DT Entities at such time.

“Non-Contract Collateral” has the meaning assigned thereto in Section 2.14(a)(ii)(j) hereof.

“Non-Extending Lender” has the meaning specified in Section 2.06(b)(vii).

“Note” means a promissory grid note, in the form of Exhibit L, made payable to the order of a Managing Agent, on behalf of the related Lenders.

“Notice of Exclusive Control” has the meaning specified in Section 2.19(h).

“Official Body” means any Governmental Authority or any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Optional Contract Debtor Insurance” means any insurance which insures a Financed Vehicle or a Contract Debtor’s obligations under a Contract, including but not limited to credit life, credit health, credit disability, unemployment insurance, and any service contract, mechanical breakdown coverage, warranty, or extended warranty for a Financed Vehicle.

“Origination Agreement” mean that certain Origination Agreement, dated as of March 19, 2003, between DTCS and DTAC, as amended, restated, supplemented or otherwise modified.

“Originator” means DTAC.

“Other Fees” means amounts owed by the Borrower hereunder pursuant to Sections 2.10, 2.11, 2.12, 2.13, 8.01 and 10.10.

“Outstanding Loan Amount” means, at any time, the aggregate outstanding principal amount of all Loans hereunder.

“Overcollateralization Percentage” means at any time, (i) 1.0 minus (ii) a fraction, the numerator of which is the Outstanding Loan Amount at such time and the denominator of which is the aggregate Principal Balances of all Eligible Contracts at such time.

“Overconcentration Amount” means, at any time, the sum of (i) the amount, if any, by which the aggregate Principal Balances of all Eligible Contracts as to which the related Contract Debtor is rated “D+”, “D” or “D-” pursuant to the Credit and Collection Policy exceeds the product of 5.00% and the aggregate Principal Balances of all Eligible Contracts at such time, plus (ii) the amount, if any, by which the aggregate Principal Balances of all Eligible Contracts as to which the related Contract Debtor is rated “C-”, “D+”, “D” or “D-” pursuant to the Credit and Collection Policy exceeds the product of 12.50% and the aggregate Principal Balances of all Eligible Contracts at such time, plus (iii) the amount, if any, by which the aggregate Principal Balances of all Eligible Contracts as to which the Contract Debtors have an address in a particular State (other than Texas or Florida) exceeds the product of 15% and the aggregate Principal Balances of all Eligible Contracts at such time, plus (iv) the amount, if any, by which the aggregate Principal Balances of all Eligible Contracts as to which the Contract Debtors have an address in Texas exceeds the product of 30% and the aggregate Principal Balances of all Eligible Contracts at such time, plus (v) the amount, if any, by which the aggregate Principal Balances of all Eligible Contracts as to which the Contract Debtors have an address in Florida exceeds the product of 22.5% and the aggregate Principal Balances of all Eligible Contracts at such time plus (vi) the amount by which the aggregate Principal Balances of all Eligible Contracts as to which all or part in excess of 10.00% of any Scheduled Payment is 31 or more but less than 61 days delinquent exceeds the product of 5.00% and the aggregate Principal Balances of all Eligible Contracts at such time.

“Parent Company” means each of DTAG and DTAC.

“Participant” has the meaning specified in Section 10.03(f).

“Paying Agent” means Wells Fargo Bank, National Association or any other Person acceptable to the Majority Managing Agents.

“Paying Agent Fee” means, for any Accounting Period, $2,000.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Performance Guaranty” means that certain Performance Guaranty dated as of the date hereof by the Performance Guarantors in favor of the Program Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Performance Guarantor” means each of DTAG and DTAC, and “Performance Guarantors” means both of the foregoing collectively.

“Permitted Distribution” means (i) if DTAC or DTAG (each a “Parent Company”) is a validly electing S corporation under §§ 1361 and 1362 of the Code or a limited liability company electing not to be taxed as a corporation, a quarterly dividend paid by a Parent Company to its shareholders or members in an amount not greater than the percentage of its Net Income (not including any Net Income that is a loss) (“S-Corp Net Income”) for such quarter equal to the highest combined federal, state and/or local tax rate (taking into account the deductibility of state and local taxes) applicable to any shareholder or member of such Parent Company (provided, however, that the payment by a Parent Company of a quarterly dividend that exceeds such percentage of its S-Corp Net Income for such quarter will not constitute a breach of this clause (i) if the aggregate amount of all Restricted Payments paid by such Parent Company during such calendar year as of the date of such dividend does not exceed such percentage of its S-Corp Net Income for such quarter and all previous quarters during such calendar year (the “S-Corp Permissible Dividend Amount”); (ii) any S-Corp Permissible Dividend Amount to the extent unpaid but declared within 135 days after the end of such quarter) or (iii) any Restricted Payment by DTAC or DTAG to its shareholders or members (other than as permitted under clauses (i) or (ii) hereof) in an aggregate amount not in excess of fifty percent (50.0%) of the Net Income of the DT Entities On A Consolidated Basis during any fiscal quarter.

“Permitted Investments” shall mean:

(a) direct obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States or obligations of any agency or instrumentality thereof, if such obligations are backed by the full faith and credit of the United States;

(b) federal funds, certificates of deposit, time deposits, bankers’ acceptances (which shall each have an original maturity of not more than ninety (90) days and, in the case of bankers’ acceptances, shall in no event have an original maturity of more than 365 days) or demand deposits of any United States depository institution or trust company organized under the laws of the United States or any state and subject to supervision and examination by federal and or state banking authorities; provided that the short-term obligations of such depository institution or trust company are rated in one of the two highest available rating categories by the Rating Agencies on the date of acquisition thereof;

(c) commercial paper (having original maturities of not more than thirty (30) days) of any corporation incorporated under the laws of the United States or any state thereof which is rated R-1 (mid) or better by DBRS and A-1 or better by S&P and P-1 by Moody’s on the date of acquisition thereof;

(d) securities of money market funds rated AA or better by S&P and Aa or better by Moody’s on the date of acquisition thereof; or

(e) repurchase obligations secured by an investment described in clause (a) above with a market value greater than the repurchase obligation, provided that such security is held by a third party custodian which has a rating for its short-term, unsecured debt or commercial paper (other than such obligations the rating of which is based on the credit of a Person other than such custodian) of P-1 by Moody’s and at least A-1 by S&P and, if rated by DBRS, at least R-1 (mid) or better by DBRS on the date of acquisition thereof.

Each of the Permitted Investments may be purchased by the Paying Agent or through an Affiliate of the Paying Agent.

“Permitted Liens” means any of the following: (a) Liens for taxes and assessments (i) which are not yet due and payable or (ii) the validity of which are being contested in good faith by appropriate proceedings and with respect to which the Borrower is maintaining adequate reserves in accordance with GAAP; (b) Liens in favor of the Program Agent or any Secured Party, including any Liquidity Providers (but only in connection with this Agreement); and (c) Liens in favor of the Borrower arising pursuant to the Purchase Agreement.

“Permitted State” means each of Arizona, Nevada, California, New Mexico, Texas, Florida, Georgia, Virginia, North Carolina, Colorado, Oklahoma, South Carolina, Tennessee, Alabama and Mississippi and such other states as may be approved by the Program Agent in writing from time to time (such approval not to be unreasonably withheld).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity.

“Plan” means an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Pledged Contract” means, at any date, each Contract owned by the Borrower on such date, whether or not such Contract is an Eligible Contract, excluding any Contract released from the Lien of this Agreement pursuant hereto, and any Terminated Contracts.

“Pre-Tax Net Income” means, for any period for the DT Entities On A Consolidated Basis, Net Income (not including any Net Income that is a loss) plus the amount of any income Taxes paid or currently payable by the DT Entities On A Consolidated Basis during such period.

“Predecessor Servicer Work Product” has the meaning specified in Section 6.14.

“Prime Rate” means, with respect to any Lender Group, the rate of interest announced publicly by the related Reference Bank from time to time as its prime or base rate (such rate not necessarily being the lowest or best rate charged by such Reference Bank).

“Principal Amount” means with respect to any Loan, the original principal amount of such Loan, as such principal amount may be reduced from time to time by (i) payments made in accordance with Section 2.05 and (ii) Collections received by the applicable Lender holding such Loan from distributions made pursuant to Section 2.06 or Section 2.07, as applicable, that have been applied to reduce the Principal Amount of such Loan; provided that if such Principal Amount shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Principal Amount shall be increased by the amount of such rescinded or returned distribution, as though it had not been received by such Lender.

“Principal Balance” means, with respect to any Contract as of any date, the Amount Financed minus the sum of the following amounts without duplication: (i) that portion of all Scheduled Payments actually received on or prior to such day allocable to principal using the Simple Interest Method; (ii) any payment of the Amount Financed with respect to the Contract allocable to principal; (iii) any Cram Down Loss in respect of such Contract; and (iv) any prepayment in full or any partial prepayments applied to reduce the Amount Financed.

“Principal Collections” means, for any Accounting Period, the aggregate amount of Collections (other than Net Liquidation Proceeds) with respect to the aggregate Principal Balance due under the Pledged Contracts received or deemed received during such Accounting Period.

“Pro Rata Share” means, at any time for any Committed Lender in any Lender Group, (a) the Commitment of such Committed Lender at such time, divided by the sum of the Commitments of all Committed Lenders in such Lender Group at such time and (b) after the Commitments of all the Committed Lenders in such Lender Group have been terminated, the outstanding principal amount of the Loans funded by such Committed Lender at such time, divided by the outstanding principal amount of the Loans funded by all the Committed Lenders in such Lender Group at such time.

“Product Information” has the meaning specified in Section 10.12(a).

“Program Agent” means The Royal Bank of Scotland PLC, in its capacity as agent for the Lenders, together with its successors and permitted assigns.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the IRC which is not exempt under Section 408 of ERISA or Section 4975(d) of the IRC.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Agreement” means that certain Purchase and Contribution Agreement dated as of the date hereof between the Originator and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Quarterly Measurement Date” means, for the DT Entities On A Consolidated Basis with respect to any fiscal year, the last day of the March, June, September and December Accounting Periods.

“Rate Type” means the Adjusted LIBO Rate, the Base Rate or the CP Rate.

“Rated Maturity Date” means the seventy four (74) month anniversary of the Maturity Date.

“Rating Agencies” means each of DBRS, S&P and Moody’s or their respective successors.

“Rating Reaffirmation Dates” means each of the Settlement Dates occurring in January, April, July and October of each year, starting October, 2010.

“Records” means all agreements, documents, instruments, books, records and other information (including, without limitation, financial statements, accounting records, customer lists, credit files, computer programs, electronic data print outs and other computer materials and records, tapes, discs, punch cards, data processing software and related property and rights) maintained by or on behalf of the Borrower or the Servicer with respect to the Pledged Contracts.

“Reference Bank” means, with respect to any Lender Group, the financial institution identified as the Reference Bank for such Lender Group on Schedule I or such other financial institution as shall be specified by the Managing Agent for such Lender Group in a written notice to the Borrower.

“Register” has the meaning specified in Section 10.03(d).

“Registrar of Titles” means a state agency in a Permitted State that issues Certificates of Titles.

“Regulations T, U and X” means Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Release” has the meaning specified in Section 2.06(b)(viii).

“Release Request” has the meaning set forth in the Custodial Agreement.

“Reportable Event” has the meaning set forth in Section 4043 of ERISA.

“Required Standard of Care” has the meaning set forth in Section 6.07.

“Required Takeout Price” means, with respect to any Securitization Transaction or whole loan sale transaction, an amount equal to the sum of (i) the portion of the Outstanding Loan Amount required to be reduced at the time of such Securitization Transaction or whole loan sale transaction such that after giving effect to the sale of the related Pledged Contracts, the Outstanding Loan Amount will not exceed the Borrowing Base, plus (ii) all accrued and unpaid

Interest and Fees at the time of such Securitization Transaction or whole loan sale transaction, plus (iii) if any other Borrower Obligations are then due and payable at the time of such Securitization Transaction or whole loan sale transaction, the aggregate amount of such other Borrower Obligations.

“Requirement of Law” means as to any Person, the certificate of incorporation and by- laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Account” has the meaning set forth in Section 2.19.

“Reserve Account Requirement” means, on any date, $200,000; provided, however, that upon any increase in the Aggregate Commitment pursuant to Section 2.03, the Reserve Account Requirement shall mean, on any date, 0.40% of the Aggregate Commitment as of such date.

“Reserve Percentage” means, at any time, the sum of (i) 50% plus (ii) if either (a) the Rolling Average Charged-Off Losses Ratio (Managed Portfolio Contracts) or the Rolling Average Charged-Off Losses Ratio (Pledged Contracts) exceeds 3.15% for two (2) or more consecutive Accounting Periods or (b) the Rolling Average Delinquency Ratio (Managed Portfolio Contracts) or the Rolling Average Delinquency Ratio (Pledged Contracts) exceeds 13.00% for two (2) or more consecutive Accounting Periods, 10% for each of the three succeeding Accounting Periods, as the same may be adjusted pursuant to Section 5.01(o).

“Responsible Officer” means, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer means any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate or limited liability company resolution.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of the membership interests of the Borrower now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any membership interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any membership interests of the Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower.

“Restricted Payments” means with respect to any Person, (i) collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments, by virtue of redemption or otherwise, on any class of equity securities (including, without limitation, warrants, options or rights therefor) or membership interest issued by such Person, whether such securities or interest are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly and (ii) any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, defeasance, retirement or other acquisition of any subordinate debt of any DT Entity, whether now or hereafter outstanding, or any other distributions in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any DT Entity.

“Rolling Average Charged-Off Losses Ratio (Managed Portfolio Contracts”) means, as of any Measurement Date with respect to the Managed Portfolio Contracts, the average of the Charged-Off Losses Ratio for the Managed Portfolio Contracts for the DT Entities On A Consolidated Basis for the three (3) consecutive Accounting Periods most recently ended.

“Rolling Average Charged-Off Losses Ratio (Pledged Contracts)” means, as of any Measurement Date with respect to the Pledged Contracts, the average of the Charged-Off Losses Ratio with respect to the Pledged Contracts for the three (3) consecutive Accounting Periods most recently ended.

“Rolling Average Delinquency Ratio (Managed Portfolio Contracts)” means, as of any Measurement Date with respect to the Managed Portfolio Contracts, the average of the Delinquency Measurement Ratios for the Managed Portfolio Contracts for the DT Entities On A Consolidated Basis for the three (3) consecutive Accounting Periods most recently ended.

“Rolling Average Delinquency Ratio (Pledged Contracts)” means, as of any Measurement Date with respect to the Pledged Contracts the average of the Delinquency Measurement Ratios for all Pledged Contracts for the three (3) consecutive Accounting Periods most recently ended.

“Rolling Average Extension Rate (Managed Portfolio Contracts)” means, with respect to the Managed Portfolio Contracts for any Accounting Period, the percentage of Managed Portfolio Contracts for which an extension has been granted by the Servicer in accordance with the Credit and Collection Policy during such Accounting Period (computed as the number of whole months extended or fractions thereof, on a twelve (12) month rolling average basis and based on the number of Managed Portfolio Contracts at the beginning of each Accounting Period).

“Rolling Average Extension Rate (Pledged Contracts)” means, with respect to the Pledged Contracts for any Accounting Period, the percentage of Pledged Contracts for which an extension has been granted by the Servicer in accordance with the Credit and Collection Policy during such Accounting Period (computed as the number of whole months extended or fractions thereof, on a twelve (12) month rolling average basis and based on the number of Pledged Contracts at the beginning of each Accounting Period).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

“Schedule of Payments” means the schedule of payments disclosed on a Contract.

“Scheduled Payments” means the periodic installment payment amount disclosed in the Schedule of Payments for the Contract.

“Secured Parties” means, collectively, the Lenders, each Managing Agent, the Program Agent, the Custodian, the Backup Servicer and each other Indemnified Party.

“Securities Intermediary” has the meaning set forth in Section 2.19(b).

“Securitization Transaction” means any securitization or structured finance transaction entered into by any DT Entity or an Affiliate thereof from time to time secured in whole or in part by Contracts and/or Pledged Contracts. As of the date hereof, the closing date of the most recent Securitization Transaction was December 17, 2009.

“Senior Servicer Fee” means, if any DT Entity is the Servicer, with respect to each Accounting Period, a portion of the Servicer Fee equal to the product of (i) one-twelfth of a rate per annum equal to four percent (4.00%) and (ii) the aggregate Principal Balances of all Pledged Contracts as of the last day of such Accounting Period.

“Servicer” means, at any time, the Person then authorized pursuant to Article VI hereof to act hereunder in such capacity. As of the date hereof, DTCC is the Servicer.

“Servicer Default” means the occurrence of any of the following with respect to the Servicer:

(a) the Servicer shall fail to make any payment or deposit required to be made by it hereunder when due, and such failure shall continue for one Business Day; or

(b) the Servicer shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Facility Document on its part to be performed or observed and such failure remains unremedied for five (5) days after it receives notice of such failure from any Affected Party or a Responsible Officer of the Servicer has knowledge thereof; or

(c) any representation or warranty made or deemed to be made by the Servicer under this Agreement, any Monthly Report, any Borrowing Base Certificate, any Borrowing Request or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made or deemed made or delivered; or

(d) an Event of Bankruptcy shall have occurred with respect to the Servicer; or

(e) occurrence of any other Event of Termination (including any Level Two Trigger Event) relating to the Servicer (including, without limitation, breach of any applicable financial covenants).

“Servicer Fee” means a fee with respect to each Accounting Period, payable in arrears on each Settlement Date for the account of the Servicer, in an amount equal to the product of (i) one-twelfth of the Servicer Fee Rate and (ii) the aggregate Principal Balances of all Pledged Contracts as of the last day of such Accounting Period; provided that if the Servicer is not DTCC or an Affiliate of DTAC, the Servicer Fee shall be reflective of the market rate for servicing similar Contracts.

“Servicer Fee Rate” means a rate per annum equal to four percent (4.00%); provided that, from and after the Commitment Termination Date, so long as no Event of Termination, Servicer Default, Incipient Event of Termination or Incipient Servicer Default shall have occurred and be continuing (other than an Event of Termination that arises solely as a result of the failure of the Borrower to repay all Borrower Obligations in full on the Commitment Termination Date), the “Servicer Fee Rate” shall mean a rate per annum equal to seven percent (7.00%).

“Servicing Report” has the meaning set forth in Section 6.15(a).

“Servicing Transfer” has the meaning set forth in Section 6.01(c).

“Servicing Turnover Date” has the meaning set forth in Section 6.07.

“Settlement Date” means (i) the 15th day of each Accounting Period (or, if such day is not a Business Day, the next succeeding Business Day), provided that the first Settlement Date shall be September 15, 2010 and (ii) on and after the occurrence of an Event of Termination, each other Business Day specified by the Program Agent (which, in the discretion of the Program Agent, may be as frequently as daily) in a written notice to the Borrower, the Paying Agent and the Servicer.

“Simple Interest Method” means the method of allocating a generally fixed level payment between principal and interest, pursuant to which the portion of such payment that is allocated to interest is equal to the product of the APR multiplied by the unpaid balance multiplied by the period of time (expressed as a fraction of a year, based on the actual number of days in the calendar month and the actual number of days in the calendar year) elapsed since the date through which interest was last paid and the remainder of such payment is allocable to principal.

“Single Employer Plan” has the meaning set forth in Section 3(41) of ERISA.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Supporting Obligations” has the meaning given to such term in the UCC.

“Terminated Contract” has the meaning set forth in the Custodial Agreement.

“Termination Date” means the earliest to occur of (i) the Commitment Termination Date, (ii) the declaration or automatic occurrence of the Termination Date pursuant to Section 7.02 and

(iii) that Business Day which the Borrower designates as the Termination Date by notice to the Program Agent at least five (5) Business Days prior to such Business Day.

“Termination Notice” has the meaning set forth in Section 6.01(c).

“Transaction” has the meaning specified in Section 10.12.

“Transaction Parties” means, collectively, the Borrower, the Originator, the Performance Guarantors and, so long as it is DTCC or an Affiliate of DTAC, the Servicer.

“Transition Expenses” means any documented expenses and allocated cost of personnel reasonably incurred by the Backup Servicer in connection with a Servicing Transfer.

“Trust Receipt Exhibit A” has the meaning set forth in the Custodial Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Vehicle Basis” means, at any time with respect to any Financed Vehicle securing an Eligible Contract, the product of (i) 90% and (ii) the Vehicle Cost of such Financed Vehicle.

“Vehicle Cost” means, with respect to a Financed Vehicle, at any time, the sum of (i) BC, (ii) R and (iii) $1,200 where:

BC	=	the purchase price for the acquisition of such Financed Vehicle, and

R	=	the reconditioning costs with respect to such Financed Vehicle, which shall include parts, labor, transportation in connection with reconditioning, title expenses and warranty expenses with respect to such Financed Vehicle.

“Walk-In Payment Percentage” means, with respect to any Accounting Period, the percentage equivalent of a fraction the numerator of which is the amount of Collections not received either by electronic funds transfer or by check delivered to a Lock-Box during such Accounting Period and the denominator of which is the amount of Collections deposited in Collection Account during such Accounting Period.

“Walk-In Payment Ratio” means, on any day, the average of the Walk-In Payment Percentages for the three most recently completed Accounting Periods.

“Warehouse Facility” means a committed revolving credit facility (other than the credit facility evidenced by this Agreement) in favor of DTAC, DTAG and/or an Affiliate thereof pursuant to which one or more lenders, purchasers or other investors have agreed to provide financing to DTAC, DTAG and/or an Affiliate thereof secured by Contracts.

“Warehouse Facility Availability” means, on any Business Day with respect to any Warehouse Facility, the maximum principal amount available to be borrowed on such date by

DTAC, DTAG and/or an Affiliate thereof under such Warehouse Facility, determined on such date after giving effect to any borrowing base or similar calculation set forth therein and subject to the facility limit or maximum available credit thereunder.

SECTION 1.02. Other Terms and Constructions. Under this Agreement, all accounting terms not specifically defined herein shall be construed in accordance with GAAP as in effect in the United States, and all accounting determinations made and all financial statements prepared hereunder shall be made and prepared in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended or supplemented and not to any particular section, subsection, or clause contained in this Agreement, and all references to Sections, Exhibits and Schedules shall mean, unless the context clearly indicates otherwise, the Sections hereof and the Exhibits and Schedules attached hereto, the terms of which Exhibits and Schedules are hereby incorporated into this Agreement. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of the provisions of this Agreement. Each of the definitions set forth in Section 1.01 hereof shall be equally applicable to both the singular and plural forms of the defined terms. Unless specifically stated otherwise, all references herein to any agreements, documents or instruments shall be references to the same as amended, restated, supplemented or otherwise modified from time to time.

SECTION 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01. The Loans.

(a) On the terms and subject to the conditions hereof, on the date hereof, and thereafter from time to time prior to the Termination Date, each Conduit Lender may in its sole discretion, and each Committed Lender shall, if (x) there is no Conduit Lender in its related Lender Group or (y) the Conduit Lender in its related Lender Group elects not to, make Loans to the Borrower in an amount, for each Lender Group, equal to its Lender Group Percentage of the amount requested by the Borrower pursuant to Section 2.02; provided that no Lender shall make any such Loan or portion thereof to the extent that, after giving effect to such Loan:

(i) the aggregate outstanding Principal Amount of the Loans funded by such Lender hereunder shall exceed its Conduit Lending Limit (in the case of a Conduit Lender) or Commitment (in the case of a Committed Lender);

(ii) the Outstanding Loan Amount shall exceed the lesser of the Facility Limit and the Borrowing Base; or

(iii) in the case of a Lender Group which has one or more Conduit Lenders, the sum of (A) the aggregate Face Amount of Commercial Paper issued by the Conduit Lender(s) in such Lender Group to fund or maintain the Loans hereunder and (B) the aggregate outstanding Principal Amount of the Loans funded hereunder by the Lenders in such Lender Group other than through the issuance of Commercial Paper, shall exceed the Lender Group Limit for such Lender Group.

If there is more than one Committed Lender in a Lender Group, each such Committed Lender shall lend its Pro Rata Share of such Lender Group’s Lender Group Percentage of each requested Loan (in the case of a Lender Group which has one or more Conduit Lenders, to the extent such Loan is not made by the related Conduit Lender.(s)) Each Borrowing shall be in a minimum principal amount equal to $1,000,000 and in integral multiples of $100,000 in excess thereof. Subject to the foregoing and to the limitations set forth in Section 2.05, the Borrower may borrow, prepay and reborrow the Loans hereunder.

(b) Each Borrowing shall consist of Loans having the same Interest Period and made on the same day by each of the Lender Groups ratably according to their respective Lender Group Percentages. The first Borrowing hereunder shall occur on the date hereof.

(c) On the Termination Date, the Commitments of the Committed Lenders will terminate automatically without any action required on the part of any Person.

(d) On the Maturity Date, all of the Loans, together with all other Borrower Obligations, shall mature and be due and payable.

SECTION 2.02. Borrowing Procedures.

(a) Borrowing Requests.

(i) The Borrower shall request a Borrowing hereunder by submitting to the Program Agent a written notice, substantially in the form of Exhibit B (each, a “Borrowing Request”) not later than 12:00 p.m. (New York City time) on the Business Day prior to the date of the proposed Borrowing (each, a “Borrowing Date”). Promptly after its receipt thereof, the Program Agent shall submit a copy of each Borrowing Request to each Managing Agent who shall promptly forward a copy thereof to the Lenders in its Lender Group.

(ii) Each Borrowing Request shall: (A) specify (1) the amount of the requested Borrowing which amount shall be allocated among the Lender Groups based on the respective Lender Group Limits of each Lender Group, (2) the Outstanding Loan Amount after giving effect to such Borrowing, (3) the desired Borrowing Date, and (4) the account of the Borrower to which the proceeds of such Borrowing are to be remitted, (B) certify that, after giving effect to the proposed Borrowing, no Borrowing Base Deficiency would exist, and (C) be accompanied by a duly completed Schedule I to such Borrowing Request which sets forth the required information regarding the Eligible Contracts that are the subject of such Borrowing.

(iii) The Borrower may not submit more than three Borrowing Requests in any calendar week. The Borrower shall deliver a Borrowing Base Certificate together with each

Borrowing Request, the calculation in such certificate to be made as of the close of business on the prior Business Day.

(b) Conduit Lender Acceptance or Rejection. If a Conduit Lender shall receive a Borrowing Request, such Conduit Lender shall instruct the related Managing Agent to accept or reject such request by no later than the close of business on the Business Day of the applicable Borrowing Request. If a Conduit Lender rejects a Borrowing Request, the related Managing Agent shall promptly notify the Borrower and the related Committed Lenders of such rejection. If a Conduit Lender declines to fund its portion of any Borrowing Request, the Borrower may cancel and rescind such Borrowing Request in its entirety upon notice thereof received by the Program Agent and each Managing Agent prior to the close of business on the Business Day immediately prior to the proposed Borrowing Date. At no time will a Conduit Lender be obligated to make Loans hereunder regardless of any notice given or not given pursuant to this Section.

(c) Committed Lender’s Commitment.

(i) If a Conduit Lender in a Lender Group rejects a Borrowing Request and the Borrower has not cancelled such Borrowing Request in accordance with clause (b) above, or if there is no Conduit Lender in a Lender Group, any Loan requested by the Borrower in such Borrowing Request that would otherwise be applicable to such Conduit Lender shall be made by the related Committed Lenders in such Lender Group on a pro rata basis in accordance with their respective Pro Rata Shares of such Loan.

(ii) The obligations of any Committed Lender to make Loans hereunder are several from the obligations of any other Committed Lenders (whether or not in the same Lender Group). The failure of any Committed Lender to make Loans hereunder shall not release the obligations of any other Committed Lender (whether or not in the same Lender Group) to make Loans hereunder, but no Committed Lender shall be responsible for the failure of any other Committed Lender to make any Loan hereunder.

(iii) Notwithstanding anything herein to the contrary, a Committed Lender shall not be obligated to fund any Loan at any time on or after the Termination Date or if, after giving effect to such Loan, the aggregate outstanding Loans funded by such Committed Lender hereunder would exceed an amount equal to (i) such Committed Lender’s Commitment, minus, if applicable, (ii) such Committed Lender’s ratable share of the aggregate outstanding principal balance of the Loans held by the Conduit Lender(s) in such Committed Lender’s Lender Group.

(d) Disbursement of Funds. On each Borrowing Date, each applicable Lender shall remit its share of the aggregate amount of the Loans requested by the Borrower to the account of its related Managing Agent specified therefor to such Lender by 1:30 p.m. (New York City time) by wire transfer of same day funds. Upon receipt of such funds, each Managing Agent shall remit such funds by wire transfer of same day funds to the account of the Borrower specified in the related Borrowing Request by 3:00 p.m. (New York City time) to the extent it has received such funds from the Lenders in its Lender Group no later than 1:30 p.m. (New York City time).

SECTION 2.03. Reductions and Increases to the Facility Limit.

(a) Reductions of the Facility Limit. The Borrower may, from time to time upon at least three (3) Business Days’ prior written notice to each Managing Agent (with a copy to the Paying Agent), elect to reduce the Facility Limit in whole or in part, provided that after giving effect to any such reduction and any principal payments on such date, the Outstanding Loan Amount shall not exceed the Facility Limit. Any such reduction shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof; and provided further that any such reduction shall effect a ratable reduction of the Commitments of each Committed Lender and of each Lender Group’s Lender Group Limit. Once the Facility Limit is reduced pursuant to this Section 2.03(a) it may not subsequently be reinstated without the consent of each Committed Lender.

(b) Initial Increase of Aggregate Commitment. Subject to the terms and conditions herein provided, the Borrower may, on any Business Day from and including January 6, 2011 to and including January 14, 2011, upon not less than five (5) Business Days prior written notice to the Program Agent, increase the amount of the Aggregate Commitment by $50,000,000. Such notice of increase shall be irrevocable. The obligation of the Committed Lenders to increase the Aggregate Commitment in response to such notice is subject to the satisfaction of the following conditions: (a) (i) no Event of Termination or Incipient Event of Termination shall have occurred and be continuing immediately before or after giving effect to such increase in the Aggregate Commitment; (ii) the representations and warranties of each of the Originator, the Borrower and the Servicer contained in this Agreement and the other Facility Documents shall be true and correct in all material respects on and as of the date of such increase in the Aggregate Commitment, both before and after giving effect thereto and (iii) no Change in Law shall have occurred, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, in each case, which enjoins, prohibits or restrains (or with respect to any litigation seeks to enjoin, prohibit or restrain), the making or repayment of the Loans, the granting or perfection of Liens in the Collateral, or the consummation of any of the other transactions hereunder or the use of proceeds of the Loans; (b) receipt on the date of such proposed increase of a certificate, signed by a Responsible Officer of the Borrower and certifying as to the satisfaction of the conditions set forth in clause (a) above; (c) the Demand Note shall have been increased ratably in connection with such increase and each guarantor under the Demand Note Guaranty shall have reaffirmed its obligations thereunder, in each case pursuant to documentation in form and substance reasonably satisfactory to the Program Agent; (d) the Program Agent shall have received a written confirmation from DBRS that the Notes have a rating of AA after giving effect to such increase of the Aggregate Commitment (it being noted for the avoidance of doubt that the written confirmation required under this clause (d) shall be the same as, and not in addition to, the written confirmation required for the Rating Reaffirmation Date occurring in January 2011); and (e) the Program Agent shall have received the Fees that are required to be paid pursuant to the Fee Letter in connection with such increase.

(c) Further Increases. In addition to the foregoing, The Borrower may, from time to time upon at least thirty (30) days (or such lesser number of days agreed to by the Managing Agents) prior written notice request an increase to the Aggregate Commitment. Each such notice shall specify (i) the proposed date such increase shall become effective and (ii) the proposed amount of such increase (which amount shall be at least $25,000,000 or an integral multiple of $5,000,000 in excess thereof), and shall otherwise be in form and substance satisfactory to the Managing Agents. Such increase to the Aggregate Commitment shall become effective, if, and only if, (A)(x) the Program Agent and the Managing Agent (on behalf of the Committed Lenders in the related Lender Group) of each Lender Group whose Lender Group Limit is being increased has approved such increase, by delivering a written confirmation of such approval to the Program Agents, the Managing Agents and the Borrower (with a copy to the Paying Agent) or (y) to the extent that the Committed Lenders in one or more Lender Groups have, in their sole discretion, agreed to increase the Aggregate Commitment in an amount which is less than the Borrower’s requested increase to the Aggregate Commitment, the Borrower shall reduce its requested increase to the Aggregate Commitment to an amount equal to such lower amount. Nothing contained herein shall constitute a commitment on the part of any Committed Lender hereunder to agree to any such increase and (B) the Demand Note shall have been increased ratably in connection with such increase and each guarantor under the Demand Note Guaranty shall have reaffirmed its obligations thereunder, in each case pursuant to documentation in form and substance reasonably satisfactory to the Program Agent.

SECTION 2.04. Interest and Fees. On each Settlement Date and on the Final Collection Date, the Borrower shall pay to each Lender (or its related Managing Agent) all accrued and unpaid Interest with respect to the Loans for the preceding Interest Period pursuant to Section 2.06 or Section 2.07 of this Agreement. On each Liquidity Fee Payment Date, the Borrower shall pay to each Managing Agent the accrued and unpaid Liquidity Fees then due and payable pursuant to Section 2.06 of this Agreement. On or before each Settlement Date, each Managing Agent (on behalf of the Lenders in the related Lender Group) shall furnish the Borrower with an invoice setting forth the amount of the accrued and unpaid Interest for the related Interest Period. All payments of Interest and Liquidity Fees shall be made out of Collections, the proceeds of Loans or, if the Program Agent consents, such other funds available to the Borrower.

SECTION 2.05. Principal Payments.

(a) Optional Prepayments. The Borrower may, at its option, prepay on any Business Day all or any portion of any Loan upon prior written notice delivered to each Managing Agent (with a copy to the Paying Agent) not later than 12:00 p.m. (New York City time) one (1) Business Day prior to the date of such payment. Each such notice shall be in the form attached as Exhibit J and shall specify (i) the aggregate amount of the prepayment to be made on the Loans and (ii) the Business Day on which the Borrower will make such prepayment. Each such prepayment shall be in a minimum principal amount equal to $1,000,000 and in integral multiples of $100,000 in excess thereof and shall be made ratably among the Lenders based on the aggregate Principal Amount of the Loans held by each. Unless otherwise agreed by a Managing Agent, each such prepayment of the Loans to the Lenders in such Managing Agent’s Lender Group must be accompanied by a payment of all accrued and unpaid Interest on the amount prepaid and any other amounts (including amounts payable under Section 2.12) due from the Borrower hereunder in respect of such prepayment. Any such prepayment shall be made out of Collections or, with the consent of the Program Agent (such consent not to be unreasonably withheld) out of other funds of the Borrower.

(b) Mandatory Prepayments. In the event that any Borrowing Base Certificate or Monthly Report indicates or if at any time the Program Agent shall notify Borrower that a Borrowing Base Deficiency exists, the Borrower shall no later than the close of business on the second Business Day following the day on which such Borrowing Base Deficiency exists, prepay the Outstanding Loan Amount in part or in whole, such that after giving effect to such prepayment the Outstanding Loan Amount does not exceed the Borrowing Base. In the event that the Outstanding Loan Amount exceeds the Facility Limit, the Borrower shall no later than the close of business on the second Business Day following the day on which such excess exists, prepay the Outstanding Loan Amount in part or in whole, such that after giving effect to such prepayment the Outstanding Loan Amount does not exceed the Facility Limit. In addition, if with respect to any Pledged Contract, any of the events described in Section 2.2 of the Purchase Agreement occurs, the Borrower shall cause the Originator to repurchase from the Borrower, each such Pledged Contract. Not later than the Business Day following its receipt of the Purchase Amount from the Originator, the Borrower shall prepay the Loans in an aggregate amount equal to such Purchase Amount, and such Purchase Amount shall be deemed to constitute Collections hereunder. Not later than the close of business on the first Business Day after the date on which the Outstanding Loan Amount is less than or equal to 5.00% of the Outstanding Loan Amount as of the close of business on the Termination Date, the Borrower shall prepay the Outstanding Loan Amount in full.

SECTION 2.06. Application of Collections Prior to Termination Date.

(a) The Servicer shall cause all Collections received in the Depository Accounts and the Lockboxes to be remitted to the Collection Account not later than the third Business Day after receipt thereof. Subject to Section 2.19, funds on deposit in the Collection Account and Reserve Account from time to time may be invested in Permitted Investments. Each such Permitted Investment shall mature not later than the Business Day preceding the next Settlement Date and shall be held to maturity. Each investment instruction by the Borrower or the Servicer, which may be a standing instruction, shall designate specific types of Permitted Investments (and the terms thereof) and shall certify that such investments constitute Permitted Investments that will mature at the time specified in the preceding sentence. Absent the written instruction of the Borrower or the Servicer, the Paying Agent shall invest funds on deposit in the Collection Account and the Reserve Account in Permitted Investments described in clause (d) of the definition thereof. None of the Program Agent, the Paying Agent or Securities Intermediary shall be liable for any loss incurred in connection with an investment in the Collection Account or the Reserve Account, except for losses due to such Person’s failure to make payments on such Permitted Investments issued by such Person in its commercial capacity as principal obligor (and not as Program Agent, Paying Agent or Securities Intermediary).

(b) On each Settlement Date prior to the Termination Date, the Paying Agent shall, based on the information set forth in the related Monthly Report, apply all Collections on deposit in the Collection Account on such day in the following order and priority:

(i) first, to the Paying Agent, the Securities Intermediary, the Custodian and the Backup Servicer, pro rata, based on the amounts owing to them in respect of accrued (x) Paying Agent Fees, (y) Custodial Fees and (z) Backup Servicing Fees, together with any costs, expenses or indemnities then due and payable to the Paying Agent, the Securities Intermediary, the Custodian or the Backup Servicer, and any Transition Expenses then due and payable to the Backup Servicer if it becomes the successor Servicer; provided that in no event shall the amount payable to the Backup Servicer in respect of Transition Expenses pursuant to this clause (b)(i) exceed $200,000 in the aggregate;

(ii) second, to the Servicer the accrued and unpaid Servicer Fee and, if not otherwise paid, at the direction of the Majority Managing Agents, pay to each Approved Sub-servicer all amounts then due and payable pursuant to the contract between the Servicer and such Approved Sub-servicer;

(iii) third, to each Managing Agent (for the account of the Lenders in the related Lender Group), on a pro rata basis, an amount equal to the aggregate accrued and unpaid Interest and Liquidity Fees then due and payable to the Lenders in respect of the preceding Interest Period, together with any accrued and unpaid Interest and Liquidity Fees from prior Interest Periods;

(iv) fourth, if a Borrowing Base Deficiency exists, or the Outstanding Loan Amount exceeds the Facility Limit, to the Managing Agents, on behalf of the applicable Lenders, an amount equal to such Borrowing Base Deficiency or the amount necessary to cause the Outstanding Loan Amount to be less than or equal to the Facility Limit (such amount to be allocated among the Lenders ratably in accordance with the outstanding principal balance of the Loans held by each), provided, however, that at any time there are Extending Lenders and Non- Extending Lenders, notwithstanding the foregoing, the amount necessary to cause the Outstanding Loan Amount to be less than or equal to the Facility Limit, shall be applied to pay the Managing Agents of all Non-Extending Lenders with such amount to be allocated among the Non-Extending Lenders ratably in accordance with the outstanding principal balance of the Loans held by each;

(v) fifth, if any Borrower Obligations (other than the amounts paid pursuant to clauses (i) through (iv) above) are then due and payable by the Borrower to any Secured Party, to each such Secured Party (ratably in accordance with the amounts owing to each) the Borrower Obligations so due and payable;

(vi) sixth, to the Reserve Account, until the amount on deposit therein is equal to the Reserve Account Requirement;

(vii) seventh, in the event that at least one Committed Lender has agreed to any extension of the Commitment Termination Date pursuant to Section 2.08 when requested by the Borrower, and at least one Lender has not agreed to such extension (each such Lender, a “Non-Extending Lender”), then, from and after the occurrence of the Commitment Termination Date for any Non-Extending Lender, to each such Non-Extending Lender, in payment of the outstanding principal balance of its Loans, in an amount equal to such Non-Extending Lender’s ratable share (in accordance with the respective outstanding principal balance of the Loans made by each of the Lenders) of the balance of such Collections (such ratable share to be determined on each Business Day, solely for the purposes of this clause (ii), based upon the outstanding Loans of the Lenders immediately preceding such Commitment Termination Date), until such Non- Extending Lender’s outstanding Loans are reduced to zero;

(viii) eighth, remit any remaining Collections to the Borrower for application in accordance with Section 2.06(c) below (any such remittance, a “Release”); provided that, if the conditions precedent for such Release set forth in Section 3.02 are not satisfied, the Servicer shall retain such Collections into the Collection Account for application on the next Business Day in accordance with this Section 2.06 or Section 2.07, as applicable.

(c) Any Collections remitted to the Borrower pursuant to Section 2.06(b)(viii) shall be applied by the Servicer, on behalf of the Borrower: (i) first, if so requested by the Borrower, to pay or prepay (or set aside for the payment or prepayment of) Loans, (ii) second, to pay the purchase price for Eligible Contracts to be acquired by the Borrower from the Originator on such day under the Purchase Agreement, and (iii) third, if so requested by the Borrower, to be retained in the Collection Account for application on the next Business Day in accordance with this Section 2.06 or Section 2.07, as applicable and (iv) fourth, so long as the conditions precedent set forth in Section 3.02 are satisfied, any remaining amounts to Borrower or its designee.

(d) The Reserve Account.

(i) If, on any Settlement Date prior to the Termination Date, Collections on deposit in the Collection Account on such day are less than the aggregate amount required to be distributed pursuant to clauses (i), (ii), (iii), and (iv) of Section 2.06, the Program Agent shall direct the Paying Agent to withdraw the amount of such deficiency (but not in excess of the amount required to be distributed pursuant to such clauses (i), (ii), (iii) and (iv)), up to the amount available in the Reserve Account, from the Reserve Account and shall apply such amount directly (and solely) to any unpaid amounts described in clauses (i), (ii), (iii) and (iv) in the order of priority and in the manner set forth in such clauses.

(ii) On the first Settlement Date after the Termination Date, any funds in the Reserve Account shall be deposited in the Collection Account to be applied as part of the Collections on such Settlement Date. After making the withdrawal required by this Section 2.06(d)(ii), the Reserve Account shall be closed.

SECTION 2.07. Application of Collections After Termination Date.

(a) On the Termination Date, the Servicer shall deposit to the Collection Account all Collections (for which it has good funds) held by it on such date. On each Business Day thereafter, the Servicer shall deposit (or cause to be deposited) to the Collection Account, within three (3) Business Days of its receipt thereof, all Collections received by it that have not previously been deposited to the Collection Account..

(b) On each Settlement Date from and after the Termination Date, the Paying Agent shall, based on the information set forth in the related Monthly Report, apply all Collections received since the prior Settlement Date, and all funds, if any, on deposit in the Collection Account that have not been previously applied hereunder (including, without limitation, any investment earnings received with respect to such funds) in the following order of priority:

(i) first, to the Paying Agent, the Securities Intermediary, the Custodian and the Backup Servicer, pro rata, based on the amounts owing to them in respect of accrued (x) Paying Agent Fees, (y) Custodial Fees and (z) Backup Servicing Fees, together with any costs, expenses or indemnities then due and payable to the Paying Agent, the Securities Intermediary, the Custodian or the Backup Servicer, and any Transition Expenses then due and payable to the Backup Servicer if it becomes the successor Servicer; provided that in no event shall the amount payable to the Backup Servicer in respect of Transition Expenses pursuant to this clause (b)(i) exceed $200,000 in the aggregate;

(ii) second, to the Program Agent an amount equal to the Borrower Obligations owing to the Program Agent in respect of costs and expenses of the type described in Section 10.10 incurred by it in connection with the enforcement of any Facility Document or the collection of any amounts due thereunder;

(iii) third, to the Servicer the accrued and unpaid Servicer Fee, but not in excess of the Senior Servicer Fee for such Settlement Date, and, if not otherwise paid, at the direction of the Majority Managing Agents, pay to each Approved Sub-servicer all amounts then due and payable pursuant to the contract between the Servicer and such Approved Sub-servicer;

(iv) fourth, to the Lenders, the Managing Agents and the Program Agent, on a pro rata basis, an amount equal to the aggregate accrued and unpaid Interest and Liquidity Fees;

(v) fifth, if a Borrowing Base Deficiency exists, or the Outstanding Loan Amount exceeds the Facility Limit, to the Managing Agents, on behalf of the applicable Lenders, an amount equal to such Borrowing Base Deficiency or the amount necessary to cause the Outstanding Loan Amount to be less than or equal to the Facility Limit (such amount to be allocated among the Lenders ratably in accordance with the outstanding principal balance of the Loans held by each);

(vi) sixth, to the Servicer any accrued and unpaid Servicer Fee not paid pursuant to clause (iii) above;

(vii) seventh, to the Lenders an amount equal to the Outstanding Loan Amount (such amount to be allocated among the Lenders ratably in accordance with the outstanding principal balance of the Loans held by each);

(viii) eighth, if any Borrower Obligations (other than the amounts paid pursuant to clauses (i) through (v) above) are then due and payable by the Borrower to any Secured Party, to each such Secured Party (ratably in accordance with the amounts owing to each) the Borrower Obligations so due and payable; and

(ix) ninth, on the Final Collection Date, remit any remaining funds to the Borrower.

SECTION 2.08. Extension of Commitment Termination Date. The Borrower may, no more frequently than once each year by delivering written notice to the Managing Agents (with a copy to the Program Agent), request the Lenders to extend the Commitment Termination Date for an additional 364 days past the then applicable Commitment Termination Date, with such extension to become effective with respect to any Lender Group, as of the date one or more Committed Lenders having Commitments equal to 100% of such Lender Group’s Lender Group Limit shall in their sole discretion consent to such extension (the Lenders in such a Lender

Group, “Extending Lenders”). Any such request shall be subject to the following conditions: (i) at no time will any Commitment have a term of more than 364 days and, if any such request would result in a term of more than 364 days, such request shall be deemed to have been made for such number of days so that, after giving effect to such extension on the date requested, such term will not exceed 364 days, (ii) none of the Lenders will have any obligation to extend any Commitment, (iii) any such extension of the Commitment Termination Date will be effective only upon the written agreement of at least one Committed Lender and the Borrower and (iv) any request for such extension shall be made at least sixty (60) days prior to the then current Commitment Termination Date. The Managing Agent for each applicable Committed Lender will respond to any such request within thirty (30) days (with a copy to the Paying Agent) but in any event no earlier than thirty (30) days prior to the then current Commitment Termination Date, provided that any Managing Agent’s failure to respond within such period shall be deemed to be a rejection of the requested extension.

SECTION 2.09. Payments and Computations, Etc. All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 2:00 p.m. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to the Collection Account or such account as the Program Agent or the relevant Managing Agents may designate prior to such payment from time to time in writing. The Borrower and the Servicer (only with respect to amounts payable pursuant to Section 8.02) shall, to the extent permitted by law, pay to the Affected Party interest on all amounts not paid or deposited or debited by such Person when due hereunder at 2% per annum above the Base Rate from time to time in effect, payable on demand. All computations of Interest, Liquidity Fees, Servicer Fees and interest hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed; provided that all computations of Interest calculated at the Base Rate shall be made on the basis of a year of 365 days for the actual number of days (including the first but excluding the last day) elapsed. In no event shall any provision of this Agreement require the payment or permit the collection of Interest in excess of the maximum permitted by applicable law. In the event that any payment hereunder (whether constituting a repayment of Loans or a payment of Interest or any other amount) is rescinded or must otherwise be returned for any reason, the amount of such payment shall be restored and such payment shall be considered not to have been made.

SECTION 2.10. Interest Protection.

(a) If due to either: (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation by any Governmental Authority of any law or regulation (other than laws or regulations relating to taxes) after the date hereof or (ii) the compliance by any Lender or any Liquidity Provider with any directive or request from any central bank or other Governmental Authority (whether or not having the force of law) imposed after the date hereof, (1) there shall be an increase in the cost to such Lender or such Liquidity Provider of funding or maintaining any Loan hereunder or of extending a commitment in respect thereof, or (2) such Lender or such Liquidity Provider shall be required to make a payment calculated by reference to any Loan funded by it or Interest received by it, then the Borrower shall, from time to time, within thirty (30) days after demand by the related Managing Agent, pay such Managing Agent for the account of such Lender or such Liquidity Provider (as a third party beneficiary, in the case of any Affected Party other than one of the Lenders), that portion of such increased costs incurred, amounts not received or required payment made or to be made, which such Managing Agent reasonably determines is attributable to funding and maintaining, or extending a commitment to fund, any Loan hereunder or pursuant to any Liquidity Agreement or similar liquidity facility.

(b) Each Managing Agent will promptly notify the Borrower and the Program Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle any Lender or related Liquidity Provider in its Lender Group to compensation pursuant to Section 2.10(a). Each Lender or Liquidity Provider will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender or Liquidity Provider, be otherwise disadvantageous to it or inconsistent with its internal policies and procedures. In determining the amount of such compensation, such Lender may use any reasonable averaging and attribution methods. The applicable Lender or Liquidity Provider (or such party’s related Managing Agent) shall submit to the Borrower a certificate in reasonable detail describing such increased costs incurred, amounts not received or receivable or required payment made or to be made, which certificate shall be conclusive in the absence of manifest error.

(c) Failure or delay on the part of any Managing Agent to demand compensation pursuant to Section 2.10(a) shall not constitute a waiver of such Managing Agent’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or related Liquidity Provider pursuant to this Section for any increased capital unless such Managing Agent gives notice to the Borrower and the Program Agent to compensate such Lender or Liquidity Provider pursuant to this Section within 180 days after the date such Managing Agent knows an event has occurred pursuant to which such Lender or Liquidity Provider will seek such compensation.

SECTION 2.11. Increased Capital.

(a) If either (i) the introduction of or any change in or in the interpretation by any Official Body of any law or regulation or (ii) compliance by any Affected Party with any directive or request from any central bank or other Official Body (whether or not having the force of law) imposed after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Affected Party or such Affected Party reasonably determines that the amount of such capital is increased by or based upon the existence of any Lender’s agreement to make or maintain Loans hereunder and other similar agreements or facilities and such event would have the effect of reducing the rate of return on capital of such Affected Party by an amount deemed by such Affected Party to be material, then, within thirty (30) days after demand by such Affected Party or the related Managing Agent, the Borrower shall pay to such Affected Party (as a third party beneficiary, in the case of any Affected Party other than one of the Lenders) or the related Managing Agent for the account of such Affected Party from time to time, as specified by such Affected Party or such Managing Agent, additional amounts sufficient to compensate such Affected Party in light of such circumstances, to the extent that such Affected Party or such Managing Agent on behalf of such Affected Party reasonably determines such increase in capital to be attributable to the existence of the applicable Lender’s agreements hereunder.

(b) Each Managing Agent will promptly notify the Borrower and the Program Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle any Lender or Affected Party in its Lender Group to compensation pursuant to Section 2.11(a). Each Lender or Affected Party will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender or Affected Party, be otherwise disadvantageous to it or inconsistent with its internal policies. In determining the amount of such compensation, such Lender or Affected Party may use any reasonable averaging and attribution methods. The applicable Lender or Affected Party (or such party’s related Managing Agent) shall submit to the Borrower a certificate describing such compensation, which certificate shall be conclusive in the absence of manifest error.

(c) Failure or delay on the part of any Managing Agent to demand compensation pursuant to Section 2.11(a) shall not constitute a waiver of such Managing Agent’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or Affected Party in its Lender Group pursuant to this Section for any increased capital unless such Managing Agent gives notice to the Borrower and the Program Agent to compensate such Lender or Affected Party in its Lender Group pursuant to this Section within 180 days after the date such Managing Agent knows an event has occurred pursuant to which such Lender or Affected Party in its Lender Group will seek such compensation.

SECTION 2.12. Funding Losses. In the event that any Liquidity Provider or any Lender shall incur any loss, expense or Liquidation Fees (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Liquidity Provider or Lender in order to fund or maintain any Loan or interest therein) as a result of (i) any reduction of the Principal Amount of any Loan at any time other than on a Settlement Date or (ii) the failure of the Borrower to accept the proceeds of any Loan in accordance with a request therefor under Section 2.02, then, upon demand from the related Managing Agent to Borrower, Borrower shall pay to such Managing Agent for the account of such Liquidity Provider or Lender, the amount of such loss, expense or Liquidation Fees. Such written notice shall, in the absence of manifest error, be conclusive and binding upon Borrower.

SECTION 2.13. Taxes.

(a) Except to the extent required by applicable law, any and all payments and deposits required to be made hereunder or under any instrument delivered hereunder by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (except for net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on such Affected Party by the state or foreign jurisdiction under the laws of which such Affected Party is organized or any political subdivision thereof). If the Borrower or the Servicer shall be required by law to make any such deduction, (i) the Borrower shall make an additional payment to such Affected Party, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13), such Affected Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower (or the Servicer, on its behalf) shall make such deductions and (iii) the Borrower (or the Servicer, on its behalf) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes or similar levies which arise from any payment made hereunder or under any instrument delivered hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any instrument delivered hereunder.

(c) Each Affected Party which is not organized under the laws of the United States or any State thereof shall, on or prior to the date that such Affected Party becomes a party to or obtains rights under this Agreement, and prior to any payment being made by the Borrower to such Affected Party, deliver to the Borrower (i) two duly completed and executed copies of the IRS Form W-8BEN or W-8ECI (or any successor form) as applicable; and (ii) to the extent it may lawfully do so, such other forms or certificates as may be required under the laws of any applicable jurisdiction (on or before the date that any such form expires or becomes obsolete), in order to permit the Borrower to make payments to, and deposit funds to or for the account of, such Affected Party hereunder and under the other Facility Documents without any deduction or withholding for or on account of any tax. Each such Affected Party, to the extent it may lawfully do so, shall submit to the Borrower (with copies to the Program Agent) two updated, completed, and duly executed versions of: (i) all forms referred to in the previous sentence upon the expiry of, or the occurrence of any event requiring a change in, the most recent form previously delivered by it to the Borrower or the substitution of such form; and (ii) such extensions or renewals thereof as may reasonably be requested by the Borrower.

(d) If the Borrower is required to pay additional amounts to or for the benefit of any Affected Party pursuant to this Section as a result of a change of law or treaty occurring after such Affected Party first became a party to this Agreement, such Affected Party will, at the Borrower’s request, change the jurisdiction of its applicable lending office if, in the sole judgment of such Affected Party, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Affected Party.

SECTION 2.14. Security Interest.

(a) As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement or any other Facility Document, including the payment when due of all Borrower Obligations, the Borrower hereby grants to the Program Agent, for the benefit of the Secured Parties, a security interest in all of the Borrower’s right, title and interest in, to and under the following, whether now owned or hereafter acquired, now existing or hereafter created, and wherever located (collectively, the “Collateral”):

(i) each Contract owned by the Borrower and each of the following items with respect to such Contract:

(A) the Contract Debtor Documents;

(B) the Contract Rights;

(C) any Supporting Obligations;

(D) any payments from a bank account of, and any electronic funds transfers from, any Contract Debtor or Contract Rights Payor (subject to the terms and conditions of the Master Agency Agreement);

(E) any associated chattel paper, lease, instrument, installment sale contract or installment loan contract;

(F) any contract purchase discount;

(G) any rights of the Borrower to dealer reserves or rate participation with respect to such Contract, if any;

(H) any money, payments or proceeds of any insurance policies with respect to any or all Contracts or any Financed Vehicles with respect to which the Borrower is solely or jointly the owner or is insured or is the loss payee or is a beneficiary, including, without limitation, any Insurance Proceeds;

(I) all accessions to, substitutions for and all replacements and products of, any of the foregoing property; and

(J) all moneys, instruments and other proceeds of the foregoing (all of the foregoing items in this Section 2.14(a)(i) with respect to all Pledged Contracts being the “Contract Collateral”);

(ii) all of the following items owned by the Borrower, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, except to the extent the same constitutes the Contract Collateral:

(A) all chattel paper, accounts, goods, investment property, letters of credit, letter-of-credit rights, leases, instruments, installment sales contracts, installment payment contracts, general intangibles, payment intangibles, promissory notes, and Supporting Obligations relating thereto;

(B) the Demand Note, all rights to payment thereunder and all rights to payments required to be made thereunder;

(C) all deposit accounts and other bank accounts or securities accounts (subject to the terms and conditions of the Master Agency Agreement);

(D) the Collection Account and the Reserve Account, together with all Permitted Investments and all money, investment property, instruments and other property on deposit from time to time in, credited to or related to the Collection Account (including any subaccounts of any such account) and the Reserve Account, and in all interest, dividends, earnings, income and other distributions from time to time received, receivable or otherwise distributed or distributable thereto or in respect thereof (including any accrued discount realized on liquidation of any investment purchased at a discount);

(E) each Interest Rate Hedge Agreement and all Hedge Receipts;

(F) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds, products, rents, receipts or profits of the conversion, voluntary or involuntary, into cash or other property, all cash and non-cash proceeds, and other property consisting of, arising from or relating to all or any part of any of the foregoing;

(G) all rights, remedies, powers, privileges and claims of the Borrower under or with respect to the Purchase Agreement and the Custodial Agreement (whether arising pursuant to the terms of the Purchase Agreement or the Custodial Agreement or otherwise available to the Borrower at law or in equity), including the rights of Borrower to enforce the Purchase Agreement and the Custodial Agreement, and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect to the Purchase Agreement or the Custodial Agreement to the same extent as the Borrower could but for the assignment and security interest granted to the Program Agent for the benefit of the Secured Parties;

(H) all monies, instruments, investment property and other property distributed or distributable in respect of (together with all earnings, dividends, distributions, income, issues, and profits relating to) any of the foregoing; and

(I) all other property of the Borrower;

(J) all proceeds of the foregoing (all of the foregoing items in this Section 2.14(a)(ii) being the “Non-Contract Collateral”).

(b) The Borrower hereby authorizes the filing of financing statements, and continuation statements and amendments thereto and assignments thereof, describing the collateral covered thereby as “all of debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Section 2.14. The Borrower authorizes the Program Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Pledged Contracts and the other Collateral without the signature of the Borrower. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. This Agreement shall constitute a security agreement under applicable law.

(c) The Borrower represents and warrants that each remittance of Collections by the Borrower to the Program Agent or the Lenders hereunder will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.

SECTION 2.15. Demand Note.

(a) On the date hereof, the Borrower will deliver the Demand Note to the Program Agent. The Borrower hereby authorizes the Program Agent to demand payment on the Demand Note at any time during the period commencing on the date hereof and ending on the Final Collection Date, and hereby acknowledges and agrees that the Program Agent may exercise any and all rights and remedies of the Borrower under or in connection with the Demand Note, including, without limitation, any and all rights of the Borrower to demand or otherwise require payment of any amount under, or performance of any provision of, the Demand Note; provided that notwithstanding the foregoing, the Program Agent agrees that it will not demand payment on the Demand Note after the Termination Date so long as all of the following conditions are satisfied: (i) the Termination Date occurred solely as a result of the occurrence of the Commitment Termination Date, (ii) at all times following the Termination Date the Outstanding Loan Amount is less than the Borrowing Base, (iii) no Event of Termination or Servicer Default has occurred and is continuing and (iv) if the Outstanding Loan Amount is less than or equal to 5.00% of the Outstanding Loan Amount as of the close of business on the Termination Date, the Borrower has not breached its obligation to prepay the Outstanding Loan Amount in full pursuant to the last sentence of Section 2.05(b) hereof. The Program Agent shall deposit all amounts received from DTAC under the Demand Note to the Collection Account and such amounts shall be treated as Collections for purposes of Sections 2.06 and 2.07 hereof, as determined by the Program Agent in its sole discretion.

(b) The Borrower agrees (i) to instruct DTAC to comply with the instructions of the Program Agent as described in this Section 2.15, (ii) to instruct DTAC that no payment shall be made under the Demand Note other than at the direction of the Program Agent and (iii) if the Borrower shall receive any payment from DTAC under the Demand Note, it shall so notify the Program Agent and deposit such payments into the Collection Account or as otherwise directed by the Program Agent within one Business Day following receipt thereof. Any payment received by the Borrower under or in connection with the Demand Note shall be received in trust for the benefit of the Program Agent, shall be segregated from other funds of the Borrower and shall be forthwith paid over to the Program Agent in the same form received (with any necessary endorsement). During the period from the date hereof until the Final Collection Date, the Borrower will not consent to any amendment or modification of the Demand Note without the prior written consent of the Program Agent.

(c) The Borrower hereby irrevocably appoints the Program Agent as the Borrower’s attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time to take any action and to execute any instrument which the Program Agent may deem necessary or appropriate in order to exercise its remedies hereunder with respect to the Demand Note, including, without limitation, (i) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for monies due and to become due under or in connection with the Demand Note, (ii) to receive, indorse and collect any drafts or other instruments, documents, security certificates and chattel paper in connection therewith, and (iii) to file any claims or take any action or institute proceeding which the Program Agent may deem necessary or desirable for the collection of the Demand Note or otherwise to enforce compliance with the terms, conditions or rights of the Program Agent with respect to the Demand Note.

(d) The powers conferred on the Program Agent pursuant to this Section 2.15 are solely to protect its interest in the Demand Note and shall not impose any duty upon it to exercise any such powers. Except for the accounting for moneys actually received by it hereunder, the Program Agent shall have no duty with respect to the Demand Note, as to ascertaining or taking any action with respect to matters relative to the Demand Note, whether or not the Program Agent is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against other parties or any other rights pertaining to the Demand Note.

SECTION 2.16. Notes. All Loans by the Lenders in a Lender Group shall be further evidenced by a Note, executed by the Borrower, with appropriate insertions, payable to the order of the Managing Agent for such Lender Group. The Borrower hereby irrevocably authorizes each Managing Agent to make (or cause to be made) appropriate notations on the grid attached to the Notes (or on any continuation of such grid, or at such Managing Agent’s option, in its records), which notations, if made, shall evidence, inter alia, the date of the outstanding principal of the Loans evidenced thereby and each payment of principal thereon. Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent error; provided, however, that the failure to make any such notations shall not limit or otherwise affect any of the Borrower Obligations or any payment thereon.

SECTION 2.17. Certain Transactions. The Borrower may from time to time enter into, or participate in, Contract Disposition Transactions pursuant to which the Borrower sells some or all of the Pledged Contracts as of a specified cut-off date if (i) the net proceeds payable to the Borrower in connection with any such Contract Disposition Transaction are equal to or greater than the Required Takeout Price on the date of such sale, (ii) the weighted average APR of the Pledged Contracts owned by the Borrower after giving effect to such Contract Disposition Transaction exceeds 18%, (iii) the Pledged Contracts to be included in such Contract Disposition Transaction are selected by the Borrower, DTCC or DTAC in a manner consistent with customary practices for term asset-backed securities transactions or whole loan sales transactions and not in a manner intended to, or that could be reasonably expected to, materially and adversely affect the interests of the Program Agent or the Secured Parties and (iv) the Borrower has directed the buyer of the Pledged Contracts to be included in such Contract Disposition Transaction in writing (with a copy to the Program Agent) to remit all such net proceeds of its purchase of such Pledged Contracts directly to the Collection Account. Upon receipt by the Program Agent of confirmation that the net proceeds of the purchase price for the Pledged Contracts that are included in any Contract Disposition Transaction have been credited to the Collection Account, (x) the Program Agent shall apply such net proceeds to reduce the Outstanding Loan Amount ratably among all Lenders and to pay any other Borrower Obligations included in the calculation of the Required Takeout Price and (y) the related Contract Documents shall be released to the buyer thereof and the Program Agent shall execute and deliver such instruments of release, prepared by and at the expense of the Borrower, in each case without recourse, representation or warranty, as shall be necessary to release the Program Agent’s security interest therein. In connection with any sale of Pledged Contracts by the Borrower in connection with a Contract Disposition Transaction, the Servicer shall deliver a Borrowing Base Certificate (calculated after giving effect to such Contract Disposition Transaction) to each Managing Agent and make appropriate entries in its general accounting records to reflect the sale of the applicable Pledged Contracts.

SECTION 2.18. Release of Lien. In connection with (a) any repurchase of Pledged Contracts by Originator from the Borrower pursuant to the Purchase Agreement or (b) any sale of Pledged Contracts pursuant to Section 2.17, and promptly following the Final Collection Date, the Program Agent agrees, at the Borrower’s expense, and without recourse, representation or warranty, to execute, deliver, file and record any release, document or other instrument and take such action that may be necessary or that the Borrower may reasonably request, to evidence the release by the Program Agent of its security interest in the applicable Pledged Contracts and related Collateral.

SECTION 2.19. The Collection Account; the Reserve Account.

(a) On or prior to the date hereof, the Borrower shall establish and shall thereafter maintain (i) an Eligible Account in the name of the Borrower for the purpose of receiving Collections (the “Collection Account”) and (ii) an Eligible Account in the name of the Borrower for the purposes set forth herein (the “Reserve Account”). The taxpayer identification number associated with each of the Collection Account and the Reserve Account shall be that of the Borrower and the Borrower will report for Federal, state and local income taxes, the income, if any, represented by the Collection Account and/or the Reserve Account.

(b) Each of the Collection Account and the Reserve Account shall initially be established at Wells Fargo Bank, National Association. Wells Fargo Bank, National Association hereby confirms that it is a national banking association and shall act as a “securities intermediary” (as defined in Section 8-102 of the UCC) and a “bank” (as defined in Section 9-102 of the UCC) hereunder (in such capacities, the “Securities Intermediary”) with respect to each of the Collection Account and the Reserve Account and that the account numbers of the Collection Account and the Reserve Account are [***] and [***], respectively.

(c) Each of the Collection Account and the Reserve Account shall be a “securities account” as defined in Section 8- 501 of the UCC and shall be maintained by the Securities Intermediary as a securities intermediary in the name of the Borrower, subject to the lien of the Program Agent, for the benefit of the Secured Parties. The Securities Intermediary shall treat the Program Agent as the “entitlement holder” (within the meaning of Section 8-102(a)(7) of the UCC) in respect of all “financial assets” (within the meaning of Section 8-102(a)(9) of the UCC) credited to each of the Collection Account and the Reserve Account;

(d) The Securities Intermediary hereby confirms and agrees that:

(i) the Securities Intermediary shall not change the name or account number of either of the Collection Account or the Reserve Account without the prior written consent of the Program Agent;

(ii) all securities or other property underlying any financial assets (as hereinafter defined) credited to either of the Collection Account or the Reserve Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or indorsed in blank or credited to another securities account maintained in the name of the Securities Intermediary, and in no case will any financial asset credited to either of the Collection Account or the Reserve Account be registered in the name of the Borrower or any other Person,

[***]	Confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

payable to the order of the Borrower or specially indorsed to the Borrower or any other Person, except to the extent the foregoing have been specially indorsed to the Program Agent, for the benefit of the Secured Parties, or in blank;

(iii) other than as set forth in Section 2.06(b)(v), all property transferred or delivered to the Securities Intermediary pursuant to this Agreement will be promptly credited to the Collection Account;

(iv) each of the Collection Account and the Reserve Account is an account to which financial assets are or may be credited, and the Securities Intermediary shall, subject to the terms of this Agreement, treat each of the Borrower and the Servicer as entitled to exercise the rights that comprise any financial asset credited to each such account;

(v) the Securities Intermediary shall promptly deliver copies of all statements, confirmations and other correspondence concerning the Collection Account or the Reserve Account and/or any financial assets credited thereto simultaneously to each of the Servicer (on behalf of the Borrower) and the Program Agent at the address for each set forth on Schedule II to this Agreement; and

(vi) notwithstanding the intent of the parties hereto, to the extent that either the Collection Account or the Reserve Account shall be determined to constitute a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC, the Collection Account or the Reserve Account, as the case may be, shall be subject to the exclusive control of the Program Agent, for the benefit of the Secured Parties, and the Securities Intermediary will comply with instructions originated by the Program Agent directing disposition of the funds in the Collection Account or the Reserve Account, as the case may be, without further consent by the Borrower or the Servicer; provided that, notwithstanding the foregoing, until such time as the Securities Intermediary receives a Notice of Exclusive Control (as defined below), the Program Agent hereby authorizes the Securities Intermediary to honor all withdrawal, payment, transfer or other instructions directing disposition of the funds in the Collection Account or the Reserve Account received from the Borrower or the Servicer, on its behalf.

(e) The Securities Intermediary hereby agrees that each item of property (including, without limitation, any investment property, financial asset, security, instrument or cash) credited to the Collection Account or the Reserve Account shall be treated as a “financial asset” within the meaning of Section 8-1 02(a)(9) of the UCC.

(f) Except as otherwise set forth in Section 2.19(g) and (h), the Securities Intermediary will comply with “entitlement orders” (as defined in Section 8-102(a)(8) of the UCC) (“Entitlement Orders”) originated by the Borrower or by the Servicer. The Servicer and the Borrower shall not directly make any withdrawals from the Collection Account or the Reserve Account.

(g) If at any time the Securities Intermediary shall receive any Entitlement Order from the Program Agent (i.e., an order directing a transfer or redemption of any financial asset in the Collection Account or the Reserve Account), or any “instruction” (within the meaning of Section 9-104 of the UCC), originated by the Program Agent, the Securities Intermediary shall comply with such Entitlement Order or instruction without further consent by the Borrower, the Servicer or any other Person. Notwithstanding the foregoing, the parties hereto agree that the Securities Intermediary will comply with the following with respect to any Entitlement Order or instruction: (i) until its receipt of a Notice of Exclusive Control (as defined below) with respect to the financial assets in the Collection Account or the Reserve Account, any cash received into the Collection Account or the Reserve Account may be invested in Permitted Investments selected by the Borrower or by the Servicer; and (ii) from and after its receipt of a Notice of Exclusive Control (as defined below), with respect to the financial assets in the Collection Account or the Reserve Account and without further consent of the Borrower, the Servicer or any other Person, any cash received into the Collection Account or the Reserve Account, may be invested in Permitted Investments selected by the Program Agent, for the benefit of the Secured Parties.

(h) Upon receipt by the Securities Intermediary of a written notice substantially in the form of Exhibit K hereto (a “Notice of Exclusive Control”), the Securities Intermediary will take all Entitlement Orders, instructions or other directions it receives from the Program Agent, on behalf of the Secured Parties, with respect to the Collection Account or the Reserve Account, without further consent by the Borrower, the Servicer or any other Person, and shall cease complying with Entitlement Orders, instructions or other directions concerning the Collection Account or the Reserve Account, as the case may be, originated by the Borrower, the Servicer or any other Person.

(i) In the event that the Securities Intermediary has or subsequently obtains by agreement, by operation of law or otherwise a security interest in any of the Collection Account, the Reserve Account or any financial assets, funds, cash or other property credited thereto or any security entitlement with respect thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Program Agent, for the benefit of the Secured Parties. Notwithstanding the preceding sentence, the financial assets, funds, cash or other property credited to either of the Collection Account or the Reserve Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the Program Agent, for the benefit of the Secured Parties (except that the Securities Intermediary may set-off (i) all amounts due to the Securities Intermediary in respect of customary fees and expenses for the routine maintenance and operation of the Collection Account and the Reserve Account, and (ii) the face amount of any checks that have been credited to the Collection Account but are subsequently returned unpaid because of uncollected or insufficient funds).

(j) Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the “bank’s jurisdiction” (within the meaning of Section 9-304 of the UCC) and the “security intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC).

SECTION 2.20. The Paying Agent.

(a) The Borrower hereby appoints Wells Fargo Bank, National Association as the initial Paying Agent. All payments of amounts due and payable in respect of the Borrower Obligations that are to be made from amounts withdrawn from the Collection Account or the Reserve Account pursuant to Sections 2.06 or 2.07 shall be made on behalf of the Borrower by the Paying Agent. The Paying Agent hereby agrees that subject to the provisions of this Section, it shall:

(i) hold any sums held by it for the payment of amounts due with respect to the Borrower Obligations in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(ii) give the Program Agent notice of any default by the Borrower of which it has actual knowledge in the making of any payment required to be made with respect to the Borrower Obligations;

(iii) at any time during the continuance of any such default, upon the written request of the Program Agent, forthwith pay to the Program Agent any sums so held in trust by such Paying Agent;

(iv) immediately resign as a Paying Agent and forthwith pay to the Program Agent any sums held by it in trust for the payment of Notes if at any time it ceases to meet the requirements set forth in Section 2.20(b);

(v) comply with all requirements of the Code and any applicable State law with respect to the withholding from any payments made by it in respect of any Borrower Obligations of any applicable withholding taxes imposed thereon and with respect to any applicable reporting requirements in connection therewith; and

(vi) provide to the Managing Agents such information as is required to be delivered under the Code or any State law applicable to the particular Paying Agent, relating to payments made by the Paying Agent under this Agreement.

(b) Each Paying Agent (other than the initial Paying Agent) shall be appointed by the Borrower with the prior written consent of the Program Agent. The Borrower shall not appoint any Paying Agent which is not, at the time of such appointment, a depository institution or trust company that (i) is incorporated under the laws of the United States of America or any State thereof, (ii) is subject to supervision and examination by federal or state banking authorities and (iii) has outstanding unsecured commercial paper or other short-term unsecured debt obligations that are rated or R-1 (high) by DBRS or “A-1+” by S&P or “Prime-1” by Moody’s (or its equivalent).

(c) Each Managing Agent (on behalf of the Lenders in its related Lender Group) shall furnish to the Paying Agent, no later than the second calendar day prior to each Settlement Date, wiring instructions for all payments to be made to such Managing Agent or the related Lenders on such Settlement Date.

(d) On the Final Collection Date, all funds then held by any Paying Agent other than the Program Agent under this Agreement shall, upon demand of the Borrower, be paid to the Program Agent to be held and applied according to Section 2.07, and thereupon such Paying Agent shall be released from all further liability with respect to such funds.

SECTION 2.21. Mutilated, Destroyed, Lost and Stolen Notes.

(a) If any mutilated Note is surrendered to the Program Agent, the Borrower shall execute and deliver (through the Program Agent) in exchange therefor a new Note of like principal amount and bearing a number not contemporaneously outstanding.

(b) If there shall be delivered to the Borrower and the Program Agent prior to the payment of the Notes (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Borrower or the Program Agent that such Note has been acquired by a bona fide Lender, the Borrower shall execute and deliver (through the Program Agent), in lieu of any such destroyed, lost or stolen Note, a new Note of like class, tenor and principal amount and bearing a number not contemporaneously outstanding.

(c) Upon the issuance of any new Note under this Section 2.21, the Borrower may require the payment from the transferor holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

(d) Every new Note issued pursuant to this Section 2.21 and in accordance with the provisions of this Agreement, in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Borrower, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

(e) The provisions of this Section 2.21 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of a mutilated, destroyed, lost or stolen Note.

SECTION 2.22. Persons Deemed Owners. The Borrower, the Servicer, the Managing Agents, the Program Agent and any agent for any of the foregoing may treat the holder of any Note as the owner of such Note for all purposes whatsoever, whether or not such Note may be overdue, and none of Borrower, the Servicer, the Managing Agents, the Program Agent and any such agent shall be affected by notice to the contrary.

SECTION 2.23. Cancellation. All Notes surrendered for payment or registration of transfer or exchange shall be promptly cancelled. The Borrower shall promptly cancel and deliver to the Program Agent any Notes previously authenticated and delivered hereunder which the Borrower may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Borrower. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 2.23, except as expressly permitted by this Agreement.

ARTICLE III

CONDITIONS OF EFFECTIVENESS AND LOANS

SECTION 3.01. Conditions Precedent to Effectiveness. As conditions precedent to the effectiveness of this Agreement, and the initial Borrowing hereunder (i) the Managing Agents shall have received each of the documents, instruments, legal opinions and other agreements listed on Exhibit G that are required to be delivered on or prior to the date hereof, together with all fees due and payable on the date hereof; (ii) since December 31, 2009, no event has occurred which would have resulted in a Material Adverse Change, and (iii) each Managing Agent shall have completed satisfactory due diligence and audits with respect to the Originator, the Borrower, the Servicer, the Performance Guarantors and the Contracts and each Lender shall have received all necessary credit approvals in order to consummate the transactions contemplated by this Agreement.

SECTION 3.02. Conditions Precedent to All Borrowings and Releases. Each Borrowing (including, without limitation, the Initial Borrowing) made by the Lenders to the Borrower and each Release, shall be subject to the further conditions precedent that on the date of each Borrowing or Release, each of the following shall be true and correct both before and immediately after giving effect to such Borrowing or Release, as applicable:

(a) each Managing Agent shall have received from the Servicer each of the Monthly Report and the Monthly Serviced Portfolio Report most recently required to be delivered pursuant to Section 5.05(g) hereof and the officer certificate most recently required to be delivered pursuant to Section 5.05(i) hereof.

(b) the representations and warranties contained in Article IV shall be true and correct in all material respects on and as of such date as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(c) no event has occurred and is continuing, or would result from such Borrowing or Release which constitutes an Event of Termination (including, without limitation, a Material Adverse Change with respect to the Borrower), a Servicer Default (including, without limitation, a Material Adverse Change with respect to the Servicer), an Incipient Event of Termination or an Incipient Servicer Default;

(d) the Termination Date has not occurred;

(e) the Borrower shall have timely made all of the deliveries under Sections 2.01, 2.02 and 2.03 of the Custodial Agreement with respect to all Eligible Contracts;

(f) the Custodian shall have timely made all deliveries under Sections 3.01, 3.02, 3.03 and 3.04 of the Custodial Agreement with respect to all Eligible Contracts;

(g) not later than 10:00 a.m. (New York City time) on the applicable Borrowing Date, the Borrower shall have delivered to each Managing Agent a Borrowing Base Certificate which reflects all Eligible Contracts as of the close of business on the day preceding the Borrowing Date;

(h) the weighted average APR of the Pledged Contracts shall exceed 18%, and, with respect to any Release, the weighted average APR of the Pledged Contracts shall exceed 18% for two consecutive Settlement Dates;

(i) before and after giving effect to such Borrowing or Release, no Borrowing Base Deficiency shall exist;

(j) (i) no “Default” or “Event of Default” (each, as defined in the DTAC Indenture) shall have occurred and be continuing thereunder, (ii) the “Collateral Coverage Ratio” shall satisfy the requirement set forth in the definition of “Permitted Warehouse Transfer” (each, as defined in the DTAC Indenture), (iii) all other conditions under the DTAC Indenture to the Originator’s ability to transfer assets and perform its obligations hereunder have been met and (iv) the Borrower shall satisfy all requirements of a “Restricted Subsidiary,” a “Receivables Financing Entity” and a “Special Purpose Subsidiary” under the DTAC Indenture;

(k) if, before or after giving effect to such Borrowing or Release, the “Collateral Coverage Ratio” under the DTAC Indenture shall be below 1.6 to 1.0, the Borrower shall have delivered to the Program Agent all information or data requested by the Program Agent in order for the Program Agent to confirm that such “Collateral Coverage Ratio” has been properly calculated and the Program Agent shall have confirmed, in its sole discretion, such calculation to its satisfaction; and

(l) only with respect to any such Borrowing requested to be made by a Conduit Lender, the related Managing Agent shall not have delivered to the Borrower a notice stating that such Conduit Lender shall not make any further Loans hereunder.

Each delivery of a Borrowing Request to the Program Agent, and the acceptance by the Borrower of the proceeds of any Borrowing or any Release, shall constitute a representation and warranty by the Borrower that, as of the date of such Borrowing or Release, both before and after giving effect thereto and the application of the proceeds thereof, each of the applicable statements set forth in clauses (a) through (j) above are true and correct to the extent set forth in such clauses.

SECTION 3.03. Additional Conditions Precedent to Initial Borrowing. The Initial Borrowing made by the Lenders to the Borrower shall be subject to the further conditions precedent that on or before the date of such Borrowing (a) the Program Agent shall have received a report of a firm of nationally recognized independent certified public accountants on the application of the agreed upon procedures which report shall be in form and substance satisfactory to the Program Agent, in its sole discretion, (b) the Program Agent shall have received a written confirmation from DBRS that the Notes have a rating of AA, (c) the Program Agent shall have received the Fees, if any, that are required to be paid pursuant to the Fee Letter on or prior to the date of the Initial Borrowing, and (d) the Program Agent shall have received each of the documents, instruments, legal opinions and other agreements listed on Exhibit G under the heading “INDENTURE CONSENTS”.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as of the date hereof and on each date a Loan or a Release is made as follows:

(a) Due Formation and Good Standing. The Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

(b) Due Authorization and No Conflict. The execution, delivery and performance by the Borrower of this Agreement, the Purchase Agreement and all other Facility Documents to which it is a party, and the transactions contemplated hereby and thereby, are within the Borrower’s powers, have been duly authorized by all necessary limited liability company action and do not contravene or constitute a default under, any provision of applicable law or of the Borrower’s certificate of formation or of the limited liability company agreement or of any agreement, judgment, injunction, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Adverse Claim on any asset of the Borrower. This Agreement, the Purchase Agreement and the other Facility Documents to which the Borrower is a party have been duly executed and delivered on behalf of the Borrower.

(c) Governmental Consent. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement, the Purchase Agreement or any other agreement, document or instrument to be delivered by it hereunder that has not already been given or obtained, except for filings under the UCC required under Article III.

(d) Enforceability of Facility Documents. Each of this Agreement, the Purchase Agreement and each other Facility Document to be delivered by the Borrower in connection herewith, constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the Enforceability Exceptions.

(e) No Litigation. There are no actions, suits or proceedings pending, or to the knowledge of the Borrower threatened, against the Borrower or the property of the Borrower, in any court, or before any arbitrator of any kind, or before or by any Governmental Authority. The Borrower is not in default with respect to any order of any court, arbitrator or Governmental Authority.

(f) Perfection Representations.

(i) This Agreement creates a valid and continuing security interest in the Borrower’s right, title and interest in, to and under the Collateral in favor of the Program Agent, which security interest is prior to all other Liens (other than Permitted Liens), and is enforceable against creditors of, and purchasers from, the Borrower;

(ii) The Borrower has taken all steps necessary to perfect its security interest against the Contract Debtors in the Financed Vehicles and other property securing the Pledged Contracts;

(iii) The Pledged Contracts constitute “tangible chattel paper” within the meaning of UCC Section 9-102;

(iv) Immediately prior to the grant by the Borrower of a security interest to the Program Agent hereunder, the Borrower owns and has good and marketable title to the Collateral, free and clear of any Lien, claim or encumbrance of any Person (other than Permitted Liens);

(v) The Borrower has caused, or will have caused within ten (10) days after the date hereof or any applicable Borrowing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the Program Agent’s first priority security interest in the Collateral;

(vi) Other than the security interest granted to the Program Agent for the benefit of the Secured Parties pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral, except as permitted by this Agreement and the other Facility Documents. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement (i) in favor of the Program Agent or (ii) that has been terminated. The Borrower is not aware of any judgment lien or tax lien filings against the Borrower;

(vii) Immediately prior to the pledge hereunder, the Borrower or the Custodian has in its possession all original copies of the Contracts and related Contract Debtor Documents. None of the Contracts or related Contract Debtor Documents has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person. All financing statements filed or to be filed against the Borrower in favor of the Program Agent in connection herewith describing the Collateral contain a statement to the effect that “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the secured party”;

(viii) Notwithstanding any other provision of this Agreement or any other Facility Document, the representations contained in this Section 4.01(f) shall be continuing and remain in full force and effect.

(g) Compliance with Laws. The Borrower has complied in all material respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

(h) Accuracy of Information. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Borrower to the Program Agent, any Managing Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Facility Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Borrower to the Program Agent, any Managing Agent or any Lender in connection with this Agreement and the other Facility Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to result in a Material Adverse Change that has not been disclosed herein, in the other Facility Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Program Agent, any Managing Agent or any Lender for use in connection with the transactions contemplated hereby or thereby. The Borrower has delivered all documents required to be delivered pursuant to Section 5.02(l). There is no action pending or threatened by any creditor of any DT Entity against any collateral for any Indebtedness of any DT Entity.

(i) Location of Records; Organizational Identification Number. The locations of the offices where the Borrower keeps all the Records are listed on Exhibit E. The Borrower’s federal employer identification number is 27-2142098 and its organizational identification number is 4800898. The Borrower is organized solely under the laws of the State of Delaware.

(j) Collection Information; Master Agency Agreement. The names and addresses of all the Alternate Payment Locations, Approved Sub-servicers, Depository Account Banks and Lock-Box Processors, together with the addresses of the Lock-Boxes and the account numbers of the Depository Accounts are as specified in Exhibit F. The Alternate Payment Locations and the Lock-Boxes set forth on Exhibit F are the only addresses to which Contract Debtors and Approved Sub-servicers of Pledged Contracts are directed to make payment. The Depository Accounts set forth on Exhibit F are the only accounts to which Contract Debtors, Approved Sub-servicers or Lock-Box Processors remit Collections of Pledged Contracts by wire transfer or electronic funds transfer. Exhibit N hereto is a full, complete and correct copy of the Master Agency Agreement and such agreement has not been modified and is in full force and effect. There are no agreements or understandings relating to the Master Agency Agreement that are not fully and accurately described in Exhibit N. No DT Entity has granted any Person, other than Wells Fargo Bank, National Association under the Master Agency Agreement, “control” (within the meaning of Section 9-102 of any applicable enactment of the UCC) of any Depository Account or the right to take control of any Depository Account at a future time or upon the occurrence of a future event.

(k) No Trade Names, Prior Names. The Borrower has no, and has not used any, trade names, fictitious names, assumed names or “doing business as” names and other than DT Residual, LLC, the Borrower has not had any prior names in the past five (5) years.

(l) Investments. The Borrower does not own or hold, directly or indirectly (i) any capital stock or equity security of, or any equity interest in, any Person or (ii) any debt security or other evidence of indebtedness of any Person, except for Permitted Investments and as otherwise contemplated by the Facility Documents. The Borrower has no Subsidiaries.

(m) Facility Documents. The Purchase Agreement is the only agreement pursuant to which the Borrower directly or indirectly purchases and receives capital contributions of Contracts from the Originator and the Facility Documents delivered to the Program Agent represent all agreements between the Originator and the Borrower relating to the transfer of the Contracts, except for other agreements related to the transactions that are permitted by Section 5.03(k).

(n) Business. Since its formation, the Borrower has conducted no business other than entering into and performing it obligations under the Facility Documents to which it is a party, and such other activities as are incidental to the foregoing. The Facility Documents to which it is a party, and any agreements entered into in connection with the transactions that are permitted by Section 5.03(k), are the only agreements to which the Borrower is or has been a party.

(o) Taxes. The Borrower has filed or has received an extension of time for filing of, all United States Federal income tax returns (if any) and all other material tax returns which are required to be filed by it and has paid all taxes that are due and payable by it pursuant to such returns or pursuant to any assessment received by the Borrower, except to the extent that any such assessment is being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are, in the Borrower’s opinion, adequate.

(p) Solvency. The Borrower: (i) is not “insolvent” (as such term is defined in § 101(32)(A) of the Bankruptcy Code), (ii) is able to pay its debts as they come due; and (iii) does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage.

(q) Use of Proceeds. No proceeds of any Loan will be used by the Borrower to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(r) Ownership. As of the date hereof, all of the membership interests in the Borrower are directly owned of record by the Originator, all of which are validly issued, fully paid and nonassessable and there are no options, warrants or other rights to acquire any membership interests in the Borrower other than the provisions relating to the special membership interest of the independent director.

(s) Eligibility. Each Pledged Contract included as an Eligible Contract represented by the Borrower to be an “Eligible Contract” on any date hereunder, or included in the calculation of the Borrowing Base on any date, satisfies the requirements of eligibility contained in the definition of “Eligible Contract” as of such date.

(t) Payments to Originator. With respect to each Pledged Contract, the Borrower shall have (i) received such Pledged Contract as a contribution to the capital of the Borrower by the Originator or (ii) purchased such Pledged Contract from the Originator in exchange for payment (made by the Originator in accordance with the provisions of the Purchase Agreement) in an amount which constitutes fair consideration and reasonably equivalent value. No such sale shall have been made for or on account of an antecedent debt owed by the Originator to the

Borrower and no such sale is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(u) Material Adverse Change. Since the date of formation of the Borrower, no Material Adverse Change has occurred.

(v) Compliance with Credit and Collection Policy. The Borrower has complied in all material respects with the Credit and Collection Policy with regard to each Pledged Contract and has not made any change to such Credit and Collection Policy other than as permitted under Section 5.03(c).

(w) Event of Termination. No Event of Termination or Incipient Termination Event has occurred or is continuing.

(x) Requirements under DTAC Indenture. (i) The “Collateral Coverage Ratio” shall satisfy the requirement set forth in the definition of “Permitted Warehouse Transfer” (each, as defined in the DTAC Indenture) and (ii) the Borrower shall satisfy all requirements of a “Restricted Subsidiary,” a “Receivables Financing Entity” and a “Special Purpose Subsidiary” under the DTAC Indenture.

SECTION 4.02. Representations and Warranties of the Servicer. The Servicer (so long as a DT Entity is the Servicer) represents and warrants as of the date hereof and on each date a Loan or a Release is made as follows:

(a) Due Formation and Good Standing. The Servicer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona, has all limited liability company power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where the nature of its business requires it to be so qualified except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Change.

(b) Due Authorization and No Conflict. The execution, delivery and performance by the Servicer of this Agreement are within the Servicer’s limited liability company powers, have been duly authorized by all necessary limited liability company action on the part of the Servicer and do not contravene or constitute a default under, any provision of applicable law or of the Servicer’s certificate or articles of incorporation or bylaws or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Servicer that could result in a Material Adverse Change or result in the creation or imposition of any Adverse Claim on any asset of the Servicer upon or with respect to any of its properties. This Agreement and the other Facility Documents to which the Servicer is a party have been duly executed and delivered on behalf of the Servicer.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Servicer of this Agreement or any other agreement, document or instrument to be delivered by it hereunder that has not already been given or obtained.

(d) Enforceability of Facility Documents. Each of this Agreement and each other Facility Document to be delivered by the Servicer in connection herewith constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, subject to the Enforceability Exceptions.

(e) No Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against, or to the knowledge of a Responsible Officer of the Servicer after due inquiry, threatened against the Servicer or any of its subsidiaries (i) that could reasonably be expected to be adversely determined and that, if adversely determined, could reasonably be expected to result in a Material Adverse Change or (ii) that seeks to prevent the consummation of the transactions contemplated by this Agreement or the other Facility Documents. The Servicer is not in default with respect to any order of any court, arbitrator or other Governmental Authority, which default could reasonably be expected to result in a Material Adverse Change or prevent the consummation of the transactions contemplated by this Agreement and the other Facility Documents.

(f) Compliance with Laws. The Servicer has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards applicable to it or its property, except where such compliance is being contested in good faith through appropriate proceedings or except where the failure, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(g) Accuracy of Information. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Servicer to the Program Agent, any Managing Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Facility Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Servicer to the Program Agent, any Managing Agent or any Lender in connection with this Agreement and the other Facility Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to result in a Material Adverse Change that has not been disclosed herein, in the other Facility Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Program Agent, any Managing Agent or any Lender for use in connection with the transactions contemplated hereby or thereby.

(h) Collection Information; Master Agency Agreement. The names and addresses of all the Alternate Payment Locations, Approved Sub-servicers, Depository Account Banks and Lock-Box Processors, together with the addresses of the Lock-Boxes and the account numbers of the Depository Accounts are as specified in Exhibit F. The Alternate Payment Locations and the Lock-Boxes set forth on Exhibit F are the only addresses to which Contract Debtors and Approved Sub-servicers of Pledged Contracts are directed to make payment. The Depository Accounts set forth on Exhibit F are the only accounts to which Contract Debtors, Approved Sub-

servicers or Lock-Box Processors remit Collections of Pledged Contracts by wire transfer or electronic funds transfer. Exhibit N hereto is a full, complete and correct copy of the Master Agency Agreement and such agreement has not been modified and is in full force and effect. There are no agreements or understandings relating to the Master Agency Agreement that are not fully and accurately described in Exhibit N. No DT Entity has granted any Person, other than Wells Fargo Bank, National Association under the Master Agency Agreement, “control” (within the meaning of Section 9-102 of any applicable enactment of the UCC) of any Depository Account or the right to take control of any Depository Account at a future time or upon the occurrence of a future event.

(i) Software. The Servicer has the right (whether by license, sublicense or assignment) to use all of the computer software used to account for the Pledged Contracts to the extent necessary to administer the Pledged Contracts.

(j) Eligibility. Each Pledged Contract included as an Eligible Contract represented by the Borrower to be an “Eligible Contract” on any date hereunder, or included in the calculation of the Borrowing Base on any date, satisfies the requirements of eligibility contained in the definition of “Eligible Contract” as of such date.

(k) Material Adverse Change. Since December 31, 2009, no Material Adverse Change has occurred.

(l) Compliance with Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to its servicing of each Pledged Contract.

(m) Event of Termination. No Event of Termination or Incipient Termination Event has occurred or is continuing.

(n) Financial Statements. The Servicer has heretofore furnished to each Managing Agent a copy of the audited financial statements of the DT Entities On A Consolidated Basis for the fiscal year ended December 31, 2009. All such financial statements are and, upon delivery, all financial statements described in Section 5.02(b) hereof will be, materially complete and correct and fairly present the consolidated financial condition and results of operations of the DT Entities On A Consolidated Basis in accordance with GAAP applied on a consistent basis. Since December 31, 2009 there has been no development or event nor any prospective development or event which has had or should reasonably be expected to result in a Material Adverse Change.

(o) ERISA. Each Plan to which the Servicer makes direct contributions, and, to the knowledge of the Servicer, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which the Borrower or the Servicer on its behalf would be under an obligation to furnish a report to the Program Agent and the Managing Agents under Section 5.02(d) hereof.

(p) Taxes. The Servicer has filed all Federal income tax returns and all other material tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Servicer in respect of taxes and other governmental charges are adequate.

(q) Principal Offices. The chief executive office of the Servicer as of the date hereof is located at 4020 East Indian School Road, Suite A, Phoenix, AZ 85018, and the chief operating office is located at the same address.

(r) Licenses. None of the Program Agent, any Managing Agent or any Lender will be required as a result of financing or taking a pledge of the Contracts to be licensed, registered or approved or to obtain permits or otherwise qualify (i) to do business in any state in which it currently so required or (ii) under any state consumer lending, fair debt collection or other applicable state statute or regulation.

(s) No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Servicer or any of its Subsidiaries constitutes, or could reasonably be expected to result in, a Material Adverse Change.

(t) Selection of Contracts. Each Pledged Contract was selected in accordance with the Contract Selection Methodology, and was not selected in a manner intended to, or that could reasonably be expected to, adversely affect the interests of the Program Agent or any Secured Party.

ARTICLE V

GENERAL COVENANTS

SECTION 5.01. Affirmative Covenants of the Borrower. Except as otherwise provided herein, from the date hereof until the later of the Termination Date and the Final Collection Date, the Borrower will, unless the Program Agent and the Majority Managing Agents shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, ordinances, orders, rules, regulations and requirements of Governmental Authorities.

(b) Preservation of Existence. (i) Observe all procedures required by its certificate of formation and the limited liability company agreement and preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its incorporation, and (ii) qualify and remain qualified in good standing as a foreign limited liability company in each other jurisdiction where the nature of its business requires such qualification and where, in the case of clause (ii), the failure to be so qualified could reasonably be expected to result in a Material Adverse Change.

(c) Audits. At any time and from time to time during regular business hours and upon reasonable prior notice, permit the Program Agent, the Managing Agents or their agents or representatives; (i) to conduct periodic audits of the Pledged Contracts and the other Collateral and collection systems of the Borrower; (ii) to examine and make copies of and abstracts from the Records in its possession or control relating to the Pledged Contracts and other Collateral, including, without limitation, the related Pledged Contracts; (iii) to visit the offices and properties of the Borrower for the purpose of examining the materials described in clause (ii) above; and (iv) to discuss matters relating to the Pledged Contracts, the other Collateral or the Borrower’s performance hereunder with any of the officers or employees of the Borrower having knowledge of such matters; provided that if no Event of Termination shall have occurred and be continuing, the Program Agents, the Managing Agents or their agents or representatives shall only be entitled to conduct two audits of the Borrower during any twelve (12) month period beginning on the date hereof and on each anniversary of the date hereof and provided, further, that if an Event of Termination shall have occurred and be continuing, the Program Agents, the Managing Agents or their agents or representatives shall be entitled to conduct three audits of the Borrower during such period and if a Foreclosure Event shall have occurred and be continuing, there shall be no limit on the number of such audits the Program Agents, the Managing Agents or their agents or representatives shall be entitled to conduct. It is anticipated that each audit will be a full operational, legal, compliance and collateral audit and will verify among other items, the existence of Collateral, cash application, aging and eligibility, and Borrowing Base computation, will include a litigation and regulatory review, and will confirm that internal ratings actually applied conform to underwriting standards. Each audit will also include a sample review of no less than 100 Contract files to check the accuracy of information provided by the Borrower or the Servicer.

(d) Keeping of Records and Books of Account. Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Pledged Contracts in the event of the destruction of the originals thereof) and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records and other information reasonably necessary for the collection of all Pledged Contracts, and in which timely entries are made in accordance with GAAP. Such books and records shall include, without limitation, records adequate to permit the daily identification of each new Pledged Contract and all Collections of and adjustments to each existing Pledged Contract. The Borrower shall promptly notify the Program Agent and each Managing Agent of any material conversion or substitution (excluding, in each case, version upgrades) of the computer software used by the Borrower (or the Servicer, as applicable) in its collection of Pledged Contracts.

(e) Performance and Compliance with Pledged Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it with respect to the Pledged Contracts.

(f) Credit and Collection Policy. Comply in all material respects with the Credit and Collection Policy in regard to the Pledged Contracts.

(g) Collections.

(i) Instruct all Contract Debtors to remit all payments made in respect of the Pledged Contract to an Alternate Payment Location, a Lock-Box or a Depository Account;

(ii) Instruct all Lock-Box Processors to deposit all Collections received thereby or remitted to any Lock-Box into a Depository Account within three (3) Business Days following receipt thereof;

(iii) Instruct all Depository Account Banks to deposit all Collections received thereby to a Depository Account within three (3) Business Days following receipt;

(iv) Cause all Collections to be remitted from the Depository Accounts to the Collection Account within three (3) Business Days following identification thereof;

(v) Cause all Collections received by the Borrower or the Servicer directly to be remitted to a Depository Account or the Collection Account within one (1) Business Day of receipt; and

(vi) On and after the date hereof, cause each Depository Account and Lock-Box to be subject at all times to the Master Agency Agreement.

(h) Posting of Collections and Pledged Contracts. Apply all Collections to the Pledged Contracts owed by the applicable Contract Debtor in a timely manner in accordance with its business practices in existence as of the date hereof.

(i) Separate Existence. Take all reasonable steps (including, without limitation, all steps that the Program Agent or any Managing Agent may from time to time reasonably request) to maintain the Borrower’s identity as a separate legal entity from each DT Entity and their Affiliates and to make it manifest to third parties that the Borrower is an entity with assets and liabilities distinct from those of the DT Entities and each other Affiliate thereof. Without limiting the generality of the foregoing, the Borrower shall operate in such a manner and be constituted so that it would not be substantively consolidated in the bankruptcy trust estate of any DT Entity or Affiliate thereof, the separate existence of the Borrower and any DT Entity or Affiliate thereof would not be disregarded, and each of the following statements will be true and correct at all relevant times:

(i) the Borrower maintains and shall maintain separate records, books of account and financial statements from those of DTAC and its Affiliates;

(ii) except to the extent permitted pursuant to the Facility Documents and the Master Agency Agreement, the Borrower does not and shall not commingle any of its assets or funds with those of DTAC and its Affiliates;

(iii) the Borrower maintains and shall maintain an office separate from that of any other entity and a separate board of directors with at least two (2) Independent Directors and observes all separate limited liability company formalities, and all decisions with respect to the Borrower’s business and daily operations have been and shall be independently made by the officers of the Borrower pursuant to resolutions of its board of directors;

(iv) other than contributions of capital, payment of dividends and return of capital, no transactions have been or will be entered into between the Borrower and DTAC or between the Borrower and any of Affiliates of DTAC except such transactions as are contemplated by this Agreement and the Facility Documents, or as permitted by the Borrower’s organizational documents, and the Borrower shall not enter into or permit to exist any transaction (including, without limitation, any purchase, lease or exchange of property or the rendering of any service) with any DT Entity or Affiliate thereof which is on terms that are less favorable to the Borrower than those that might be obtained in an arm’s length transaction at the time from Persons who are not Affiliates and which is not evidenced by or pursuant to a written agreement;

(v) except for such administration and collection and functions as the Servicer may perform on behalf of the Borrower, the Borrower acts solely in its own name and through its own authorized officers and agents and the Borrower does not and will not act as agent of DTAC or any other Person in any capacity;

(vi) except for any funds received from DTAC or its members as a capital contribution or as otherwise permitted in this Agreement or any other Facility Document, the Borrower shall not accept for its own account funds from DTAC or its Affiliates; and the Borrower shall not allow DTAC or its Affiliates otherwise to supply funds to, or guarantee any obligation of, the Borrower;

(vii) the Borrower shall not guarantee, or otherwise become liable with respect to, any obligation of DTAC or its Affiliates;

(viii) the Borrower shall at all times hold itself out to the public under the Borrower’s own name as a legal entity separate and distinct from DTAC and its Affiliates, and not hold itself out as a “division” of DTAC or its Affiliates;

(ix) the Borrower shall at all times maintain all of its liabilities and tangible and intangible assets, separate and readily identifiable, from those of DTAC and each and every Affiliate of DTAC or any Affiliate of such Affiliate;

(x) the Borrower is a special purpose company and has not engaged, and does not presently engage and shall not engage, in any activity other than the activities undertaken pursuant to this Agreement and the Facility Documents and activities ancillary or incident thereto and transactions permitted pursuant to its organizational documents, and has no indebtedness other than as created by, or set forth in, this Agreement or the Facility Documents;

(xi) the Borrower does not have any subsidiaries;

(xii) the Borrower has complied in all material respects with all applicable laws, rules, regulations, and orders with respect to it, its business and properties;

(xiii) all of the issued and outstanding membership interests of the Borrower are owned by DTAC, and all distributions by Borrower to DTAC shall be properly reflected as distributions on the books and records of DTAC;

(xiv) the execution and delivery of this Agreement and the Facility Documents and the consummation of the transactions contemplated hereby and thereby were not made in contemplation of the insolvency of the Borrower or after the commission of any act of insolvency by the Borrower. The Borrower does not believe, nor does it have any reasonable cause to believe, that it cannot perform its covenants contained in this Agreement and the Facility Documents. The transactions contemplated by this Agreement and the Facility Documents are being consummated by the Borrower in furtherance of its ordinary business purposes, with no intent to hinder, delay or defraud any of its present or future creditors and with no view to preferring one creditor over another or to preventing the application of the Borrower’s assets in the manner required by applicable law or regulations.;

(xv) neither on the date of the transactions contemplated by this Agreement and the Facility Documents nor immediately before or after such transactions, nor as a result of the transactions, will the Borrower:

(A) be insolvent such that the sum of its debts is greater than all of its respective property, at a fair valuation in the normal course of business operations;

(B) be engaged in or about to engage in business or a transaction for which any property remaining with the Borrower will be an unreasonably small capital or the remaining assets of the Borrower will be unreasonably small in relation to its respective business or the transaction; or

(C) have intended to incur, or believed it would incur, debts that would be beyond its respective ability to pay as such debts mature or become due. The Borrower’s assets and cash flow enable it to meet its present obligations in the ordinary course of business as they become due.

(xvi) both immediately before and after the transactions contemplated by this Agreement and the Facility Documents (y) the present fair salable value of the Borrower’s assets in the normal course of business operations was and will be in excess of the amount that will be required to pay its probable liabilities as they then exist and as they become absolute and matured; and (z) the sum of the Borrower’s assets was and will be greater than the sum of its debts, valuing its assets at a fair salable value. This Agreement and the Facility Documents reflect bona fide transactions for legitimate business purposes;

(xvii) the Borrower (x) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject; (y) has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its business; and (z) is not in violation in any material respect of any term of any agreement, charter, bylaw or instrument to which it is a party or by which it may be bound and, in each case, such violation or failure to obtain would have a material adverse effect on the business or condition (financial or otherwise) of the Borrower;

(xviii) all tax returns or extensions required to have been filed by the Borrower in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower, or upon any of the properties, income or franchises of the Borrower, shown to be due and payable on such returns have been, or will be, paid when due. All such tax returns are true and correct and the Borrower has no knowledge of any proposed additional tax assessment against it in any material amount nor of any basis therefor;

(xix) the Borrower has no employees or “employee pension benefit plans” as such term is defined in Section 3 of ERISA; and

(xx) the Borrower shall take all other actions reasonably necessary on its part to operate its business and perform its obligations under the Facility Documents in a manner consistent with the factual assumptions described in the legal opinions with respect to nonconsolidation and true sale matters of Snell & Wilmer L.L.P. delivered to the Program Agent and the Managing Agents pursuant to Section 3.01 hereof.

(j) Rights under the Purchase Agreement. From and after the Termination Date, direct, instruct, or request any lawful action under the Purchase Agreement, including without limitation, in connection with enforcement of its rights thereunder, as instructed by the Program Agent; provided, however, that both before and after the Termination Date, the Borrower shall deliver any lawful notice as directed by the Program Agent, the delivery of which is a condition precedent to any “Purchase Termination Event” under (and as defined in) the Purchase Agreement.

(k) Location of Records. Keep its chief place of business and chief executive office and the offices where it keeps the Records at (i) the address(es) of the Borrower referred to on Exhibit E or (ii) upon 30 days’ prior written notice to the Program Agent, at any other location in the United States where all actions reasonably requested by the Program Agent or any Managing Agent to protect and perfect the interests of the Program Agent and the Lenders in the Collateral have been taken and completed.

(l) Taxes. File, cause to be filed or obtain an extension of the time to file, all material tax returns and reports required by law to be filed by it and will promptly pay or cause to be paid all taxes and governmental charges at any time owing, provided that the Borrower may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when the Borrower is in good faith contesting the same so long as (i) adequate reserves have been established in accordance with GAAP, (ii) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest if such enforcement could reasonably be expected to result in a Material Adverse Change, and (iii) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest, and pay when due any taxes payable in connection with the Pledged Contracts, exclusive of taxes on or measured by income or gross receipts of the Program Agent, the Managing Agents or the Lenders.

(m) Performance and Enforcement of Purchase Agreement. (i) Perform and require the Originator to, perform each of their respective obligations and undertakings under and pursuant to the Purchase Agreement; purchase Contracts thereunder in compliance with the terms thereof; (ii) enforce the rights and remedies accorded to the Borrower under the Purchase Agreement and (iii) take all actions to perfect and enforce its rights and interests (and the rights and interests of the Program Agent and the Lenders as assignees of the Borrower) under the Purchase Agreement as the Program Agent or any Managing Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Purchase Agreement.

(n) Ownership. Take all necessary action to (i) vest legal and equitable title to the Pledged Contracts, the other Collateral and the Collections purchased under the Purchase Agreement irrevocably in the Borrower, free and clear of any Adverse Claims other than Permitted Liens (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Borrower’s interest in such Pledged Contracts, the other Collateral and Collections and such other action to perfect, protect or more fully evidence the interest of Borrower therein as the Program Agent or any Managing Agent may reasonably request), and (ii) establish and maintain, in favor of the Program Agent, for the benefit of the Secured Parties, a valid and perfected first priority perfected security interest in all Pledged Contracts, the other Collateral and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Permitted Liens (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Program Agent’s (for the benefit of the Secured Parties) security interest in such Pledged Contracts, the other Collateral and Collections and such other action to perfect, protect or more fully evidence the interest of the Program Agent for the benefit of the Secured Parties as the Program Agent or any Managing Agent may reasonably request).

(o) Hedging. If, as of any Monthly Reporting Date, the average of the Excess Spread Ratios for the three preceding Accounting Periods is less than 7.00%, the Borrower shall, within 15 Business Days of such Monthly Reporting Date (or such longer time as the Program Agent shall consent to) purchase, or cause the Servicer to purchase, an Interest Rate Hedge Agreement which shall provide suitable protection (in the Program Agent’s reasonable judgment) against an adverse change in interest rates with respect to at least 95% of the Outstanding Loan Amount. If the Borrower fails to purchase an Interest Rate Hedge Agreement that adequately protects the Lenders, the Program Agent may, in the exercise of its reasonable judgment, increase the Reserve Percentage to compensate for the potential reduction in the Excess Spread Ratio and continued exposure to additional interest rate risk.

(p) Independent Directors. The Borrower will at all times have two Independent Directors and ensure that all actions relating to (x) the selection, maintenance or replacement of the Independent Directors, (y) the dissolution or liquidation of the Borrower or (z) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving the Borrower, are duly authorized by unanimous consent of the Borrower’s directors, including the Independent Directors; and (i) at least two members or the board of directors of Borrower shall at all times be Independent Directors reasonably acceptable to the Program Agent (such acceptability of any Independent Director appointed after the date hereof must be evidenced in writing signed by the Program Agent) and (ii) none of the Borrower or the Originator, any of Borrower’s members or directors or any of their respective Affiliates shall remove any Independent Director or replace any Independent Director, in each case without the prior written consent of the Program Agent, which consent shall not be unreasonably withheld. The Borrower shall compensate each Independent Director in accordance with its agreement with such Independent Director (or the company employing such Independent Director as a part of its business of supplying director services to special purpose entities). No Independent Director shall at any time serve as a trustee in bankruptcy for the Borrower or the Originator or any of their respective Affiliates. The limited liability company agreement of the Borrower shall provide that the directors of the Borrower shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless each Independent Director shall approve the taking of such action in writing prior to the taking of such action. Without limiting the foregoing, the Borrower will promptly notify the Program

Agent in writing of the resignation or removal of any Independent Director or its receipt of any notice of intended resignation by any Independent Director.

(q) Rating Reaffirmations. On or prior to each Rating Reaffirmation Date, the Borrower shall request from DBRS a written reaffirmation that the Notes have a rating higher than A- and, within two Business Days of receipt of any such reaffirmation, shall distribute copies thereof to the Program Agent and the Managing Agents. (The Borrower acknowledges that the Program Agent may request from DBRS a written reaffirmation of the rating of the Notes at any time.)

(r) Compliance with Requirements under DTAC Indenture. (i) The Borrower will at all times cause DTAC to maintain the minimum “Collateral Coverage Ratio” to satisfy the requirement set forth in the definition of “Permitted Warehouse Transfer” (each, as defined in the DTAC Indenture) and (ii) the Borrower shall satisfy all requirements of a “Restricted Subsidiary,” a “Receivables Financing Entity” and a “Special Purpose Subsidiary” under the DTAC Indenture.

SECTION 5.02. Reporting Requirements of the Borrower. From the date hereof until the later of the Termination Date and the Final Collection Date, the Borrower will, unless the Program Agent and the Majority Managing Agents shall otherwise consent in writing, furnish or cause to be furnished to the Program Agent and each Managing Agent (with a copy, in the case of (a), (e) and (f) below, to DBRS):

(a) Event of Termination. As soon as reasonably practicable and in any event within two (2) Business Days after any Responsible Officer of the Borrower obtains knowledge of the occurrence of each Event of Termination or Incipient Event of Termination (if such Incipient Event of Termination is continuing on the date of such notice), the statement of a Responsible Officer of the Borrower setting forth the details of such Event of Termination or Incipient Event of Termination and the action which the Borrower is taking or proposes to take with respect thereto.

(b) Financial Statements.

(i) within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a balance sheet of the Borrower as of the end of such fiscal year and a statement of income and retained earnings of the Borrower for such fiscal year, certified by the Borrower’s chief financial officer, chief accounting officer or other manager of the Borrower;

(ii) within fifteen (15) days after the end of each month, the unaudited consolidated balance sheets of the DT Entities as at the end of such month and the related unaudited consolidated statements of income and, upon the request of the Program Agent or any Managing Agent, retained earnings and of cash flows for the DT Entities for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of the Borrower, which certificate shall state that such consolidated financial statements fairly present the consolidated financial condition and results of operations of the DT Entities On A

Consolidated Basis in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year end audit adjustments);

(iii) within sixty (60) days after the end of each of the first three quarterly fiscal periods of each fiscal year of DTAC, the unaudited consolidated balance sheets of the DT Entities as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the DT Entities for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of the Borrower, which certificate shall state that each such consolidated financial statement fairly presents the financial condition and results of operations of the DT Entities On A Consolidated Basis in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year end audit adjustments); and

(iv) within one hundred and five (105) days after the end of each fiscal year of DTAC, the audited consolidated balance sheets of the DT Entities as at the end of such fiscal year and the related audited consolidated statements of income and retained earnings and of cash flows for the DT Entities On A Consolidated Basis for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern (other than a qualification as to going concern based solely on the tenor of the Commitments hereunder) and shall state that each consolidated financial statement fairly presents the financial condition and results of operations of the DT Entities On A Consolidated Basis at the end of, and for, such fiscal year in accordance with GAAP, containing a footnote stating that there is no Event of Termination.

(c) Compliance Certificates. Concurrently with any delivery of information under clause (b) above, a certificate of a Responsible Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether any Event of Termination set forth in Sections 7.01(k) through (o) has occurred and (ii) certifying that no Event of Termination or Incipient Event of Termination exists on the date of such certificate and, if an Event of Termination or Incipient Event of Termination then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

(d) ERISA Events. As soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer knows, or with respect to any Plan or Multiemployer Plan to which any DT Entity or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of such DT Entity setting forth details respecting such event or condition and the action, if any, that any DT Entity or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such DT Entity or an ERISA Affiliate with respect to such event or condition):

(i) any Reportable Event with respect to a Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 4 12(m) of the Code or Section 302(e) of ERISA, shall be a Reportable Event regardless of the issuance of any waivers in accordance with Section 4 12(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by such DT Entity or an ERISA Affiliate to terminate any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by such DT Entity or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by such DT Entity or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by such DT Entity or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against such DT Entity or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax exempt status of the trust of which such Plan is a part if such DT Entity or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

(e) Reporting on Adverse Effects. Promptly and in no event more than two (2) Business Days after any Responsible Officer of the Borrower obtains knowledge of any matter or the occurrence of any event concerning the Borrower, the Servicer, the Originator or the Performance Guarantor which would reasonably be expected to result in a Material Adverse Change, notice thereof.

(f) Defaults. Promptly and in no event more than two (2) Business Days after any Responsible Officer of the Borrower obtains knowledge of any default by the Borrower under any agreement other than the Facility Documents to which the Borrower is a party which could reasonably be expected to result in a Material Adverse Change, the statement of a Responsible Officer of the Borrower setting forth the details of such default and the action which the Borrower is taking or proposes to take with respect thereto.

(g) Ratings. Promptly and in no event more than one Business Day after any Responsible Officer of the Borrower obtains knowledge of any downgrade or withdrawal of the Debt Rating of any DT Entity, notice of such downgrade or withdrawal of such Debt Rating.

(h) Copies of Notices. Promptly after receipt thereof, copies of any notice, request for consent, or certification delivered to it by the Originator, the Custodian, the Backup Servicer or any Performance Guarantor under any Facility Document, or any Person under the Master Agency Agreement.

(i) Credit and Collection Policy.

(i) On a quarterly basis (no more than 30 days after the end of each fiscal quarter) or more often as reasonably requested by the Program Agent, a copy of the then current Credit and Collection Policy which shall be in a format marked to show changes from the prior version delivered under this clause (i).

(ii) Promptly and in no event more than two (2) Business Days after any Responsible Officer of the Borrower obtains knowledge of any amendment, modification, supplement or other change to the Credit and Collection Policy that could have a material adverse effect on the collectibility of the Pledged Contracts, the statement of a Responsible Officer of the Borrower setting forth the details of such amendment, modification or supplement.

(j) Other Facilities. Promptly and in no event more than ten (10) days after the effectiveness thereof, copies of (i) any documents, agreements or instruments evidencing indebtedness for borrowed money of any DT Entity and (ii) any amendment, restatement, supplement or other modification to any documents, agreements or instruments evidencing indebtedness for borrowed money of any DT Entity, including, without limitation, any fee letter, waiver, consent and any other document, agreement or instrument executed in connection with any of the foregoing.

(k) Collateral Coverage Ratio. Promptly and in no event more than one (1) Business Day after calculation and delivery under the DTAC Indenture, a copy of each calculation of the “Collateral Coverage Ratio” delivered to any Person thereunder.

(l) Notice of Default or Acceleration. Promptly and in no event more than two (2) Business Days after receipt by any DT Entity, copies of any notice of breach, default, acceleration, mandatory prepayment or taking of action with respect to collateral (or similar notice) received by any DT Entity from any holder of any Indebtedness (or agent on behalf of one or more such holders) under any Warehouse Facility, the Inventory Facility or any other agreement governing indebtedness for borrowed money of any DT Entity and promptly and in no event more than two (2) Business Days after delivery by any DT Entity, copies of any notice of breach or default delivered by any DT Entity thereunder.

(m) DTAC Indenture. At least five (5) Business Days prior to any amendment to any Material Indenture Provision, notice of any such proposed amendment (it being acknowledged and agreed that, prior to the effectiveness of such amendment, the parties hereto shall agree to make any conforming changes to this Agreement necessary to update the references to the requirements of the DTAC Indenture contained herein).

(n) Other Information. As soon as reasonably practicable, from time to time, such other information, documents, records or reports respecting the Pledged Contracts or the conditions or operations, financial or otherwise, of the Borrower as the Program Agent or any Managing Agent may from time to time reasonably request.

SECTION 5.03. Negative Covenants of the Borrower. From the date hereof until the Final Collection Date, the Borrower will not, without the written consent of the Program Agent and the Majority Managing Agents:

(a) Sales, Liens, Etc. Against Collateral. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Collateral or assign any right to receive income in respect thereof except in each case as contemplated or provided hereunder.

(b) Extension or Amendment of Pledged Contracts. Extend, amend, waive or otherwise modify, the terms of any Pledged Contract, except (i) in accordance with the Credit and Collection Policy or (ii) as otherwise permitted hereunder (including, without limitation, any such action permitted to be taken by the Servicer).

(c) Change in Business or Credit and Collection Policy. Make any change in the Credit and Collection Policy which could be reasonably expected to result in a Material Adverse Change, or make any change in the character of its business.

(d) Change in Payment Instructions to Contract Debtors. Make any change in its instructions to Contract Debtors regarding the making of payments in respect of the Pledged Contracts to any Alternate Payment Location, Lock-Box or Depository Account, other than instructing Contract Debtors to remit payments to another Alternate Payment Location, Lock-Box or Depository Account.

(e) Changes to Lock-Boxes, Depository Accounts or Master Agency Agreement. Add any account as a Depository Account, any bank as a Depository Account Bank, any Person as a Lock-Box Processor or any lock-box as a Lock-Box with respect to any Collateral, in each case other than those then listed in Exhibit F, unless the Program Agent shall have received (i) thirty (30) days’ prior written notice of such addition and (ii) prior to the effective date of such addition, (x) executed copies of a Control Agreement (in the case of each new Depository Account), executed by each Account Bank, the Borrower, the Servicer, and the Program Agent, (y) copies of all material agreements signed by the Borrower, the Originator or the respective Account Bank or Lock-Box Processor, as applicable, with respect to any new Depository Account, Account Bank, Lock-Box or Lock-Box Processor, and (z) a revised Exhibit F hereto. The Borrower shall provide the Program Agent and each Managing Agent with prompt written notice of any termination of any bank as a Depository Account Bank or any Person as a Lock-Box Processor, together with a revised Exhibit F hereto. The Borrower shall provide the Program Agent and each Managing Agent with prompt written notice of any addition or termination of any Alternate Payment Location, together with a revised Exhibit F hereto.

(f) Merger, Consolidation, Etc. Sell any equity interest to any Person (other than DTAC) or consolidate with or merge into or with any Person, or purchase or otherwise acquire all or substantially all of the assets or capital stock, or other ownership interest of, any Person or from any Subsidiary, or sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person, except as expressly provided or permitted under the terms of this Agreement or as consented to by the Program Agent.

(g) Change in Name; Jurisdiction of Organization. (i) Make any change to its name (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) indicated on its certificate of incorporation (or equivalent organizational document), or (ii) change its form of organization or its jurisdiction of organization, unless, in either case, prior to the effective date of such change, it delivers to the Program Agent such financing statements or amendments to financing statements (Form UCC-1 or Form UCC-3, respectively) authorized by it which the Program Agent may request to reflect such name change or change in form or jurisdiction of organization, together with such other documents, legal opinions and instruments that the Program Agent may reasonably request in connection with the transaction giving rise thereto.

(h) ERISA Matters. Establish or be a party to any Plan or Multiemployer Plan other than any such plan established by an Affiliate of the Borrower.

(i) Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except for (i) Indebtedness to the Program Agent, any Lender, any Affected Party or the Servicer expressly contemplated hereunder or (ii) Indebtedness to the Originator pursuant to the Purchase Agreement.

(j) Guarantees. Guarantee, endorse or otherwise be or become contingently liable (including by agreement to maintain balance sheet tests) in connection with the obligations of any other Person, except endorsements of negotiable instruments for collection in the ordinary course of business and reimbursement and indemnification obligations in favor of the Program Agent, any Managing Agent, any Lender or any Affected Party as provided for under this Agreement.

(k) Limitation on Transactions with Affiliates. Enter into, or be a party to any transaction with any Affiliate of the Borrower, except for: (i) the transactions contemplated hereby, by the Purchase Agreement and by the other Facility Documents; (ii) capital contributions by DTAC to the Borrower which are in compliance with Section 5.01(i); (iii) Restricted Junior Payments which are in compliance with Section 5.03(o); and (iv) to the extent not otherwise prohibited under this Agreement, other transactions in the nature of employment contracts and directors’ or manager’s fees, upon fair and reasonable terms materially no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

(l) Facility Documents. Terminate, amend or otherwise modify any Facility Document or the Master Agency Agreement, or grant any waiver or consent thereunder, except in accordance with the terms thereof.

(m) Limitation on Investments. Make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except for Permitted Investments and the purchase and receipt of capital contributions of Contracts and related assets pursuant to the terms of the Purchase Agreement.

(n) Organizational Documents. (i) Change, amend, alter or otherwise modify its limited liability company agreement in any fashion that could reasonably be expected to result in a Material Adverse Change or (ii) change, amend, alter or otherwise modify its certificate of formation in any fashion that would cause the Borrower to cease to be a Financing SPC.

(o) Restricted Junior Payments. Make any Restricted Junior Payment; provided that prior to the Termination Date, the Borrower may make Restricted Junior Payments out of Collections released pursuant to Section 2.06(b)(viii) hereof and the proceeds of the Loans so long as (i) no Event of Termination or Incipient Event of Termination shall then exist or would result therefrom and (ii) such Restricted Junior Payments have been approved by all necessary action on the part of the Borrower and in compliance with all applicable laws.

(p) Treatment as Sales. Other than for tax and accounting purposes under GAAP, not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Purchase Agreement in any manner other than as the sale and/or absolute conveyance of Contracts and related assets by the Originator to the Borrower.

(q) Use of Proceeds. Use the proceeds of the Advances, directly or indirectly, for a purpose that violates Regulation T, Regulation U, Regulation X or any other regulation promulgated by the Board of Governors of the Federal Reserve System from time to time.

(r) Acquisition of Contracts. Acquire any Contracts directly or indirectly from any Person other than the Originator pursuant to the terms of the Purchase Agreement.

SECTION 5.04. Affirmative Covenants of the Servicer. From the date hereof until the Final Collection Date, the Servicer will, unless the Program Agent and the Majority Managing Agents shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply in all respects with all applicable laws, rules, ordinances, regulations, requirements and orders of Governmental Authorities with respect to the Pledged Contracts, the servicing thereof and the agreements and documents related thereto, except where such compliance is being contested in good faith through appropriate proceedings or except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(b) Preservation of Existence. (i) Observe all procedures required by its certificate or articles of incorporation and by-laws and preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its incorporation, and (ii) qualify and remain qualified in good standing as a foreign corporation in each other jurisdiction where the nature of its business requires such qualification and where, in the case of clause (ii), failure to be so qualified could reasonably be expected to result in a Material Adverse Change.

(c) Audits. At any time and from time to time during regular business hours and upon reasonable prior notice, permit the Program Agent, the Managing Agents or their agents or representatives: (i) to conduct periodic audits of the Pledged Contracts and the related Records and collection systems of the Servicer; (ii) to examine and make copies of and abstracts from the Records in its possession or control relating to the Pledged Contracts; (iii) to visit the offices and properties of the Servicer for the purpose of examining the materials described in clause (ii) above; and (iv) to discuss matters relating to the Pledged Contracts or the Servicer’s performance hereunder with any of the officers or employees of the Servicer having knowledge of such matters provided that if no Event of Termination shall have occurred and be continuing, the Program Agents, the Managing Agents or their agents or representatives shall only be entitled to conduct two audits of the Servicer during any twelve (12) month period beginning on the date hereof and on each anniversary of the date hereof and provided, further, that if an Event of Termination shall have occurred and be continuing, the Program Agents, the Managing Agents or their agents or representatives shall be entitled to conduct three audits of the Servicer during such period and if a Foreclosure Event shall have occurred and be continuing, there shall be no limit on the number of such audits the Program Agents, the Managing Agents or their agents or representatives shall be entitled to conduct. It is anticipated that each audit will be a full operational, legal, compliance and collateral audit and will verify among other items, the existence of Collateral, cash application, aging and eligibility, and Borrowing Base computation, will include a litigation and regulatory review, and will confirm that internal ratings actually applied conform to underwriting standards. Each audit will also include a sample review of no less than 100 Contract files to check the accuracy of information provided by the Borrower or the Servicer.

(d) Keeping of Records and Books of Account. Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Pledged Contracts in the event of the destruction of the originals thereof) and keep and maintain (or cause the Originator to keep and maintain) all documents, books, records and other information reasonably necessary for the collection of all Pledged Contracts, and in which timely entries are made in accordance with GAAP. Such books and records shall include, without limitation, records adequate to permit the daily identification of each new Pledged Contracts and all Collections of and adjustments to each existing Pledged Contracts. The Servicer shall promptly notify the Program Agent and each Managing Agent of any material conversion or substitution (excluding in each case, version upgrades) of the computer software used by the Servicer in its collection of the Pledged Contract.

(e) Performance and Compliance with Pledged Contracts. At its expense timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it with respect to the Pledged Contracts.

(f) Credit and Collection Policy. Comply in all material respects with the Credit and Collection Policy in regard to the Pledged Contracts.

(g) Collections. Comply with the provisions of Section 5.01(g) as if the obligations of the Borrower pursuant to Section 5.01(g) were the obligations of the Servicer.

(h) Posting of Collections. Apply all Collections to the Pledged Contracts owed by the applicable Contract Debtor in a timely manner in accordance with the servicing practices of the Originator in existence as of the date of this Agreement.

SECTION 5.05. Reporting Requirements of the Servicer. From the date hereof until the Final Collection Date, the Servicer will, unless the Program Agent and the Majority Managing Agents shall otherwise consent in writing, furnish to the Program Agent and each Managing Agent (with a copy, in the case of (d) and (g) below, to DBRS):

(a) Financial Statements. If DTCC or any Affiliate thereof is the Servicer,

(i) within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a balance sheet of the Borrower as of the end of such fiscal year and a statement of income and retained earnings of the Borrower for such fiscal year, certified by the Borrower’s chief financial officer, chief accounting officer or other manager of the Borrower;

(ii) within fifteen (15) days after the end of each month, the unaudited consolidated balance sheets of the DT Entities as at the end of such month and the related unaudited consolidated statements of income and, upon the request of the Program Agent or any Managing Agent, retained earnings and of cash flows for the DT Entities for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of the Borrower, which certificate shall state that such consolidated financial statements fairly present the consolidated financial condition and results of operations of the DT Entities On A Consolidated Basis in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year end audit adjustments);

(iii) within sixty (60) days after the end of each of the first three quarterly fiscal periods of each fiscal year of DTAC, the unaudited consolidated balance sheets of the DT Entities as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the DT Entities for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of the Borrower, which certificate shall state that each such consolidated financial statement fairly presents the financial condition and results of operations of the DT Entities On A Consolidated Basis in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year end audit adjustments); and

(iv) within one hundred and five (105) days after the end of each fiscal year of DTAC, the audited consolidated balance sheets of the DT Entities as at the end of such fiscal year and the related audited consolidated statements of income and retained earnings and of cash flows for the DT Entities On A Consolidated Basis for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern (other than a qualification as to going concern based solely on the tenor of the Commitments hereunder) and shall state that each consolidated financial statement fairly presents the financial condition and results of operations of the DT Entities On A Consolidated Basis at the end of, and for, such fiscal year in accordance with GAAP, containing a footnote stating that there is no Event of Termination.

(b) if DTCC or any Affiliate thereof is the Servicer, as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer knows, or with respect to any Plan or Multiemployer Plan to which any DT Entity or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of such DT Entity setting forth details respecting such event or condition and the action, if any, that any DT Entity or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such DT Entity or an ERISA Affiliate with respect to such event or condition):

(i) any Reportable Event with respect to a Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 4 12(m) of the Code or Section 302(e) of ERISA, shall be a Reportable Event regardless of the issuance of any waivers in accordance with Section 4 12(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by such DT Entity or an ERISA Affiliate to terminate any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by such DT Entity or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by such DT Entity or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by such DT Entity or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against such DT Entity or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; or

(vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax exempt status of the trust of which such Plan is a part if such DT Entity or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

(c) as soon as reasonably practicable and in any event within two (2) Business Days after any Responsible Officer of the Servicer obtains knowledge of the occurrence of each Event of Termination or Incipient Event of Termination (if such Incipient Event of Termination is continuing on the date of such notice), the statement of a Responsible Officer of the Servicer setting forth the details of such Event of Termination or Incipient Event of Termination;

(d) as soon as reasonably practicable and in any event within two (2) Business Days after any Responsible Officer of the Servicer obtains knowledge of the occurrence of each event described in the definition of “Servicer Default” or each event which, with the giving of notice or lapse of time or both, would constitute a Servicer Default (if such event is continuing on the date of such notice), the statement of a Responsible Officer of the Servicer setting forth the details of such Servicer Default or event and the action which the Servicer proposes to take with respect thereto;

(e) not later than 105 days after the end of each fiscal year of the Servicer, beginning with the fiscal year ending in 2010, the Servicer (if DTCC or an Affiliate thereof is the Servicer) shall cause a firm of nationally recognized provider of accounting and/or due diligence services (who may also render other services to the Servicer ) to furnish a report with respect to the prior fiscal year to the Program Agent and the Managing Agents, to the effect that such firm has applied certain procedures agreed upon by the Servicer and the Program Agent, including performance of certain accounting procedures performed by the Servicer and examination of certain documents and records related to the Contracts and this Agreement and that, on the basis of such agreed-upon procedures, such accountants are of the opinion that the servicing (including the allocation of Collections) has been conducted in compliance with the terms and conditions set forth in this Agreement, except for such exceptions as they believe to be immaterial and such other exceptions as shall be set forth in such statement;

(f) as soon as reasonably practicable, from time to time, such other information, documents, records or reports within its possession respecting the Pledged Contracts or the conditions or operations, financial or otherwise, of the Servicer as the Program Agent or any Managing Agent may from time to time reasonably request;

(g) on each Monthly Reporting Date, a Monthly Report and a Monthly Serviced Portfolio Report;

(h) on each Business Day, through a secured website that can be accessed by the DT Entities, the Program Agent, the Custodian and the Backup Servicer, or their respective agents, a list that separately identifies, by loan number or other distinctively identifying notation, each Pledged Contract; provided that each Person requesting or requiring access to the secured website referred to in this Section 5.05(h) shall provide notice of its name, telephone number and electronic mail address to a designated representative of the Servicer; and

(i) promptly and in no event more than two (2) Business Days after any Responsible Officer of the Servicer obtains knowledge of any material amendment, modification, supplement or other change to the Credit and Collection Policy (whether or not having the potential to cause a Material Adverse Change), the statement of a Responsible Officer of the Servicer setting forth the details of such amendment, modification or supplement.

SECTION 5.06. Negative Covenants of the Servicer. From the date hereof until the Final Collection Date, the Servicer will not, without the written consent of the Program Agent and the Majority Managing Agents:

(a) Extension or Amendment of Pledged Contracts. Extend, amend, waive or otherwise modify, the terms of any Pledged Contract, except (i) in accordance with the Credit and Collection Policy as it deems appropriate to maximize collections thereof or (ii) as otherwise permitted hereunder.

(b) Change in Business or Credit and Collection Policy. Make any change in the character of its servicing practices or in the Credit and Collection Policy, which change would, in either case, be reasonably expected to result in a Material Adverse Change.

(c) Change in Payment Instructions to Contract Debtors. Make any change in its instructions to Contract Debtors regarding the making of payments in respect of the Pledged Contracts to any Alternate Payment Location, Lock-Box or Depository Account, other than instructing Contract Debtors to remit payments to another Alternate Payment Location, Lock-Box or Depository Account.

(d) Changes to Lock-Boxes, Depository Accounts or Master Agency Agreement. Add any account as a Depository Account, any bank as a Depository Account Bank, any Person as a Lock-Box Processor or any lock-box as a Lock-Box with respect to any Collateral, in each case other than those then listed in Exhibit F, unless the Program Agent shall have received (i) thirty (30) days’ prior written notice of such addition and (ii) prior to the effective date of such addition, (x) executed copies of a Control Agreement (in the case of each new Depository Account), executed by each Account Bank, the Borrower, the Servicer, and the Program Agent, (y) copies of all material agreements signed by the Borrower, the Originator or the respective Account Bank or Lock-Box Processor, as applicable, with respect to any new Depository Account, Account Bank, Lock-Box or Lock-Box Processor, and (z) a revised Exhibit F hereto. The Servicer shall provide the Program Agent and each Managing Agent with prompt written notice of any termination of any bank as a Depository Account Bank or any Person as a Lock-Box Processor, together with a revised Exhibit F hereto. The Servicer shall provide the Program Agent and each Managing Agent with prompt written notice of any addition or termination of any Alternate Payment Location, together with a revised Exhibit F hereto.

(e) Transfers, Liens, Etc. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Collateral or assign any right to receive income in respect thereof except in each case as contemplated or provided hereunder.

(f) Consolidations, Mergers and Sales of Assets. The initial Servicer shall not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided that the Servicer may (I) merge with another Person if (A)(i) the Servicer is the corporation surviving such merger or (ii) the Person with whom the Servicer is merged into or consolidated with is an Affiliate of the Servicer and the surviving corporation assumes in writing all duties and liabilities of the Servicer hereunder and (B) immediately after and giving effect to such merger, no Event of Termination or Incipient

Event of Termination shall have occurred and be continuing and (II) sell, lease or otherwise transfer all or substantially all of its assets to an Affiliate of the Servicer if (A) such Affiliate assumes in writing all duties and liabilities of the Servicer hereunder, and (B) immediately after giving effect to such sale, lease or other transfer, no Event of Termination or Incipient Event of Termination shall have occurred and be continuing.

ARTICLE VI

ADMINISTRATION OF CONTRACTS

SECTION 6.01. Designation of Servicer.

(a) The servicing, administering and collection of the Pledged Contracts shall be conducted by the Person so designated from time to time in accordance with this Section 6.01. Until the Program Agent, with the consent or at the direction of the Managing Agents, gives notice to the Borrower and the Servicer of the designation of a new Servicer as provided in Section 6.01(c) below, DTCC is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. The Borrower hereby grants to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Borrower any and all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind in connection with any Pledged Contract or other Collateral.

(b) The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the reasonable determination by the Servicer that (x) the performance of its duties hereunder is no longer permissible under applicable law and (y) there is no reasonable action which the Servicer could take to make the performance of its duties hereunder permissible under applicable law. Any determination permitting the resignation of the Servicer shall be evidenced by an opinion of counsel to such effect delivered to the Program Agent.

(c) If a Servicer Default has occurred and is continuing the Program Agent shall, if requested by the Majority Managing Agents, by notice in writing to the Servicer (a copy of which shall also be delivered to the Backup Servicer), terminate the Servicer’s management, administrative, servicing, custodial and collection functions (such termination being herein called a “Servicing Transfer”). On receipt of such notice (a “Termination Notice”) (or, if later, on a date designated therein), all authority and power of the Servicer under this Agreement, whether with respect to the Pledged Contracts, the other Collateral or otherwise shall pass to and be vested in the Program Agent or its designee pursuant to and under this Section 6.01(c); and, without limitation, the Program Agent is authorized and empowered to execute and deliver on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do any and all acts or things necessary or appropriate to effect the purpose of such Termination Notice. The Servicer agrees to cooperate with the Program Agent in effecting the termination of the responsibilities and rights of the Servicer hereunder, including, without limitation, the transfer to the Program Agent or its designee on behalf of the Lenders for administration by it of all Collections which shall at the time be held by the Servicer for deposit, or have been deposited by the Servicer in the Collection Account, or for its own account in connection with its services hereafter or thereafter received with respect to the Pledged Contracts and to assist the successor Servicer in enforcing all rights under the Pledged Contracts. All reasonable costs and expenses (including attorneys’ fees) incurred in connection with transferring the Contract Files to the successor Servicer, to reflect such succession as the Servicer pursuant to this Section 6.01, shall be paid by the replaced Servicer upon presentation of reasonable documentation of such costs and expenses; provided, however, that if the replaced Servicer fails to pay such costs and expenses promptly, the successor Servicer shall be entitled to recover such amounts in accordance with Section 2.06 or 2.07, as applicable. Upon such termination, any servicing compensation relating to periods prior to the date of termination of the replaced Servicer (including all amounts expended by the replaced Servicer that would otherwise have been reimbursable to it hereunder) shall be paid to the replaced Servicer.

(d) In the event of the Servicer’s termination hereunder, the Program Agent, with the consent of the Majority Managing Agents, shall appoint the Backup Servicer as successor Servicer, and the successor Servicer shall accept its appointment by a written assumption in form acceptable to the Program Agent. In the event that a successor Servicer has not been appointed at the time when the predecessor Servicer has ceased to act as Servicer in accordance with Section 6.01(c), the Program Agent may petition a court of competent jurisdiction to appoint any established institution as the successor to the Servicer under this Agreement. Upon appointment, the successor Servicer shall be the successor in all respects to the predecessor Servicer and shall be subject to all the responsibilities, duties and liabilities arising thereafter relating thereto placed on the predecessor Servicer, and shall be entitled to all of the rights granted to the predecessor Servicer, by the terms and provisions of this Agreement; provided, however, that the successor Servicer shall have (i) no liability with respect to any obligation which was required to be performed by the predecessor Servicer prior to the date that the successor Servicer becomes the Servicer or any claim of a third party based on any alleged action or inaction of the predecessor Servicer, (ii) no obligation to pay any taxes required to be paid by the Servicer, (iii) no obligation to pay any of the fees and expenses of any other party involved in this transaction and (iv) no liability or obligation with respect to any Servicer indemnification obligations of any prior servicer including the original servicer. The indemnification obligations of the Backup Servicer, upon becoming a successor Servicer are expressly limited to those instances of negligence or willful misconduct of the Backup Servicer in its role as successor Servicer. In connection with such appointment, subject to the limitations set forth in the definition of “Servicer Fee,” the Program Agent may, with the consent of the Majority Managing Agents, make such arrangements for the reasonable compensation of such successor Servicer as it and such successor Servicer shall agree. The Program Agent and such successor Servicer shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

(e) After a Servicing Transfer, the successor Servicer may, at the direction of the Program Agent (at the direction of the Majority Managing Agents) notify the Contract Debtors with respect to the Pledged Contracts of the interests of the Secured Parties in the Pledged Contracts and other Collateral and instruct such Contract Debtors to make payments that are due under the Pledged Contracts to the successor Servicer (or to the Program Agent or such other Person or account as the Program Agent shall designate) after the effective date of a Servicing Transfer. After a Servicing Transfer, the replaced Servicer shall have no future obligations with respect to the management, administration, servicing, custody or collection of the Pledged Contracts and the successor Servicer shall have all of such obligations, except that the replaced Servicer will transmit or cause to be transmitted directly to the successor Servicer for its own account, promptly upon receipt (but no later than two (2) Business Days thereafter), any amounts for which it has good funds (properly endorsed where required for the successor Servicer to collect them) received as payments upon or otherwise in connection with the Pledged Contracts and the replaced Servicer shall continue to do any and all things necessary to transfer the Contract Files and all books and records with respect to the Pledged Contracts hereunder. A Servicing Transfer shall not affect the rights and duties of the parties hereunder, other than those relating to the management, administration, servicing, custody or collection of the Pledged Contracts.

(f) DTCC and any other Servicer agrees that, upon its resignation or replacement as Servicer pursuant to Section 6.01(b) or (c) above, it will cooperate with the Borrower, the Program Agent and the successor Servicer in effecting the termination of its responsibilities and rights as Servicer hereunder, including, without limitation, (i) assisting the successor Servicer in enforcing all rights under the Pledged Contracts and other Collateral, (ii) transferring, promptly upon receipt, to the successor Servicer, any Collections or other amounts related to the Pledged Contracts or other Collateral received by such Servicer, (iii) transferring to the successor Servicer all Records held by or under the control of such Servicer and (iv) permitting the successor Servicer to have access to all tapes, discs, diskettes and related property containing information concerning the Pledged Contracts and other Collateral and the Records and taking all actions necessary in its control to permit the successor Servicer to use all computer software that may facilitate the Servicer’s access to and use of such information and acting as data processing agent for such successor Servicer if requested. Upon the resignation or replacement of DTCC as Servicer, DTCC shall no longer be entitled to the Servicer Fee accruing from and after the effective date of such resignation or replacement.

(g) Without the consent of each Managing Agent, the Servicer shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (x) an Approved Sub-servicer and (y) except with respect to certain Charged-Off Contracts, to outside collection agencies in accordance with its customary practices. Notwithstanding the delegation by the Servicer of any of its duties or responsibilities as Servicer to any Person or the appointment of any Approved Sub-servicer pursuant to this Section 6.01(g), (i) the Servicer shall remain liable for the timely and complete performance of its duties and obligations pursuant to the terms hereof, (ii) the Servicer shall retain management information systems and sufficient servicing capability, in the reasonable judgment of the Program Agent and each Managing Agent, to perform the servicing functions described herein, and (iii) any sub-servicing agreement that may be entered into and any other transactions or services relating to the Pledged Contracts involving an Approved Sub-servicer shall be deemed to be between such sub-servicer and the Servicer alone, and none of the Lenders, the Program Agent, the Managing Agents and the Liquidity Providers shall be deemed parties thereto or shall have any obligations, duties or liabilities with respect to any Approved Sub-servicer.

SECTION 6.02. Duties of the Servicer.

(a) The Servicer shall take or cause to be taken all such actions as it deems necessary or advisable to collect each Pledged Contract from time to time, all in accordance, in all material respects, with applicable laws, rules, regulations and the Credit and Collection Policy. Each of the Borrower, each Lender, each Liquidity Provider, each Managing Agent and the Program Agent hereby appoints as its agent the Servicer, from time to time designated pursuant to Section

6.01, to enforce its respective rights and interests in and under the Pledged Contracts and the other Collateral.

(b) Without limiting the foregoing, the Servicer shall perform all aspects of servicing, administering, collecting, liquidating, accounting for and managing (collectively, “administering”, “administer”, or “administration”) the Pledged Contracts it customarily performs in accordance with the Accepted Servicing Practices, which practices are in accordance with applicable law and have been disclosed to the Program Agent, the Lenders and the Managing Agents prior to the date hereof. The administration provided by the Servicer shall include but not be limited to all servicing currently provided by the Servicer, Financed Vehicle titling and lien perfection, customer service, insurance claim tracking and collection, insurance maintenance, Contract enforcement, Contract billing, payment processing, portfolio and Contract accounting, portfolio management, delinquency collection, repossession, foreclosure, resale, and maintaining current Contract Debtor and Financed Vehicle location information (name, address and phone number). The Servicer shall maintain current, accurate, and complete records of activity and comments regarding collection, insurance, payments, and other material events. The records regarding collection history, payments, Contract accounting, customer service notes, Contract Debtor names and addresses and Principal Balance shall be computerized. The Servicer shall administer and otherwise deal with the Contracts in compliance with all applicable laws. The Servicer shall conduct foreclosure sales in a commercially reasonable manner and take the steps necessary to preserve the deficiency liability of the Contract Debtors.

(c) The Servicer (so long as it is DTCC) will at all times apply the same standards and follow the same procedures with respect to the decision to commence litigation with respect to the Pledged Contracts, and in prosecuting and litigating with respect to Pledged Contracts, as it applies and follows with respect to retail installment or conditional sales contracts for the purchase of new or used Motor Vehicles serviced by it which are not Pledged Contracts; provided, however, that after the occurrence and during the continuance of an Event of Termination, the Servicer shall commence or settle any legal action to enforce collection of any Charged-Off Contract or to foreclose upon or repossess any Financed Vehicle with respect thereto as directed by the Program Agent. In no event shall the Servicer be entitled to make the Program Agent, any Managing Agent, any Lender or any Liquidity Provider a party to any litigation without the such Person’s express prior written consent.

(d) The Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Pledged Contracts as and when the same shall become due and shall follow such collection procedures as it follows with respect to all comparable automotive receivables that it services for itself or others. The Servicer shall allocate Collections between principal and interest in accordance with its customary servicing procedures. The Servicer shall apply all Collections to the Pledged Contracts owed by the applicable Contract Debtors in a timely manner in accordance with the business practices of DTCC in existence as of the date hereof. In the event the Servicer receives any Collections or other proceeds of the Collateral, it shall hold such Collections and other proceeds on behalf of the Borrower for application and remittance in accordance with Section 2.06 or 2.07, as applicable, and it shall remit the same to the Collection Account to the extent required hereunder. To the extent the Servicer receives a payment from a Contract Debtor with respect to a Pledged Contract with respect to which such Contract Debtor has not identified the Pledged Contract to which such payment should be applied (a payment in the exact amount of an outstanding invoice being sufficient identification), the Servicer shall use its best efforts to contact such Contract Debtor to confirm the Pledged Contract to which such Contract Debtor intended that such payment be applied in accordance with the Servicer’s customary practices and procedures.

(e) The Servicer shall, as soon as practicable following receipt, turn over to the Person entitled thereto collections in respect of any Contract which is not a Pledged Contract less, to the extent the Servicer performed any collection or enforcement actions which it was authorized by such Person to perform, all reasonable and appropriate out of pocket costs and expenses of such Servicer incurred in collecting and enforcing such receivable.

(f) The Servicer may, in accordance with its Credit and Collection Policy grant extensions, rebates or adjustments on a Pledged Contract. The Servicer may in its discretion waive any late payment charge or any other fees that may be collected in the ordinary course of servicing a Pledged Contract. The Servicer shall not voluntarily agree to any alteration of the interest rate on any Pledged Contract.

(g) On behalf of the Borrower and the Program Agent for the benefit of the Lenders, the Servicer shall use its best efforts, consistent with its customary servicing procedures, to repossess or otherwise convert the ownership of the Financed Vehicle securing any Pledged Contract as to which the Servicer shall have determined eventual payment in full is unlikely. From time to time, as appropriate for servicing or foreclosing upon any Pledged Contract, the Borrower shall, upon written request of the Servicer, execute such documents as shall be reasonably necessary to prosecute any such proceedings. The Servicer shall follow such customary and usual practices and procedures as it shall deem necessary or advisable in its servicing of Contracts, which may include reasonable efforts to realize proceeds from the repossession of the related Financed Vehicle. The foregoing shall be subject to the provision that, in any case in which the Financed Vehicle shall have suffered damage, the Servicer shall not expend funds in connection with the repair or the repossession of such Financed Vehicle unless it shall determine in its reasonable discretion that such repair and/or repossession will increase the Net Liquidation Proceeds by an amount greater than the amount of such expenses.

(h) In the event of a loss or claim under a physical damages insurance policy or comprehensive and collision insurance policy, the Servicer shall, in accordance with its customary servicing procedures take all necessary action to enforce all available rights and claims under such insurance policy.

(i) The Servicer shall, in accordance with its customary servicing procedures, take such steps as are necessary to maintain perfection of the security interest created by each Pledged Contract in the related Financed Vehicle in favor of the Borrower. The Servicer is hereby authorized to take such steps as are necessary to re-perfect such security interest on behalf of the Borrower in the event of the relocation of a Financed Vehicle or for any other reason.

(j) Upon the occurrence of Servicer Default or a Event of Termination, and subject to the other provisions of this Agreement, the Program Agent may instruct the Servicer to take or cause to be taken, such action as may, in the opinion of counsel to the Program Agent, be necessary to perfect or reperfect the security interests in the Financed Vehicles securing the

Pledged Contracts in the name of the Program Agent by such reasonable means as may, in the opinion of counsel to the Program Agent, be reasonably necessary or prudent. The Servicer hereby agrees to pay all expenses related to such perfection or reperfection and to take all action reasonably necessary therefor.

(k) The Borrower shall deliver to the Servicer, and the Servicer shall hold in trust for the Borrower, the Lenders and the Liquidity Providers in accordance with their respective interests, all Records.

SECTION 6.03. Servicing Fee; Servicer Expenses. On each Settlement Date, the Servicer shall be entitled to receive the Servicing Fee as set forth in Section 2.06 or Section 2.07 of this Agreement. The Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder, including fees and disbursements of independent accountants, taxes imposed on the Servicer and expenses incurred in connection with distributions and reports to the Program Agent, the Managing Agents and the Lenders.

SECTION 6.04. Rights of the Program Agent.

(a) Upon the occurrence and during the continuation of a Servicer Default or an Event of Termination, the Program Agent (with the prior consent of the Majority Managing Agents) shall have the right at any time to assume exclusive control over the Collection Account and/or the Reserve Account by delivering a Notice of Exclusive Control to the Securities Intermediary, and the Securities Intermediary, upon receipt of such Notice of Exclusive Control, will take all Entitlement Orders, instructions or other directions it receives from the Program Agent, on behalf of the Secured Parties, with respect to the Collection Account and/or the Reserve Account, without further consent by the Borrower, the Servicer or any other Person, and shall cease complying with Entitlement Orders, instructions or other directions concerning the Collection Account and/or the Reserve Account originated by the Borrower, the Servicer or any other Person.

(b) At any time and from time to time following a Servicer Default, the Borrower (or the Servicer) shall, upon the Program Agent’s request, upon no less than five (5) days’ notice, (i) make available all Records (other than any data processing software licensed to the Servicer, the sale, assignment or other disposition of which is prohibited by the terms of the license relating thereto) which the Program Agent reasonably believes are necessary or appropriate for the administration and enforcement of the Pledged Contracts, and shall make the same available to the Program Agent at the location(s) where the Records are ordinarily kept or a place convenient to the Servicer, and (ii) promptly, and in any event not later than two Business Days after identification thereof, remit all Collections for which it has good funds to the Program Agent or its designee.

SECTION 6.05. Responsibilities of the Borrower. Anything herein to the contrary notwithstanding, the Borrower shall (i) perform all of its obligations with respect to the Pledged Contracts to the same extent as if a security interest in the Pledged Contracts had not been granted hereunder and the exercise by the Program Agent of its rights hereunder shall not relieve Borrower from such obligations and (ii) pay when due any taxes, including without limitation, sales, excise and personal property taxes payable by it in connection with the Pledged Contracts.

None of the Program Agent, the Managing Agents, the Lenders or the Liquidity Providers shall have any obligation or liability with respect to any Pledged Contracts or other Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.

SECTION 6.06. Further Action Evidencing Program Agent’s Interest. Each of the Borrower and the Servicer agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Program Agent may reasonably request in order to perfect, protect or more fully evidence the interest of the Program Agent or the Secured Parties granted hereunder or to enable the Program Agent to exercise or enforce any of its or the Secured Parties’ rights hereunder. Without limiting the generality of the foregoing, each of the Borrower and the Servicer will (i) code its master data processing records evidencing such Pledged Contracts to evidence that a security interest therein has been granted to the Program Agent under this Agreement, and (ii) upon the request of the Program Agent, file such financing statements, continuation statements or amendments thereto or assignments thereof, and execute and file such other instruments or notices, as may be necessary or appropriate or as the Program Agent may reasonably request. If after the occurrence and during the continuation of any Event of Termination, either the Borrower or the Servicer fails to perform any of its respective agreements or obligations under this Agreement, the Program Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable out-of-pocket expenses of the Program Agent incurred in connection therewith shall be payable by the Borrower or the Servicer, as applicable, upon the Program Agent’s demand therefor.

SECTION 6.07. Duties of Backup Servicer. Effective as of the Servicing Turnover Date (as used herein, “Servicing Turnover Date” means the date on which Program Agent delivers a Termination Notice to the Servicer and the Backup Servicer pursuant to Section 6.01(c) hereof), the Backup Servicer shall, pursuant to Section 6.01(d), be appointed as the successor Servicer and, except as otherwise expressly set forth herein, be the successor in all respects to the predecessor Servicer. The Backup Servicer, as successor Servicer, shall perform the duties and obligations of the Servicer set forth in Section 6.02 in accordance with all applicable federal, state or local laws and regulations and with the degree of skill, care and diligence as is customary and usual in the industry for third party servicers who service comparable assets (the “Required Standard of Care”).

SECTION 6.08. Collection and Allocation of Contract Payments; Modifications of Pledged Contracts.

(a) From and after the Servicing Turnover Date, the successor Servicer shall make its best efforts to collect all Scheduled Payments as and when the same shall become due consistent with the standards, policies and procedures required by this Agreement and in accordance with the Required Standard of Care.

(b) From and after the Servicing Turnover Date, the successor Servicer is authorized in its discretion to waive any prepayment charge, late payment charge or any other similar fees that may be collected in the ordinary course of servicing any Pledged Contract. The successor Servicer shall allocate Collections relating to principal and interest in accordance with the terms of the related Pledged Contracts and this Agreement.

(c) From and after the Servicing Turnover Date, the successor Servicer may grant payment extensions on, or other modifications or amendments to, a Pledged Contract in accordance with the Required Standard of Care if the successor Servicer believes in its best business judgment that such extension, modification or amendment will maximize the amount to be received with respect to such Pledged Contract. In doing so, the successor Servicer may at any time agree to (i) a modification or amendment of a Pledged Contract in order to change the Contract Debtor’s regular due date to a date within thirty (30) days in which such due date occurs, or (ii) a modification or amendment of a Pledged Contract in order to re-amortize the Scheduled Payments on the Pledged Contract. Notwithstanding anything in the foregoing to the contrary, the successor Servicer shall not agree to any extension, amendment or deferral with respect to any Pledged Contract in respect of which payments are scheduled to be made on other than a monthly (or more frequent payment schedule, as applicable) basis.

SECTION 6.09. Realization upon Pledged Contracts. From and after the Servicing Turnover Date, consistent with the Required Standard of Care, the successor Servicer shall use its best efforts to repossess (or otherwise comparably convert the ownership of) and liquidate any Financed Vehicle securing a Pledged Contract with respect to which the successor Servicer has determined that payments thereunder are not likely to be resumed, as soon as is practicable after default on such Pledged Contract (other than in the case of Financed Vehicles where neither the Financed Vehicle nor the Contract Debtor can be physically located by the successor Servicer using procedures consistent with the Required Standard of Care) and other than in the case of a Contract Debtor who is subject to a bankruptcy proceeding. All amounts received upon liquidation of a Financed Vehicle shall be remitted by the successor Servicer to the Collection Account as soon as practicable. The successor Servicer shall be entitled to recover all reasonable expenses incurred by it in the course of repossessing and liquidating a Financed Vehicle.

SECTION 6.10. Backup Servicing Fee; Backup Servicing Expenses.

(a) Prior to the Servicing Turnover Date, Borrower shall pay Backup Servicer the following fees: (i) a fee with respect to each Accounting Period, payable in arrears on each Settlement Date for the account of the Backup Servicer, in an amount equal to the greater of (a) the product of (I) one-twelfth of .08% and (II) the aggregate Principal Balances of all Pledged Contracts as of the last day of such Accounting Period and (b) $4,000; and (ii) each time that Backup Servicer test loads its system file and simulates a conversion of data, as provided in Section 6.15(a) hereof, a fee of $4,850.00 plus an additional $0.25 per account; provided that so long as no Incipient Servicer Default, Incipient Event of Termination, Servicer Default or Event of Termination has occurred and is continuing, Backup Servicer will not be required to test load its system file more than once in each 12 month period.

(b) From and after the Servicing Turnover Date and in lieu of the other fees provided in this Section 6.10, the successor Servicer will be entitled to receive the Servicer Fee at such times and in the manner described in Sections 2.06 and 2.07 hereof.

SECTION 6.11. Access to Certain Documentation and Information Regarding Pledged Contracts. The Backup Servicer shall provide to representatives of the Borrower and the Program Agent reasonable access to the documentation (including any computer tapes or files) regarding the Pledged Contracts. Such access shall be afforded without charge, but only upon reasonable and prior written request and during normal business hours at the offices of the Backup Servicer where it has notified the Borrower and the Program Agent it is administering its obligations hereunder.

SECTION 6.12. Disposition of Financed Vehicle. In the event that any Financed Vehicle is repossessed by the successor Servicer, the disposition of any such Financed Vehicle shall be carried out by the successor Servicer at such price and upon such terms and conditions as the successor Servicer shall determine in accordance with the Required Standard of Care and with a view to maximizing the net proceeds from such disposition. The successor Servicer shall post the proceeds of any such disposition to the customer’s account and remit such amount into the Collection Account as part of Collections.

SECTION 6.13. Application of Collections. The successor Servicer shall apply all Collections with respect to each Pledged Contract for each Accounting Period to interest and principal in accordance with the terms of such Pledged Contract and this Agreement.

SECTION 6.14. Predecessor Work Product. Notwithstanding anything contained in this Agreement to the contrary, the successor Servicer, is authorized to accept and rely on all of the accounting records (including computer records) and work of the prior servicer relating to the Pledged Contracts (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and the successor Servicer, shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior servicer. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the successor Servicer, making or continuing any Errors (collectively, “Continued Errors”), the successor Servicer shall have no duty, responsibility, obligation or liability for such Continued Errors; provided, however, that the successor Servicer agrees to use its best efforts to prevent further Continued Errors. In the event that the successor Servicer becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Program Agent use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. The successor Servicer shall be entitled to recover its reasonable costs thereby expended from the Borrower.

SECTION 6.15. Duties of Backup Servicer Prior to Servicing Turnover Date.

(a) The Servicer and the Borrower agree to deliver to Backup Servicer on or before the 10th day of each month a computer tape or disk (the “Servicing Report”) with respect to all Pledged Contracts and containing the information fields set forth on Exhibit C-1 hereto and in a format acceptable to the Backup Servicer (in the event as of the close of business on the last Business Day of the preceding month before the month of such delivery) and such other information as the Backup Servicer may reasonably request as necessary to permit the Backup Servicer to assume the substitute servicing functions. In addition, on or about July 1 of each year or at such other date as Program Agent may request during a calendar year upon at least ten (10) days notice to the Servicer and the Backup Servicer, based on the most recent Servicing Report, the Backup Servicer will determine whether it has received the information adequate to assume all servicing functions and perform a test conversion by loading the electronic information provided by the Borrower and the Servicer, in order to ensure the information is compatible with the Backup Servicer’s computer systems and adequate for fulfilling the Backup Servicer’s obligations under the Facility Documents.

(b) In addition to the information and materials provided by the Servicer and the Borrower pursuant to Section 6.15(a), promptly and in no event more than five (5) Business Days after the Servicing Turnover Date, the Servicer and the Borrower will provide the documents and information reasonably necessary for the Backup Servicer to carry out the servicing functions. The Servicer and the Borrower will make arrangements with the Backup Servicer for the prompt and safe transfer of, and the Servicer and the Borrower will provide to the Backup Servicer, all necessary servicing files and records, including (as deemed necessary by the Backup Servicer at such time): (i) documentation relating to the Pledged Contracts (to the extent in the possession of the Borrower or the Servicer); (ii) servicing systems tapes and diskettes relating to the Pledged Contracts (in a format acceptable to the Backup Servicer); (iii) payments and collections histories relating to the Pledged Contracts; (iv) reconciliations of amounts on deposit from time to time in the Depository Accounts and the Collection Account, including, without limitation, amounts constituting Collections; and (v) all other servicing related information and materials as may be necessary to allow the Backup Servicer to perform the backup servicing functions.

(c) It is expressly understood that the Backup Servicer (i) will not be responsible for delays attributable to the Servicer or the Borrower’s failure to deliver information (in a format acceptable to the Backup Servicer), defects in the information supplied by the Servicer or the Borrower, or other circumstances beyond the control of the Backup Servicer; and (ii) will not be in default hereunder nor incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if any such failure or delay results from the Backup Servicer acting in accordance with information prepared or supplied by a Person other than the Backup Servicer or the failure of any such Person to prepare or provide such information. The Backup Servicer shall have no responsibility, shall not be in default, and shall incur no liability (x) for any act or failure to act by any third party, including, without limitation, the Servicer or the Borrower, or for any inaccuracy or omission in a notice or communication received by the Backup Servicer from any Person; or (y) which is due to or results from the invalidity or unenforceability of any Contract under applicable law or the breach or the inaccuracy of any representation or warranty made with respect to any Contract, provided, however, that this provision shall not protect the Backup Servicer against any liability that would otherwise be imposed by reason of a breach of this Agreement or willful misfeasance, bad faith or gross negligence in the performance of duties under this Agreement. The Backup Servicer shall only be liable for direct damages caused by its failure to comply with this Agreement or willful misfeasance, bad faith or gross negligence in the performance of duties under this Agreement and shall not be liable for indirect or consequential damages.

(d) The Borrower will be responsible for providing complete and accurate information and documentation to the Backup Servicer as provided herein, but the Borrower shall not otherwise be responsible or directly or indirectly liable for the performance of the Backup Servicer’s obligations pursuant to this Agreement.

(e) Other than the duties specifically set forth in this Agreement, the Backup Servicer shall have no obligations, including without limitation to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer shall have no liability for any actions taken or omitted by the Servicer.

(f) The Backup Servicer shall be permitted to delegate any of its duties or responsibilities as Backup Servicer to any Person; provided that notwithstanding any such delegation by the Backup Servicer, (i) the Backup Servicer shall remain liable for the timely and complete performance of its duties and obligations pursuant to the terms hereof, (ii) the Backup Servicer shall retain management information systems and sufficient servicing capability, in the reasonable judgment of the Program Agent and each Managing Agent, to perform its duties and obligations described herein, and (iii) any sub-servicing agreement that may be entered into by the Backup Servicer pursuant to this Section 6.15(f) shall be deemed to be between such sub-servicer and the Backup Servicer alone, and none of the Lenders, the Program Agent, the Managing Agents and the Liquidity Providers shall be deemed parties thereto or shall have any obligations, duties or liabilities with respect to any sub-servicer engaged by the Backup Servicer. The Backup Servicer will give the Program Agent prior written notice of any such delegation.

SECTION 6.16. Remittances to the Collection Account. From and after the Servicing Turnover Date, on a weekly basis, the successor Servicer shall identify Collections received by the successor Servicer and remit the amounts, to the Collection Account as provided for herein and pending such remittance, such funds shall be held by the successor Servicer in trust for the benefit of the Program Agent.

SECTION 6.17. Reports. On each Monthly Reporting Date from and after the Servicing Turnover Date, the successor Servicer shall provide Program Agent and DBRS with a Monthly Report.

SECTION 6.18. Representations and Warranties of Backup Servicer. The Backup Servicer, represents and warrants to each party hereto that:

(a) The Backup Servicer is a national banking association duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) The Backup Servicer has all requisite corporate or other power and has all governmental licenses, authorizations, consents, and approvals necessary to own its assets, carry on its business as now being or as proposed to be conducted and to perform the servicing obligations required pursuant to this Agreement.

(c) The Backup Servicer is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it make such qualification necessary.

(d) The Backup Servicer is in compliance in all material respects with all Requirements of Law.

(e) There are no actions, suits, arbitrations, investigations or proceedings pending or to its knowledge threatened against the Backup Servicer which would materially and adversely affect its business and operations or the ability of the Backup Servicer to perform the obligations hereunder.

(f) No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person are necessary for the execution, delivery and performance by the Backup Servicer of this Agreement or for the legality, validity, or enforceability thereof against the Backup Servicer.

(g) The execution and delivery of this Agreement will not conflict with or result in a breach of the charter or bylaws of the Backup Servicer, or any applicable law, rule or regulation, or any order, writ, injunction, or decree of any governmental authority, or any other material agreement or instrument to which the Backup Servicer is a party or by which it or its property is bound or affected.

(h) The Backup Servicer is experienced in servicing subprime automobile retail installment contracts and has the ability to handle biweekly and/or irregular payments.

SECTION 6.19. Backup Servicer Resignation/Replacement. The Backup Servicer may not resign from the obligations and duties hereby imposed on it as Backup Servicer under this Agreement except (a) upon determination that by reason of a change in legal requirements the performance of its duties under this Agreement would cause it to be in violation of such legal requirements in a manner which would result in a material adverse effect on the Backup Servicer; (b) the fees set forth in Section 6.10 are not paid in a timely manner; or (c) upon the prior written consent of the Program Agent and the Borrower (provided that such consent of Borrower shall not be required during the continuance of an Incipient Event of Termination or Event of Termination). Notice of any such determination referred to in clause (a) permitting the resignation of the Backup Servicer shall be communicated to the Program Agent at the earliest practicable time (and, if such communication is not in writing, shall be confirmed in writing at the earliest practicable time). Unless required by applicable law, the resignation of the Backup Servicer shall not be effective unless and until a substitute Backup Servicer shall have been approved by the Program Agent. If (i) the Backup Servicer fails to perform any of its obligations hereunder within thirty (30) days after written notice by the Program Agent or the Borrower, (ii) the Backup Servicer shall apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (iii) the Backup Servicer makes a general assignment for the benefit of its creditors, (iv) the Backup Servicer files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts, (v) Backup Servicer takes any corporate or other action for the purpose of effecting any of the foregoing or (vi) the Program Agent, in its reasonable discretion, determines that Backup Servicer is no longer able to perform the services required hereunder (including by reason of changes in the nature of Backup Servicer’s business), then and in any such event, Program Agent or Borrower (so long as no Event of Termination or Incipient Event of Termination has occurred and is continuing) may terminate all rights of Backup Servicer hereunder in which case Borrower shall obtain a substitute backup servicer within sixty (60) days of such termination, which backup servicer shall be satisfactory to Program Agent in Program Agent’s reasonable discretion. In all other events, the obligations of Backup Servicer hereunder shall continue until all of the obligations have been paid and performed in full.

SECTION 6.20. Backup Servicer Successor. Any person (a) into which the Backup Servicer may be merged or consolidated, (b) which may result from any merger or consolidation to which the Backup Servicer is a party or (c) which may succeed to the property and assets of the Backup Servicer substantially as a whole, shall be the successor to the Backup Servicer hereunder without any further act; provided, however, that if the Backup Servicer is not the surviving entity, the surviving entity shall execute an agreement of assumption to perform the obligations of the Backup Servicer hereunder.

ARTICLE VII

EVENTS OF TERMINATION

SECTION 7.01. Events of Termination. If any of the following events (each, an “Event of Termination”) shall occur:

(a) The Borrower shall fail to make any payment of principal in respect of the Loans when due (whether at stated maturity, upon acceleration or at mandatory prepayment (pursuant to Section 2.05(b) or otherwise) and without giving effect to availability of funds);

(b) The Borrower shall fail to make any payment of Interest on the Loans or Liquidity Fees when due, without giving effect to availability of funds, and such failure shall continue for a period of three (3) Business Days;

(c) The Borrower, the Originator, the Servicer or any Performance Guarantor shall fail to make any payment or deposit required to be made by it hereunder (other than as described in clause (a) or (b) above) or under any other Facility Document when due and such failure shall continue unremedied for three (3) Business Days;

(d) The Borrower, the Originator, the Servicer or any Performance Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Facility Document on its part to be performed or observed and any such failure shall remain unremedied for five (5) Business Days after any Affected Party gives notice thereof to a Responsible Officer of the Borrower, the Originator, the Servicer or any Performance Guarantor, as applicable, or the Borrower, the Originator, the Servicer or any Performance Guarantor, as applicable, otherwise obtains knowledge thereof;

(e) Any representation or warranty made or deemed to be made by the Borrower, the Originator, the Servicer or any Performance Guarantor under or in connection with this Agreement or any other Facility Document (including any Monthly Report, any Borrowing Base Certificate, any Borrowing Request, or other information or report delivered pursuant hereto) shall prove to have been materially false or incorrect (except that the materiality standard in this clause (e) shall not apply to any such representation or warranty that is qualified by a materiality standard by its terms) when made or deemed made or delivered;

(f) The Program Agent, on behalf of the Secured Parties, shall cease to have a valid and perfected first priority security interest in the Pledged Contracts and Collections with respect thereto or any other Collateral;

(g) An Event of Bankruptcy shall occur with respect to any Transaction Party;

(h) A Servicer Default or Foreclosure Event shall occur;

(i) A “Purchase Termination Event” shall occur under (and as defined in) the Purchase Agreement;

(j) A Level Two Trigger Event shall occur;

(k) [reserved]

(l) At any time, the Net Worth of the DT Entities On A Consolidated Basis shall be less than $325,000,000, plus 50% of positive net income earned after December 31, 2009;

(m) As of any Quarterly Measurement Date, the Coverage Ratio shall be less than 1.15:1.0;

(n) As of any Quarterly Measurement Date, the Leverage Ratio shall be greater than 5.0:1.0;

(o) As of the last day of any Accounting Period, the DT Entities On A Consolidated Basis shall cease for any reason to have cash and Cash Equivalents equal to or greater than $15,000,000;

(p) (i) The Borrower shall fail to make any payment in respect of any Indebtedness in an aggregate principal amount exceeding $25,000 when and as the same shall become due and payable or (ii) an event of default shall have occurred and be continuing under an agreement, or related agreements, under which the Borrower has outstanding Indebtedness or (ii) (A) any DT Entity (other than the Borrower) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Indebtedness with a principal amount in excess of $1,000,000, when and as the same shall become due and payable (subject to any applicable grace period) or (B) any event or condition occurs and, while continuing, results in any Indebtedness of a DT Entity (other than the Borrower) with a principal amount in excess of $1,000,000 becoming due prior to its scheduled maturity or that enables or permits (subject to any applicable grace period) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (iii) any creditor of a DT Entity takes any action against its collateral;

(q) (i) One or more final judgments, decrees or orders for the payment of money shall be rendered against the Borrower in the aggregate amount of $25,000 or more (other than (x) a judgment which is fully discharged within 30 days after its entry, or (y) a judgment, the execution of which is effectively stayed within 30 days after its entry but only for 30 days after the date on which such stay is terminated or expires) or (ii) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 and not covered by insurance shall be rendered against any DT Entity, any Subsidiary of any DT Entity (other than the Borrower) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal, or any action shall be legally taken by a judgment creditor to attach or levy upon material assets of any DT Entity or any Subsidiary of any DT Entity (other than the Borrower) to enforce one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000;

(r) Any of this Agreement, the Purchase Agreement or any other Facility Document shall cease to be in full force and effect (other than in accordance with its terms) or any of the Borrower, the Originator, the Servicer or any Performance Guarantor shall so assert in writing or otherwise seek to terminate or disaffirm its obligations under any such Facility Document at any time following the execution thereof;

(s) A Change of Control shall have occurred;

(t) Any Person shall engage in any Prohibited Transaction involving any Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any DT Entity or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Program Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any DT Entity or any Commonly Controlled Entity shall, or in the reasonable opinion of the Managing Agents is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Change;

(u) Any Transaction Party receives notice or becomes aware that a notice of federal tax lien has been filed against any Transaction Party;

(v) the DT Entities do not engage in a Securitization Transaction which includes 95% or more of the aggregate principal balance of Pledged Contracts at the time such Securitization Transaction closes within 365 days after the later of (i) the date hereof and (ii) the closing date of the last such Securitization Transaction;

(w) A Material Adverse Change shall occur;

(x) Any DT Entity shall pay any bonus or make any Restricted Payment (other than a Permitted Distribution) to Ernest C. Garcia II without the Program Agent’s prior approval in its sole discretion;

(y) (i) Any representation or warranty made or deemed made by Ernest C. Garcia II or Verde Investments, Inc. in the Demand Note Guaranty shall be false or incorrect; (ii) Ernest C. Garcia II or Verde Investments, Inc. shall fail to perform or observe any term, covenant or agreement contained in the Demand Note Guaranty and such failure shall continue unremedied for three (3) Business Days or (iii) the Demand Note Guaranty shall cease to be in full force and effect (other than in accordance with its terms) or Ernest C. Garcia II or Verde Investments, Inc.

shall so assert in writing or otherwise seek to terminate or disaffirm his or its obligations under the Demand Note Guaranty at any time following the execution thereof;

(z) The Notes shall cease to be rated by DBRS or the rating of the Notes by DBRS shall be A or below and such condition shall continue unremedied for 30 days, provided such condition shall not constitute an Event of Termination if (i) the Notes would be rated higher than A if the Reserve Percentage were higher (and no other change to this Agreement were required), (ii) the Borrower executes an amendment which effects a change in the Reserve Percentage to such higher level and (iii) the sole reason that such amendment does not become effective is the failure of the Program Agent to execute such amendment;

(aa) The Servicer shall cease to be licensed or authorized to do business in any state and such condition shall continue unremedied for two weeks; or

(bb) The Notes shall not have been repaid in full on the Rated Maturity Date.

SECTION 7.02. Remedies.

(a) If an Event of Termination shall occur and be continuing, the Program Agent shall, at the request, or may with the consent, of the Majority Committed Lenders by notice to the Borrower, declare the Termination Date to have occurred; provided, however, that, in the case of any event described in subsection (g) above, the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, the Program Agent and the Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, but subject to the following sentence, the limitations set forth in this Article VII and Section 10.09 hereof, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative. Upon the declaration or automatic occurrence of the Termination Date in accordance with this Section 7.02, all obligations hereunder shall be immediately due and payable and all Loans shall be immediately due and payable. The Program Agent is also irrevocably authorized to, at any time, following the Termination Date which arises by virtue of clause (ii) of the definition thereof, demand payment of the full unpaid principal amount of the Demand Note.

(b) Without limiting the generality of the foregoing, during the continuation of a Foreclosure Event, the Program Agent on behalf of the Secured Parties without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower, the Servicer or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), at public or private sale or sales, at any exchange, auction or office of the Program Agent or elsewhere upon such terms and conditions and at prices that are consistent with the prevailing market for similar collateral as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Program Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released. The Program Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Program Agent hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Borrower Obligations, in such order as the Program Agent may elect, and only after such application and after the payment by the Program Agent of any other amount required or permitted by any provision of law, including, without limitation, Section 9 504(1)(c) of the UCC, need the Program Agent account for the surplus, if any, to the Borrower.

(c) During the continuation of a Foreclosure Event, each of the Borrower and the Servicer further agrees, at the Program Agent’s request, to assemble the Collateral and make it available to the Program Agent at places which the Program Agent shall reasonably select, whether at the Borrower’s or the Servicer’s premises or elsewhere.

(d) To the extent permitted by applicable law, the Borrower and the Servicer waive all claims, damages and demands it may acquire against the Secured Parties arising out of the exercise by any of the Secured Parties of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of such Secured Party. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 Business Days before such sale or other disposition. The Borrower shall remain liable for any deficiency (plus accrued interest thereon) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Borrower Obligations and the reasonable fees and disbursements of any attorneys employed by any of the Secured Parties to collect such deficiency.

SECTION 7.03. Appointment as Attorney in Fact.

(a) Each of the Borrower and the Servicer hereby irrevocably constitutes and appoints the Program Agent and any officer or agent thereof, with full power of substitution, effective during the continuation of any Event of Termination, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Borrower and the Servicer and in the name of the Borrower and the Servicer or in its own name, from time to time in the Program Agent’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each of the Borrower and the Servicer hereby gives the Program Agent the power and right, on behalf of the Borrower and the Servicer, without assent by, but with notice to, the Borrower, if an Event of Termination shall have occurred and be continuing, to do the following:

(i) in the name of the Borrower and the Servicer or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Optional Contract Debtor Insurance or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Program Agent for the purpose of collecting any and all such moneys due under any such Optional Contract Debtor Insurance or with respect to any other Collateral whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral; and

(iii) (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Program Agent or as the Program Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Program Agent may deem appropriate; and (G) following a Foreclosure Event, generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Program Agent were the absolute owner thereof for all purposes, and to do, at the Program Agent’s option and the Borrower’s and the Servicer’s expense, at any time, or from time to time, all acts and things which the Program Agent deems necessary to protect, preserve or realize upon the Collateral and the Lien of the Program Agent for the benefit of the Secured Parties thereon and to effect the intent of this Agreement, all as fully and effectively as the Borrower or the Servicer might do.

Each of the Borrower and the Servicer hereby ratifies all that such attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable until payment in full of all Borrower Obligations.

(b) Each of the Borrower and the Servicer also authorizes the Program Agent, at any time and from time to time, to execute, in connection with the sale provided for in Section 7.02 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(c) The powers conferred on the Program Agent are solely to protect the Program Agent’s (for the benefit of the Secured Parties) interests in the Collateral and shall not impose any duty upon the Program Agent to exercise any such powers. The Program Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Program Agent nor any of its officers, directors, or employees shall be responsible to the Borrower or the Servicer for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

SECTION 7.04. Performance of Borrower’s or Servicer’s Obligations. If the Borrower or the Servicer fails to perform or comply with any of its material agreements contained in the

Facility Documents and the Program Agent, any Managing Agent or any Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out of pocket expenses of the Program Agent, such Managing Agent or such Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Alternative Rate, shall be payable by the Borrower to the Program Agent, such Managing Agent or such Lender on demand and shall constitute Borrower Obligations.

SECTION 7.05. Proceeds. If an Event of Termination shall occur and be continuing, subject to the Master Agency Agreement, all proceeds of Collateral received by the Borrower or the Servicer consisting of cash, checks and other near cash items shall be held by the Borrower or the Servicer in trust for the Secured Parties, segregated from other funds of the Borrower or the Servicer, and shall forthwith upon receipt by the Borrower or the Servicer be deposited to the Collection Account in accordance with this Agreement and applied against the Borrower Obligations pursuant to Section 2.07 hereof. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, sale proceeds, and any other income and all other amounts received with respect to the Collateral.

SECTION 7.06. Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. Indemnities by the Borrower. Without limiting any other rights which any Affected Party may have hereunder or under applicable law (including, without limitation, the right to recover damages for breach of contract), the Borrower hereby agrees to indemnify each Lender, the Program Agent, each Managing Agent, the Servicer (if not an Affiliate of the Borrower), the Backup Servicer, the Paying Agent and each Liquidity Provider, and their respective directors, officers and employees (the “Indemnified Parties”), from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable external attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by such Indemnified Party to the extent relating to or arising from or as a result of this Agreement or the funding or maintenance of Loans made by a Lender hereunder subject to the proviso set forth below. Without limiting the generality of the foregoing indemnification, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts to the extent relating to or resulting from any of the following:

(i) the failure of any Pledged Contract represented by the Borrower to be an Eligible Contract hereunder to be an “Eligible Contract” at the time of such representation;

(ii) reliance on any representation or warranty made or deemed made by the Borrower under this Agreement or any other Facility Document to which it is a party which shall have been false or incorrect when made or deemed made;

(iii) the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement, the Purchase Agreement or any other Facility Document to which it is party or with any applicable law, rule or regulation with respect to any Pledged Contract or other Collateral, or the nonconformity of any Pledged Contract or other Collateral with any such applicable law, rule or regulation;

(iv) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with any Financed Vehicle or other goods or services, the sale or provision of which gave rise to or are the subject of any Pledged Contract;

(v) the failure to pay when due any taxes, including, without limitation, sales, excise or personal property taxes payable by the Borrower in connection with the Collateral;

(vi) the payment by such Indemnified Party of taxes, including, without limitation, any taxes imposed by any jurisdiction on amounts payable and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, to the extent caused by the Borrower’s actions or failure to act in breach of this Agreement;

(vii) the failure to vest and maintain vested in the Program Agent, on behalf of the Secured Parties, a first priority perfected security interest in the Collateral, free and clear of any Lien except a Lien in favor of the Program Agent, whether existing at the time such Collateral arose or at any time thereafter;

(viii) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the applicable UCC or other applicable laws naming the Borrower as “Debtor” with respect to any Collateral;

(ix) any dispute, claim, offset or defense (other than as a result of the bankruptcy or insolvency of the related Contract Debtor) of a Contract Debtor to the payment of any Pledged Contract (including, without limitation, a defense based on such Pledged Contract not being a legal, valid and binding obligation of such Contract Debtor enforceable against it in accordance with its terms), or any other claim resulting from the sale or financing of the Financed Vehicle related to such Pledged Contract (other than as a result of the bankruptcy or insolvency of the related Contract Debtor);

(x) the commingling of Collections with any other funds;

(xi) any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Borrower of any Pledged Contract, or any attempt by any Person to void any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision or the Bankruptcy Code;

(xii) the failure of any Depository Account Bank to remit any amounts or items of payment held in a Depository Account or in a Lock-Box pursuant to the instructions of the Program Agent given in accordance with this Agreement, the Master Agency Agreement or the other Facility Documents, whether by reason of the exercise of setoff rights or otherwise;

(xiii) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Loans made pursuant to this Agreement or any other Facility Document delivered hereunder or in respect of any of the Collateral;

(xiv) any claim brought by any Person arising from any activity by the Borrower in servicing, administering or collecting any Pledged Contract; or

(xv) the grant by the Borrower of a security interest in any Pledged Contract in violation of any applicable law, rule or regulation;

provided, however, that the Borrower shall not be required to indemnify any Indemnified Party to the extent of any amounts (x) resulting from the gross negligence or willful misconduct of such Indemnified Party, or (y) constituting credit recourse for the failure of a Contract Debtor to pay a Pledged Contract, or (z) constituting net income or franchise taxes that are imposed by the United States or franchise taxes or net income taxes that are imposed on such Indemnified Party by the state or foreign jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof. Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Borrower to the related Indemnified Party within 10 Business Days following written demand therefor.

SECTION 8.02. Indemnities by the Servicer. The Servicer agrees to indemnify each Indemnified Party for Indemnified Amounts to the extent arising out of or resulting from any of the following:

(i) the failure of any Pledged Contract represented by the Servicer to be an Eligible Contract hereunder to be an “Eligible Contract” at the time of such representation;

(ii) reliance on any representation or warranty made or deemed made by the Servicer under this Agreement or any other Facility Document to which it is a party, which shall have been false or incorrect when made or deemed made;

(iii) the failure by the Servicer to comply with any term, provision or covenant contained in this Agreement, the Purchase Agreement or any Facility Document to which it is party or with any applicable law, rule or regulation with respect to any Pledged Contract or other Collateral;

(iv) any action or omission by the Servicer which reduces or impairs the rights or interests of the Program Agent, the Managing Agents or any Lender with respect to any Collateral or the value of any Collateral;

(v) any claim brought by any Person arising from any activity by the Servicer in servicing, administering or collecting any Pledged Contract;

(vi) the failure of the Servicer to furnish accurate and complete documentation (including, without limitation, a Contract or invoice) to any Contract Debtor;

(vii) the commingling of Collections with other funds;

(viii) any Material Adverse Change with respect to the Servicer which causes any Pledged Contract to cease to be an Eligible Contract or hinders the Servicer’s ability to carry out its obligations under this Agreement;

provided, however, that the Servicer shall not be required to indemnify any Indemnified Party to the extent of any amounts (x) resulting from the gross negligence or willful misconduct of such Indemnified Party, or (y) constituting credit recourse for the failure of a Contract Debtor to pay a Pledged Contract, or (z) constituting net income or franchise taxes that are imposed by the United States or franchise taxes or net income taxes that are imposed on such Indemnified Party by the state or foreign jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof. Any amounts subject to the indemnification provisions of this Section 8.02 shall be paid by the Servicer to the related Indemnified Party within 10 Business Days following written demand therefor.

SECTION 8.03. Limited Liability of Parties. No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to the Borrower, the Originator or the Servicer or any of their security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or breach of its obligations under this Agreement or any Facility Document.

ARTICLE IX

THE AGENTS

SECTION 9.01. Authorization and Action. Each Lender hereby appoints and authorizes its related Managing Agent and the Program Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Managing Agent or the Program Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Managing Agents, the Program Agent and the Lenders. The Borrower shall not have any rights as a third-party beneficiary or otherwise under any of the provisions hereof. In performing their functions and duties hereunder, the Managing Agents shall act solely as the agent for the respective Conduit Lenders (if any) and the Committed Lenders in the related Lender Group and do not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the other Lenders, the Borrower, the Servicer, the Originator, any Affiliate thereof or any of their respective successors and assigns.

SECTION 9.02. Agents’ Reliance, Etc. Neither the Program Agent nor any Managing Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or such Managing Agent or the Program Agent under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each of the Program Agent and the Managing Agents: (i) may consult with legal counsel (including counsel for the Borrower, the Servicer or any other Affiliate of DTAC), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower, the Servicer or any other Affiliate of DTAC or to inspect the property (including the books and records) of the Borrower, the Servicer or any other Affiliate of DTAC; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 9.03. Agents and Affiliates. Each Managing Agent and the Program Agent and their respective Affiliates may engage in any kind of business with the Borrower, any DT Entity or any Contract Debtor, any of their respective Affiliates and any Person who may do business with or own securities of Borrower, any DT Entity or any Contract Debtor or any of their respective Affiliates, all as if such Persons were not Managing Agents and/or Program Agent and without any duty to account therefor to any Lender.

SECTION 9.04. Lender’s Loan Decision. Each Lender acknowledges that it has, independently and without reliance upon the Program Agent, any Managing Agent, any of their respective Affiliates or any other Lender, and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and, if it so determines, to make Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Program Agent, any Managing Agent, any of their respective Affiliates, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

SECTION 9.05. Delegation of Duties. The Program Agent and each Managing Agent may each execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Program Agent nor any Managing Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 9.06. Indemnification. Each Managing Agent severally agrees to indemnify the Program Agent (to the extent not reimbursed by the Borrower, the Servicer, the Originator or DTAC), ratably according to its related Lender Group Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Program Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Program Agent under this Agreement; provided that (i) no Managing Agent shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting or arising from the Program Agent’s gross negligence or willful misconduct and (ii) no Managing Agent shall be liable for any amount in respect of any compromise or settlement of any of the foregoing unless such compromise or settlement is approved by the Majority Managing Agents. Without limitation of the generality of the foregoing, each Managing Agent agrees to reimburse the Program Agent, ratably according to its related Lender Group Percentage, promptly upon demand, for any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Program Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement; provided that no Managing Agent shall be responsible for the costs and expenses of the Program Agent in defending itself against any claim alleging the gross negligence or willful misconduct of the Program Agent to the extent such gross negligence or willful misconduct is determined by a court of competent jurisdiction in a final and non-appealable decision.

SECTION 9.07. Successor Agents. The Program Agent and each Managing Agent may, upon thirty (30) days’ notice to the Borrower, each Lender and each other party hereto, resign as Program Agent or Managing Agent, as applicable. If any such party shall resign as Program Agent or Managing Agent under this Agreement, then, in the case of the Program Agent, the Majority Committed Lenders and the Borrower, and in the case of any Managing Agent, its related Lenders, during such thirty- day period shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Program Agent or applicable Managing Agent and references herein to the Program Agent or such Managing Agent shall mean such successor agent, effective upon its appointment; and such former Program Agent’s or Managing Agent’s rights, powers and duties in such capacity shall be terminated, without any other or further act or deed on the part of such former Program Agent or Managing Agent or any of the parties to this Agreement. After any retiring Program Agent’s or Managing Agent’s resignation hereunder as such agent, the provisions of Article VIII, this Article IX and Section 10.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Program Agent or a Managing Agent under this Agreement.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Amendments, Etc.

(a) No waiver of any provision of this Agreement nor consent to any departure by the Borrower or the Servicer therefrom shall in any event be effective unless the same shall be in writing and signed by the Program Agent and the Majority Committed Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) No amendment to this Agreement shall be effective unless the same shall be in writing and signed by each of the Borrower, the Servicer, the Program Agent, and the Majority Committed Lenders, provided, however, that, without the written consent of all the Committed Lenders, no such amendment shall (i) extend the Termination Date, (ii) extend the date of any payment or deposit of Collections by the Borrower or by the Servicer or the time of payment of Interest, (iii) release the security interest in or transfer all or any material portion of the Collateral, (iv) change the outstanding principal amount of any of the Loans made by any Committed Lender hereunder other than as provided herein, (v) change the amount of any Lender Group Limit other than as provided herein or increase the Facility Limit hereunder, (vi)

amend, modify or waive any provision of the definitions of “Eligible Contract”, “Majority Committed Lenders”, “Borrowing Base”, “Reserve Percentage”, “Level Two Trigger Event” or any of the defined terms used in such definitions or this Section 10.01, (vii) consent to or permit the assignment or transfer by the Borrower or any of its rights and obligations under this Agreement or of any of its right, title or interest in or to the Pledged Contracts, (viii) amend or modify any provision of Section 7.01 or Section 10.03, or (ix) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (i) through (viii) above in a manner which would circumvent the intention of the restrictions set forth in such clauses; provided that without the written consent of the Paying Agent, the Backup Servicer and/or the Custodian, as applicable, no such amendment shall adversely affect the Paying Agent, the Backup Servicer or the Custodian; provided, further, that if this Agreement is amended without the consent of the Paying Agent, the Backup Servicer or the Custodian, the Borrower shall provide the Paying Agent, the Backup Servicer and the Custodian with a copy of the related amendment promptly following execution thereof.

SECTION 10.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and shall be personally delivered or sent by registered mail, return receipt requested, or by courier or by facsimile, to each party hereto, at its address set forth on Schedule II hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of overnight courier, two (2) days after being deposited with such courier, or, in the case of notice by facsimile, when electronic confirmation of receipt is obtained, in each case addressed as aforesaid.

SECTION 10.03. Assignability.

(a) Any Conduit Lender may, (i) with notice to the Borrower and the Servicer, and with the consent of the Managing Agent for the Lender Group of which it is a member, assign at any time all or any portion of its rights and obligations hereunder and interests herein to (A) any other Lender, (B) any commercial paper conduit managed by such Conduit Lender’s sponsor or administrator bank if the Commercial Paper of such commercial paper conduit have short-term ratings from S&P and Moody’s that are equivalent to or higher than the short-term ratings by S&P and Moody’s of the Commercial Paper of such Conduit Lender, (C) any Affiliate of such Conduit Lender’s sponsor bank or (D) any Liquidity Provider with respect to such Conduit Lender and (ii) with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) and the Managing Agent for the Lender Group of which it is a member, assign at any time all or any portion of its rights and obligations hereunder and interests herein to any other Person not listed in clause (i) above. Any Managing Agent may, with notice to the Borrower and the Servicer, and with the consent of the Lenders in its Lender Group, assign at any time all or any portion of its rights and obligations hereunder and interests herein to any Affiliate of such Managing Agent.

(b) Any Committed Lender may, with the consent of the Program Agent, assign at any time all or any portion of its rights and obligations hereunder and interests herein to any Person.

(c) With respect to any assignment hereunder

(i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement,

(ii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000, and

(iii) the parties to each such assignment shall execute and deliver to the Program Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with a processing and recordation fee of $2,500.

(d) Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (y) the assigning Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). At all times during which any Loan is outstanding, the Program Agent shall maintain at its address referred to in Section 10.02 of this Agreement (or such other address of the Program Agent notified by the Program Agent to the other parties hereto) a register as provided herein (the “Register”). The Outstanding Loan Amount and any interests therein, and any Assignments and Acceptances of the Outstanding Loan Amount or any interest therein delivered to and accepted by the Program Agent, shall be registered in the Register, and the Register shall serve as a record of ownership that identifies the owner of the Outstanding Loan Amounts and any interest therein. Notwithstanding any other provision of this Agreement, no transfer of the Outstanding Loan Amounts or any interest therein shall be effective unless and until such transfer has been recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Program Agent, the Managing Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender, as the case may be, under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Managing Agent at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance, the Program Agent shall, if such Assignment and Acceptance has been duly completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Upon surrender for registration of transfer of any Note at an office or agency of the Borrower, the Borrower shall execute and deliver (through the Program Agent), in the name of the designated transferee or transferees (which shall be, prior to the occurrence of any Termination Event, a Managing Agent), one or more new Notes of any authorized denominations and of a like class and aggregate principal amount.

(f) Any Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of its rights and obligations hereunder (including the outstanding Loan); provided that following the sale of a participation under this Agreement (i) the obligations of such Lender shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Program Agent, the Servicer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which such Lender sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or the other Facility Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Facility Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) reduces the amount of principal or Interest that is payable on account of any Loan or delays any scheduled date for payment thereof or (ii) reduces any fees payable by the Borrower to the Program Agent (to the extent relating to payments to the Participant) or delays any scheduled date for payment of such fees. The Borrower acknowledges and agrees that any Lender’s source of funds may derive in part from its Participants. Accordingly, references in Sections 2.11 or 2.13 and the other terms and provisions of this Agreement and the other Facility Documents to determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to the Lenders shall be deemed also to include those of its Participants; provided, however, that in no event shall the Borrower be liable to any Participant under Sections 2.11 or 2.13 for an amount in excess of that which would be payable to the applicable Lender under such sections.

(g) Neither the Borrower nor the Servicer may assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Program Agent and the Majority Managing Agents.

(h) Notwithstanding any other provision of this Agreement to the contrary, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of the principal balance of the Loans and Interest with respect thereto) hereunder to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Program Agent; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

SECTION 10.04. Additional Lender Groups. Upon the Borrower’s request, an additional Lender Group may be added to this Agreement at any time by the execution and delivery of a Joinder Agreement by the members of such proposed additional Lender Group, the Borrower, the Servicer, the Program Agent and each of the Managing Agents, which execution and delivery shall at the sole discretion of such parties. Upon the effective date of such Joinder Agreement, (i) each Person specified therein as a “Conduit Lender” shall become a party hereto as a Conduit Lender, entitled to the rights and subject to the obligations of a Conduit Lender hereunder, (ii) each Person specified therein as a “Committed Lender” shall become a party hereto as a Committed Lender, entitled to the rights and subject to the obligations of a Committed Lender hereunder, (iii) each Person specified therein as a “Managing Agent” shall become a party hereto as a Managing Agent, entitled to the rights and subject to the obligations of a Managing Agent hereunder and (iv) the Facility Limit shall be increased by an amount equal to the aggregate Commitments of the Committed Lenders party to such Joinder Agreement. On or prior to the effective date of such Joinder Agreement, the Borrower and the new Managing Agent shall enter into a fee letter for purposes of setting forth the fees payable to the members of such Lender Group in connection with this Agreement, which fee letter shall be considered a “Fee Letter” for all purposes of this Agreement.

SECTION 10.05. Consent to Jurisdiction.

(a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Borrower and the Servicer consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 10.02. Nothing in this Section 10.05 shall affect the right of any Lender or the Program Agent to serve legal process in any other manner permitted by law.

SECTION 10.06. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT.

SECTION 10.07. Right of Setoff. Each Lender is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Termination Date due to the occurrence of an Event of Termination, or at any time that any Borrower Obligation hereunder is due and payable, to set off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Lender to, or for the account of, the Borrower against the amount of the Borrower Obligations owing by the Borrower to such Person. Each Lender is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Termination Date due to the occurrence of an Event of Termination, or at any time that any payment obligation of the Servicer hereunder is due and payable, to set off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Lender to, or for the account of, the Servicer against the amount of such obligations owing by the Servicer to such Person.

SECTION 10.08. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it with respect to any Borrower Obligations or obligation of the Servicer in a greater proportion than that received by any other Lender entitled to receive a ratable share of such amount, such Lender agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Borrower Obligations or Servicer obligation held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of such Borrower Obligations or Servicer obligations, as applicable; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 10.09. Limitation of Liability.

(a) No claim may be made by any Transaction Party or any other party hereto against any other party hereto or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Facility Document, or any act, omission or event occurring in connection herewith or therewith; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b) Notwithstanding anything to the contrary contained herein, the obligations of the Conduit Lenders under this Agreement are solely the corporate obligations of each such Conduit Lender and shall be payable only at such time as funds are actually received by, or are available to, such Conduit Lender in excess of funds necessary to pay in full all outstanding Commercial Paper issued by such Conduit Lender and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such Conduit Lender. Each party hereto agrees that the payment of any claim (as defined in Section 101 of Title 11 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper.

(c) No recourse under any obligation, covenant or agreement of any Conduit Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of such Conduit Lender or any of its Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of such Conduit Lender, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Conduit Lender or any of its Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such Conduit Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any Conduit Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them.

SECTION 10.10. Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification under Article VIII hereof, the Borrower agrees to pay to the Program Agent and each Managing Agent promptly after written demand thereof (i) all reasonable costs and expenses incurred in connection with the periodic auditing of the Borrower and the Servicer pursuant to Section 5.01(c) or 5.04(c) of this Agreement and the agreed upon procedures reports contemplated by Section 5.05(e) of this Agreement, provided that the Borrower shall only be responsible for the reasonable costs and expenses incurred in connection with one audit of the Borrower, the Originator, and the Servicer, in each case during any twelve (12) month period beginning on the date hereof and on each anniversary of the date hereof, and in each case, so long as (x) no Event of Termination shall have occurred and be continuing and (y) the results of the previous audits were complete and reasonably acceptable to the Program Agent, provided that if an Event of Termination shall have occurred and be continuing or the results of the previous audits were not complete and reasonably acceptable to the Program Agent, then the Borrower shall be responsible for a second audit during such period, provided, further that in connection with any increase of the Aggregate Commitment pursuant to Section 2.03(b) or 2.03(c) of this Agreement, the Borrower shall be responsible for the reasonable costs and expenses incurred in connection with one additional audit performed in connection therewith so long as such additional audit occurs after January 1, 2011, and (ii) all reasonable costs and expenses of the Program Agent and each Managing Agent in connection with the preparation, execution and delivery (including any requested amendments, waivers or consents) of this Agreement and the other documents to be delivered hereunder, including, without limitation, all pre-closing due diligence expenses and the reasonable fees and out-of- pocket expenses of special counsel for the Program Agent and each Managing Agent with respect thereto and with respect to advising the Program Agent and each Managing Agent and the related Lenders as to their respective rights and remedies under this Agreement, and the other agreements executed pursuant hereto and (iii) all costs and out-of-pocket expenses (including fees and expenses of outside counsel), incurred by the Program Agent and each Managing Agent in connection with any amendment to or maintenance or waiver of any of the Facility Documents after the date hereof and the enforcement of this Agreement and the other agreements and documents to be delivered hereunder after the occurrence of an Event of Termination.

(b) In addition, the Borrower shall pay any and all stamp, sales, transfer and other taxes and fees (including, without limitation, UCC filing fees and any penalties associated with the late payment of any UCC filing fees) payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other agreements and documents to be delivered hereunder (including any UCC financing statements) and agrees to indemnify the Program Agent, the Managing Agents, the Lenders and the Liquidity Providers against any liabilities with respect to or resulting from any delay by the Borrower in paying or omission to pay such taxes and fees.

SECTION 10.11. No Proceedings. The Borrower, the Servicer, each Lender, each Managing Agent and the Program Agent each hereby agrees that it will not institute against any

Conduit Lender any proceeding of the type referred to in Section 7.01(g) so long as any Commercial Paper shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper shall have been outstanding.

SECTION 10.12. Confidentiality.

(a) By accepting delivery of this Agreement, the Borrower agrees not to disclose to any person or entity the existence of this Agreement or the Facility Documents or the terms hereof or thereof (including, without limitation, any specific pricing information provided by the Program Agent, the Managing Agents or the Lenders or the amount or terms of any fees payable to the Program Agent, the Managing Agents or the Lenders in connection with the transaction contemplated by this Agreement, the “Transaction”), the proposal or structure of the Transaction, any related structures developed by the Program Agent for the Borrower, the existence or status of any ongoing negotiations between the Borrower, the Program Agent, the Managing Agents and the Lenders concerning the Transaction (collectively, the “Product Information”), except (i) to its and its affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively, the “Borrower Representatives”) who have a need to know the Product Information for the purpose of assisting in the negotiation and completion of the Transaction and who agree to be bound by the provisions of this section applicable to the Borrower, (ii) in connection with any legal or regulatory action or proceeding relating to this Agreement or the transactions contemplated hereby or the exercise of any remedies hereunder, (iii) to extent required by applicable law, regulation, subpoena or other legal process, (iv) to the extent requested by any governmental or regulatory authority having jurisdiction over the Borrower, the Originator or any Borrower Representative or (v) to existing or prospective lenders to, or investors in, any DT Entity or any Affiliate thereof, any monoline insurance company that has issued or may issue a financial guaranty insurance policy or surety bond in connection with a Securitization Transaction, or any Rating Agency in connection with a Securitization Transaction; provided, in each case, such recipients agree to be bound by the provisions of this section applicable to the Borrower. The Borrower will be responsible for any failure of any Borrower Representative to comply with the provisions of this clause (a).

(b) The Program Agent, the Managing Agents and the Lenders will not disclose to any person or entity the confidential or proprietary information of the Borrower or the Originator furnished to the Program Agent, the Managing Agents and the Lenders in connection with the Transaction (the “Borrower Information”), except (i) to their respective and their Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively, the “Lender Representatives”) who have a need to know the Borrower Information for the purpose of assisting in the negotiation and completion of the Transaction and who agree to be bound by the provisions in this section applicable to the Program Agent, the Managing Agents and the Lenders, (ii) to the extent required by applicable law, regulation, subpoena or other legal process, (iii) to the extent requested by any governmental or regulatory authority having jurisdiction over the Program Agent, the Managing Agents, the Lenders or any Lender Representative, (iv) to any Rating Agency, (v) to any actual or potential subordinated investor in any Conduit Lender that has signed a confidentiality agreement containing restrictions on disclosure substantially similar to this Section or (vi) to credit enhancers and dealers and investors in respect of Commercial Paper of any Conduit Lender in accordance with the customary practices of such Lender for disclosures to credit enhancers, dealers or investors, as the case may be, it being understood that any such disclosure to dealers or investors will not identify the Borrower or any of their respective Affiliates by name. The Program Agent, the Managing Agents and each Lender, as the case may be, will be responsible for any failure of any related Lender Representative to comply with the provisions of this clause (b).

(c) The Program Agent, the Managing Agents and the Lenders will (i) not disclose to any person or entity the confidential or proprietary information of Contract Debtors relating to the Pledged Contracts (if any) obtained pursuant to this Agreement (the “Contract Debtor Information”), and (ii) comply with all applicable laws (including Graham-Leach-Bliley Act) with respect to Contract Debtor Information.

SECTION 10.13. No Waiver; Remedies. No failure on the part of the Program Agent, any Managing Agent, any Lender or any Liquidity Provider to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.15. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail in a “.pdf” file shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.16. Integration; Binding Effect; Survival of Termination. This Agreement and the other Facility Documents executed by the parties hereto on the date hereof contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Collection Date; provided, however, that the provisions of 2.10, 2.11, 2.12, 2.13 and Article VIII, and the provisions of Sections 10.06, 10.09, 10.10, 10.11 and 10.12 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date first above written.

DT WAREHOUSE IV, LLC

By:	/S/ JON D. EHLINGER
Name:	Jon D. Ehlinger
Title:

DT CREDIT COMPANY, LLC

By:	/S/ JON D. EHLINGER
Name:	Jon D. Ehlinger
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION as Backup Servicer, Paying Agent and Securities Intermediary

By:	/S/ MELISSA PHILIBERT
Name:	Melissa Philibert
Title:	Vice President

Signature Page to Amended and Restated Loan and Servicing Agreement

WINDMILL FUNDING CORPORATION as Conduit Lender

By: RBS Securities, Inc., as agent

By:	/s/ JILL A. RUSSO
Name:	Jill A. Russo
Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC as Program Agent, sole Managing Agent and sole Committed Lender

By:	/s/ MICHAEL ZAPPÁTERRINI
Name:	Michael Zappáterrini
Title:	Managing Editor

Signature Page to Amended and Restated Loan and Servicing Agreement

EXHIBIT A

[reserved]

EXHIBIT B

FORM OF BORROWING REQUEST

[DATE]

To:	The Royal Bank of Scotland PLC (“RBS”), as Program Agent

From:	DT Warehouse IV, LLC (the “Borrower”)

Re:	Loan and Servicing Agreement, dated as of July 23, 2010 among the Borrower, DT Credit Company, LLC, as Servicer, Wells Fargo Bank, National Association, as Backup Servicer, Paying Agent and Securities Intermediary, the Persons from time to time party thereto as Conduit Lenders, the financial institutions from time to time party thereto as Committed Lenders, the Persons from time to time party thereto as Managing Agents and RBS, as Program Agent for the Conduit Lenders and the Committed Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

A.	(i) Pursuant to Sections 2.01 and 2.02(a) of the Agreement, the undersigned hereby requests a Borrowing from each Lender Group in an aggregate amount equal to the following: $

Lender Group (identified by related Managing Agent)	Dollar Amount of Borrowing
[Name]	$[—]
[Name]	$[—]
Total	$[—]

	(ii)	The requested Borrowing Date is:	$

	(iii)	The Outstanding Loan Amount under the Agreement after giving effect to the requested Borrowing under (i) above will equal:	$

	(iv)	The proceeds of the requested Borrowing are requested to be remitted to the following account of the Borrower:	$

B.	As of the date hereof and the Borrowing Date of such Borrowing:

	(i)	The representations and warranties contained in Article IV of the Agreement are true and correct in all material respects on and as of such Borrowing Date unless such representation and warranties by their terms refer to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date;

(ii)	No event has occurred and is continuing, or would result from the Borrowing requested hereunder, that constitutes an Event of Termination or an Incipient Event of Termination; and

(iii)	After giving effect to the requested Borrowing, no Borrowing Base Deficiency shall exist.

(iv)	(A) No “Default” or “Event of Default” (each, as defined in the DTAC Indenture) shall have occurred and be continuing thereunder, (B) the “Collateral Coverage Ratio” shall satisfy the requirement set forth in the definition of “Permitted Warehouse Transfer” (each, as defined in the DTAC Indenture), (C) all other conditions under the DTAC Indenture to the Originator’s ability to transfer assets under the Purchase Agreement and the Originator’s and Borrower’s ability to perform their respective obligations thereunder and hereunder have been met and (D) the Borrower shall satisfy all requirements of a “Restricted Subsidiary,” a “Receivables Financing Entity” and a “Special Purpose Subsidiary” under the DTAC Indenture.

(v)	All other conditions precedent set forth in Section 3.02 of the Agreement have been satisfied.

In accordance with Section 2.02(a) of the Agreement, the Borrower hereby certifies that the Contracts that are subject to this Borrowing Request are set forth on Schedule I attached hereto and such Contracts are Eligible Contracts. The undersigned further represents and warrants that (1) the documents constituting the Contract Delivery Documents with respect to the Contracts that are the subject of the Borrowing requested herein and more specifically identified on the Contract Delivery Schedule delivered to the Managing Agents and the Custodian in connection herewith have been delivered to Custodian and such Contract Delivery Documents are to be held by the Custodian subject to the Program Agent’s (for the benefit of the Secured Parties) first priority security interest thereon, and (2) all other documents related to such Contracts (including, but not limited to, insurance policies, loan applications and appraisals) have been or will be created and held by the Borrower in trust for the Secured Parties.

The undersigned certifies that this Borrowing Request is correct in all material respects as of the date furnished.

DT WAREHOUSE IV, LLC,

as Borrower

By:
Name:
Title:

EXHIBIT C-1

FORM OF MONTHLY REPORT

[Attached]

EXHIBIT C-2

FORM OF MONTHLY SERVICED PORTFOLIO REPORT

On file with the Program Agent

EXHIBIT D

FORM OF CONTRACT

Attached

EXHIBIT E

LIST OF OFFICES OF BORROWER WHERE RECORDS ARE KEPT

4020 East Indian School Road, Phoenix, Arizona 85018

7300 East Hampton Boulevard, Mesa, Arizona 85029

EXHIBIT F

LIST OF LOCK-BOXES, LOCK-BOX PROCESSORS; DEPOSITORY ACCOUNTS;

DEPOSITORY ACCOUNT BANKS AND ALTERNATE PAYMENT LOCATIONS

HOME OFFICE

4020 East Indian School Road, Phoenix, AZ 85018

MESA OFFICE

7300 East Hampton Boulevard, Mesa, AZ 85029

DEALERSHIPS

[attached hereto]

Lock-Box

DT Credit Company, LLC, P.O. Box 53087, Phoenix, AZ 85072-3087

P.O. BOXES

DT Credit Company, LLC, P.O. Box 29018, Phoenix, AZ 85038

DT Credit Company, LLC, P.O. Box 2911, Phoenix, AZ 85062

DT Credit Company, LLC, P.O. Box 2997, Phoenix, AZ 85062

DT Credit Company, LLC, P.O. Box 52020, Phoenix, AZ 85072

DEPOSITORY ACCOUNTS

Wells Fargo Bank, 100 West Washington Street, Phoenix, AZ 85003

Attn: Mr Douglas Jorgensen, (602) 378-1348

Acct: 4806997359 (CA, AZ, TX, NM, CO, OK & NV Collections)

Acct: 4121127054 (Electronic Collections)

Acct: 4945082576 (Concentration)

Acct: 4121620306 (ACH Deposits)

Acct: 2000031169727 (GA, FL, VA, NC, TN Collections)

EXHIBIT G

LIST OF CLOSING DOCUMENTS

Borrower	DT Warehouse IV, LLC
Originator	DT Acceptance Corp. (“DTAC”)
DTAG	DriveTime Automotive Group, Inc.
Servicer	DT Credit Company, LLC (“DTCC”)
DTCS	DriveTime Car Sales Company, LLC
Performance Guarantors	DTAC and DTAG
Program Agent	The Royal Bank of Scotland PLC
Backup Servicer, Paying Agent, Custodian and Securities Intermediary	Wells Fargo Bank, National Association (“Wells Fargo”)

Counsel for the Program Agent	Sidley Austin LLP (“SA”)
Counsel to Borrower, Originator and Servicer	Snell & Wilmer (“Snell”)
Counsel to Backup Servicer, Paying Agent and Custodian	Chapman & Cutler (“Chapman”)

PRINCIPAL DOCUMENTS

1	Loan and Servicing Agreement, among Borrower, Servicer, the Backup Servicer, Paying Agent and Securities Intermediary, the Conduit Lenders from time to time party thereto, the Committed Lenders from time to time party thereto, the Managing Agents from time to time party thereto and the Program Agent

2	Purchase and Contribution Agreement between the Originator and the Borrower

3	Note of Borrower in favor of lender

4	Demand Note of DTAC in favor of the Borrower in the amount of 10% of the facility amount

5	Guaranty of Demand Note by Ernest C. Garcia II and Verde Investments, Inc. in favor of the Borrower and the Program Agent

6	Guaranty of the obligations of the Servicer and the Originator by the Performance Guarantors in favor of the Borrower and the Program Agent

7	Custodial Agreement among the Borrower, the Servicer, the Custodian and the Program Agent

8	Fee Letter of DTAC and the Borrower in favor of the Program Agent

9	Intercreditor Agreement among the Program Agent, Santander Consumer USA, Inc and Manheim Automotive Financial Services, Inc.

10	Residual Interest Conveyance Agreement among Santander Consumer USA, the Borrower and the Originator.

ORGANIZATIONAL DOCUMENTS/GOOD STANDINGS

11	Secretary’s Certificate of the Originator

(i)	Certificate and Articles of Incorporation

(ii)	By-Laws

(iii)	Resolutions

(iv)	Incumbency

12	Good Standing Certificate of the Originator issued by the Arizona Secretary of State

13	Secretary’s Certificate of Borrower

(i)	Certificate of Formation

(ii)	Limited Liability Company Agreement

(iii)	Resolutions

(iv)	Incumbency

14	Good Standing Certificate of Borrower issued by the Delaware Secretary of State

15	Secretary’s Certificate of DTAG

(i)	Certificate of Formation

(ii)	Limited Liability Company Agreement

(iii)	Resolutions

(iv)	Incumbency

16	Good Standing Certificate of DTAG issued by the Delaware Secretary of State

17	Secretary’s Certificate of the Servicer

(i)	Certificate of Formation

(v)	Limited Liability Company Agreement

(vi)	Resolutions

(i)	Incumbency

18	Good Standing Certificate of the Servicer issued by the Arizona Secretary of State

19	Secretary’s Certificate of DTCS

(ii)	Certificate of Formation

(vii)	Limited Liability Company Agreement

(viii)	Resolutions

(ii)	Incumbency

20	Good Standing Certificate of DTCS issued by the Arizona Secretary of State

CLOSING CERTIFICATES

21	Officer’s Certificate of Originator:

(i)	Accuracy of representations and warranties

(ii)	Compliance with all agreements and covenants

(iii)	Satisfaction of conditions precedent

22	Officer’s Certificate of Borrower:

(i)	Accuracy of representations and warranties

(ii)	Compliance with all agreements and covenants

(iii)	Satisfaction of conditions precedent

23	Officer’s Certificate of Servicer:

(i)	Accuracy of representations and warranties

(ii)	Compliance with all agreements and covenants

(iii)	Satisfaction of conditions precedent

24	Officer’s Certificate of DTAG:

(i)	Accuracy of representations and warranties

(ii)	Compliance with all agreements and covenants

(iii)	Satisfaction of conditions precedent

UCC SEARCHES & FILINGS

25	UCC-1 Financing Statement naming Originator, as debtor, Borrower, as secured party, and Program Agent, as assignee, as filed with the Secretary of State of Arizona

26	UCC-1 Financing Statement naming Borrower, as debtor, and Program Agent, as secured party, as filed with the Secretary of State of Delaware

27	UCC Search Report of UCC Financing Statements filed against the Originator

28	UCC Search Report of UCC Financing Statements filed against the Borrower

OPINIONS

29	Opinions of Snell as to corporate matters, UCC matters, true sale matters and non-consolidation matters

30	Opinion of Counsel to the Backup Servicer, Paying Agent and Custodian

MISCELLANEOUS

31	Letter from DBRS with respect to AA- rating of Notes

32	BDO Accountants’ Letter Regarding Agreed Upon Procedures

33	Side letter re most favored nations provisions

34	Acknowledgment and Agreement with respect to Master Depository Agreement

INDENTURE CONSENTS1

35	Officer’s Certificates of DTAC and DTAG relating to the release of collateral under the DTAC Indenture

36	Opinion of Snell as to releases under 10.04(a) of the DTAC Indenture

37	Certificate of the Trustee as to Release of Collateral

[1]	To be provided at initial funding.

EXHIBIT H

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated as of [Date]

Reference is made to the Loan and Servicing Agreement, dated as of July 23, 2010, among DT Warehouse IV, LLC, as Borrower, DT Credit Company, LLC, as Servicer, Wells Fargo Bank, National Association, as Backup Servicer, Paying Agent and Securities Intermediary, the Persons from time to time party thereto as Conduit Lenders, the financial institutions from time to time party thereto as Committed Lenders, the Persons from time to time party thereto as Managing Agents and The Royal Bank of Scotland PLC, as Program Agent for the Conduit Lenders and the Committed Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Terms defined in the Agreement are used herein with the same meaning.

[Assigning Lender] (the “Assignor”), [Assignee] (the “Assignee”) and [Assignor’s Managing Agent], in its capacity as Managing Agent for the Lender Group which includes the Assignor [and the Assignee] (in such capacity, the “Managing Agent”), hereby agree as follows:

1. Purchase and Sale of Interest. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to all of the Assignor’s rights and obligations under the Agreement as of the date hereof (including, without limitation, its [Commitment] [Conduit Lending Limit] and all Loans, if any, or interests therein held by it) equal to the percentage (the “Percentage”) interest specified on the signature page hereto. After giving effect to such sale and assignment, [the Assignee will be a [Committed] [Conduit] Lender in the Lender Group that includes [        ] as the Managing Agent and] the Assignee’s [Commitment] [Conduit Lending Limit] will be as set forth in Section 2 of the signature page hereto. [As consideration for the sale and assignment contemplated in this Section 1, the Assignee shall pay to the Assignor on the Effective Date (as hereinafter defined) in immediately available funds an amount equal to $[        ], representing the purchase price payable by the Assignee for the interests in the transferred interest sold and assigned to the Assignee under this Section 1.]2

2. Representations and Disclaimers of Assignor. The Assignor:

(a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim;

(b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Facility Document or any other instrument or document furnished pursuant thereto or the execution,

[2]	Include bracketed text if Assignor holds a portion of the Loans on the Effective Date.

legality, validity, enforceability, genuineness, sufficiency or value of any Facility Document or any other instrument or document furnished pursuant thereto; and

(c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Originator, the Borrower or the Servicer, or the performance or observance by any such party of any of its respective obligations under the Facility Documents or any other instrument or document furnished pursuant thereto.

3. Representations and Agreements of Assignee. The Assignee:

(a) confirms that it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.02(b) of the Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;

(b) agrees that it will, independently and without reliance upon the Program Agent, any Managing Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement;

(c) [appoints and authorizes the Program Agent and [                    ], as its Managing Agent, to take such action as agent on its behalf and to exercise such powers under the Agreement and the other Facility Documents as are delegated to the Program Agent and such Managing Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto;]

(d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement and this Assignment and Acceptance are required to be performed by it as a [Committed] [Conduit] Lender;

(e) specifies as its address for notices the office set forth beneath its name on the signature pages hereof; and

(f) represents that this Assignment and Acceptance has been duly authorized, executed and delivered by the Assignee pursuant to its [corporate] powers and constitutes the legal, valid and binding obligation of the Assignee.

4. Effectiveness of Assignment. Following the execution of this Assignment and Acceptance by the Assignor, the Managing Agent, [and] the Assignee, [the Borrower and the Servicer,] it will be delivered to the Program Agent for acceptance and recording by the Program Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Program Agent, unless otherwise specified in Section 3 of the signature page hereto (the “Effective Date”).

5. Rights of the Assignee. Upon such acceptance and recording by the Program Agent, as of the Effective Date, [(i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a [Committed] [Conduit] Lender thereunder and hereunder and (ii)] the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

6. Payments. Upon such acceptance and recording by the Program Agent, from and after the Effective Date, all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments of fees with respect thereto) shall be made to the Assignee or the Assignee’s Managing Agent, for the benefit of the Assignee, in accordance with the Agreement. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

7. GOVERNING LAW. THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Signature Page to

Assignment and Acceptance

Dated as of [Date]

Section 1.
Percentage:	%

Section 2.
Assignee’s [Commitment] [Conduit Lending Limit] as of the Effective Date:	$

Principal Amount of Loans held by Assignee as of the Effective Date:	$

Section 3.
Effective Date:[3]	, 201

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Address for Notices:
[Insert]

[3]	This date should be no earlier than the date of acceptance by the Program Agent.

Accepted this [day] of [month], [year]

THE ROYAL BANK OF SCOTLAND PLC, as Program Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT I

FORM OF JOINDER AGREEMENT

Reference is made to the Loan and Servicing Agreement, dated as of July 23, 2010, among DT Warehouse IV, LLC, as Borrower, DT Credit Company, LLC, as Servicer, Wells Fargo Bank, National Association, as Backup Servicer, Paying Agent and Securities Intermediary, the Persons from time to time party thereto as Conduit Lenders, the financial institutions from time to time party thereto as Committed Lenders, the Persons from time to time party thereto as Managing Agents and The Royal Bank of Scotland PLC, as Program Agent for the Conduit Lenders and the Committed Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). To the extent not defined herein, capitalized terms used herein have the meanings assigned to such terms in the Agreement.

[New Managing Agent] (the “New Managing Agent”), [New Conduit Lender(s)] (the “New Conduit Lender(s)”) and [New Committed Lender(s)] (the “New Committed Lender(s)”; and together with the New Managing Agent and New Conduit Lender(s), the “New Lender Group”) agree as follows:

1. By execution and delivery of this Joinder Agreement and pursuant to Section 10.04 of the Agreement, the New Lender Group elects to become a “Lender Group” under the Agreement.

2. The effective date (the “Effective Date”) of this Joinder Agreement shall be the later of (i) the date on which a fully executed copy of this Joinder Agreement is delivered to the Program Agent, (ii) the date of this Joinder Agreement [and (iii) the effective date of that certain assignment agreement of even date herewith between the [New Committed Lender] [New Conduit Lender] and [Name of [Committed] [Conduit] Lender Assignor].

3. By executing and delivering this Joinder Agreement, each of the New Managing Agent, the New Conduit Lender(s) and the New Committed Lender(s) confirms to and agrees with each other party to the Agreement that (i) it has received a copy of the Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement; (ii) it will, independently and without reliance upon the Program Agent, any other Managing Agent, any other Lender or any of their respective Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement or any documents or agreements to be delivered thereunder; (iii) it appoints and authorizes the Program Agent to take such action as agent on its behalf and to exercise such powers pursuant to Article IX of the Agreement; (iv) it will perform in accordance with their terms all of the obligations which by the terms of the Agreement and the documents or agreements to be delivered thereunder are required to be performed by it as a Managing Agent, a Conduit Lender, or a Committed Lender, respectively; (v) its address for notices shall be the office set forth beneath its name on the signature pages of this Joinder Agreement; (vi) the Lender Group Limit for the New Lender Group shall be as set forth on the signature page hereto; and (vii) it is duly authorized to enter into this Joinder Agreement.

4. On the Effective Date of this Joinder Agreement, each of the New Managing Agent, the New Conduit Lender(s) and the New Committed Lender(s) shall join in and be a party to the Agreement and, to the extent provided in this Joinder Agreement, shall have the rights and obligations of a Managing Agent, a Conduit Lender and a Committed Lender, respectively, under the Agreement. Schedule II to the Agreement shall be amended to incorporate the information set forth on Schedule I to this Joinder Agreement and Schedule III shall be amended to incorporate the notice addresses set forth on the signature pages to this Joinder Agreement. [In addition, the New Conduit Lender hereby specifies that it is a “Pre-Review Conduit Lender”.]

5. This Joinder Agreement may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

7. Each of the parties hereto hereby waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise between or among the parties hereto, or any of them, arising out of, connected with, related to, or incidental to the relationship between them in connection with this Joinder Agreement. Instead, any dispute resolved in court will be resolved in a bench trial without a jury.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed by their respective officers thereunto duly authorized, as of this [    ] day of [        ], [20    ].

The “Lender Group Limit” for the New Lender Group is $[    ].

NEW CONDUIT LENDER(S):

[NAME(S)]

By:
Name:
Title:

Address for notices:
[Address]

NEW COMMITTED LENDER(S):

[NAME(S)]

By:
Name:
Title:

Address for notices:
[Address]

NEW MANAGING AGENT:

[NAME]

By:
Name:
Title:

Address for notices:
[Address]

AGREED TO THIS      DAY OF          201    :

THE ROYAL BANK OF SCOTLAND PLC,

as Program Agent

By:
Name:
Title:

By:
Name:
Title:

[EACH MANAGING AGENT],

as a Managing Agent

By:
Name:
Title:

DT WAREHOUSE IV, LLC,
as Borrower

By:
Name:
Title:

DT CREDIT COMPANY, LLC,
as Servicer

By:
Name:
Title:

SCHEDULE I

Reference Bank for New Lender Group:

Conduit Lending Limit(s) for New Conduit Lender(s):

Commitment(s) of New Committed Lender(s):

EXHIBIT J

FORM OF PREPAYMENT NOTICE

[Date]

To:	The Royal Bank of Scotland PLC (“RBS”), as Program Agent,

[Managing Agent], as a Managing Agent

Wells Fargo Bank, National Association, as Paying Agent

From:	DT Warehouse IV, LLC (the “Borrower”)

Re:	Loan and Servicing Agreement, dated as of July 23, 2010, among the Borrower, DT Credit Company, LLC, as Servicer, Wells Fargo Bank, National Association, as Backup Servicer, Paying Agent and Securities Intermediary, the Persons from time to time party thereto as Conduit Lenders, the financial institutions from time to time party thereto as Committed Lenders, the Persons from time to time party thereto as Managing Agents and RBS, as Program Agent for the Conduit Lenders and the Committed Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Terms defined in the Agreement are used herein with the same meaning.

Pursuant to Section 2.05 of the Agreement, the undersigned hereby notifies each Managing Agent of its intent to make certain prepayments (which shall be made ratably among the Lenders based on the aggregate outstanding Principal Amount of the Loans held by each) as outlined below. This notice must be received no later than 12:00 p.m. (New York City time) two (2) Business Days prior to the date of such payment.

1.	The aggregate amount (which shall be at least $500,000, or integral multiples of $100,000 in excess thereof) of the prepayment is: $

2.	The Business Day upon which the undersigned shall make such prepayment is: .

The undersigned hereby certifies that this prepayment notice is correct in all material respects as of the date so furnished.

DT WAREHOUSE IV, LLC,

as Borrower

By:
Name:
Title:

EXHIBIT K

FORM OF NOTICE OF EXCLUSIVE CONTROL

[to be placed on Program Agent letterhead]

NOTICE OF EXCLUSIVE CONTROL

[Date]

Wells Fargo Bank, National Association

MAC N9311-161

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479

Attention: Corporate Trust Services –

    Asset-Backed Administration

Re:	Loan and Servicing Agreement dated as of July 23, 2010 (the “Agreement”) by and among DT Warehouse IV, LLC, as borrower, DT Credit Company, LLC, as servicer, Wells Fargo Bank, National Association, as backup servicer, paying agent and securities intermediary, the persons from time to time parties thereto as conduit lenders, the financial institutions from time to time party thereto as committed lenders, the financial institutions from time to time party thereto as managing agents and The Royal Bank of Scotland PLC, as program agent

Ladies and Gentlemen:

This constitutes a Notice of Exclusive Control as referred to in paragraph 2.19(h) of the Agreement, a copy of which is attached hereto. Pursuant to such paragraph 2.19(h), we hereby notify you that we are exercising our rights to assume and exercise exclusive control of account number [—] maintained with you. [Available funds deposited in such accounts should be sent at the end of each day to [    ].

THE ROYAL BANK OF SCOTLAND PLC, as Program Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT L

FORM OF NOTE

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE DIRECTLY OR INDIRECTLY OFFERED OR SOLD OR OTHERWISE DISPOSED OF BY THE OWNER HEREOF UNLESS SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH STATE LAWS.

THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE LOAN AND SERVICING AGREEMENT, DATED AS OF JULY 23, 2010 (AS THE SAME MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME (THE “LOAN AGREEMENT”) AMONG DT WAREHOUSE IV, LLC, AS BORROWER, DT CREDIT COMPANY, LLC, AS SERVICER, WELLS FARGO BANK, NATIONAL ASSOCIATION, AS BACKUP SERVICER, PAYING AGENT, AND SECURITIES INTERMEDIARY, THE LENDERS AND MANAGING AGENTS FROM TIME TO TIME PARTY THERETO AND THE ROYAL BANK OF SCOTLAND PLC, AS PROGRAM AGENT. ANY SALE, TRANSFER OR ASSIGNMENT OF ANY INTEREST IN THIS NOTE MUST BE COMPLETED IN ACCORDANCE WITH THE LOAN AGREEMENT. BY ACCEPTANCE OF THIS NOTE, THE HOLDER AGREES TO BE BOUND BY ALL THE TERMS OF THE LOAN AGREEMENT.

$	[DATE]

FOR VALUE RECEIVED, the undersigned, DT WAREHOUSE IV, LLC, a Delaware limited liability company (the “Borrower”), promises to pay to the order of                                         , on the Maturity Date or when earlier required to be repaid as provided in the Loan Agreement referred to below, the principal sum of                                                       ($                    ) or, if less, the aggregate unpaid principal amount of all Loans shown on the schedule attached hereto (and any continuation thereof) and/or in the records of holder which are owed to the holder hereof pursuant to that certain Loan and Servicing Agreement, dated as of July 23, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), among the Borrower, DT Credit Corporation, as Servicer, Wells Fargo Bank, National Association, as Backup Servicer, Paying Agent and Securities Intermediary, the Lenders and Managing Agents from time to time party thereto and The Royal Bank of Scotland PLC, as Program Agent. Unless otherwise defined, capitalized terms used herein have the meanings provided in the Loan Agreement.

The Borrower also promises to pay Interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Loan Agreement.

Payments of both principal and Interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by the Program Agent pursuant to the Loan Agreement.

This Note is one of the Notes referred to in, and evidences indebtedness incurred under, the Loan Agreement, and the holder hereof is entitled to the benefits of the Loan Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the indebtedness evidenced by this Note and on which such indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

The holder hereof may sell, assign, transfer, negotiate, grant participations in or otherwise dispose of all or any portion of any Loans represented by this Note and the indebtedness evidenced by this Note only as provided in the legend to this Note and in the Loan Agreement.

Pursuant to the Loan Agreement, the Program Agent, acting solely for this purpose as an agent of the Borrower, maintains at the address referred to therein a copy of each Assignment and Acceptance and Joinder Agreement delivered to and accepted by it and the Register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of, each Loan funded by each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the holder hereof and the Borrower may treat each Person whose name is recorded in the Register as a Lender under the Loan Agreement for all purposes of the Loan Agreement. The Register shall be available for inspection by the holder hereof at any reasonable time and from time to time upon reasonable prior notice.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above

DT WAREHOUSE IV, LLC

By:
Name:
Title:

Schedule attached to Note dated [date] of DT Warehouse IV, LLC payable to the order of

Date of Loan or Repayment	Amount of Loan	Amount of Repayment

EXHIBIT M

FORM OF BORROWING BASE CERTIFICATE

[Attached]

EXHIBIT N

MASTER AGENCY AGREEMENT

[Attached]

SCHEDULE I

LENDER GROUPS

RBS Lender Group

Managing Agent:	The Royal Bank of Scotland PLC

Conduit Lenders:	Windmill Funding Corporation

Committed Lender:	The Royal Bank of Scotland PLC

Commitments:	$50,000,000

Reference Bank:	The Royal Bank of Scotland PLC

SCHEDULE II

NOTICE ADDRESSES

DT Warehouse IV, LLC

4020 East Indian School Road, Suite 630

Phoenix, AZ 85018

Telephone: (602) 667-2430

Attention: Secretary

DT Credit Company, LLC

4020 East Indian School Road

Phoenix, AZ 85018

Telephone: (602) 852-6600

Attention: Secretary

Wells Fargo Bank, National Association

MAC N9311-161

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479

Telephone: (612) 667-3464

Facsimile: (612) 667-8058

Attention: Corporate Trust Services – Asset-Backed Administration

The Royal Bank of Scotland PLC

550 West Jackson St.

Chicago, IL 60661

Attention: Joseph Kleinwachter

Telephone: 312 664 6587

Fax: 203-873-5749

E-mail: Joseph.Kleinwachter@rbs.com

Windmill Funding Corporation

c/o Global Securitization Services, LLC

68 South Service Road, Ste. 120

Melville, New York 11747

Attention: Frank B. Bilotta

Telephone: (212) 302-8331

Telecopy: (212) 302-8767

With a copy to:

RBS Global Banking and Markets

550 West Jackson Street

Chicago, Illinois 60661

Attention: WINDMILL-Administrator

Telephone: (312) 664-6566

Telecopy: (203) 873-4152

DBRS

140 Broadway, 35th floor

New York, New York 10005

Telephone: (212) 806-3277

Facsimile: (212) 806-3201

Attention: ABS Surveillance

With a copy to: ABS_surveillance@dbrs.com

SCHEDULE III

APPROVED SUB-SERVICERS

None

SCHEDULE IV

CONTRACT DEBTOR DOCUMENTS

Each of the following documents constitute the Contract Debtor Documents:

1. The Contract Delivery Documents;

2. The dealer invoice and invoices for any additional equipment included in the Contract, if applicable;

3. Each of the following: (a) the original signed completed credit application, (b) the credit bureau reports, (c) the completed credit investigation form, (d) the completed verification of employment and income forms, and (e) Contract Debtor references;

4. The Originator’s funds disbursement listing, if applicable;

5. A certificate for each type of Optional Contract Debtor Insurance purchased by Contract Debtor;

6. The Originator’s “deal structure” sheet;

7. The military pay allotment form if the Contract Debtor is in military service and if such allotment has been made; and

8. The payment history and accounting for the Contract.

SCHEDULE V

EMPLOYEE PURCHASE PROGRAM TERMS

Attached